    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997



                                                      REGISTRATION NO. 333-16495


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         BROOKS FIBER PROPERTIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                              4813                             43-1656187
  (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
   Incorporation or Organization)       Classification Code Number)             Identification No.)

                         ------------------------------

                      425 Woods Mill Road South, Suite 300
                         Town & Country, Missouri 63017
                                 (314) 878-1616
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                David L. Solomon
              Executive Vice President and Chief Financial Officer
                         Brooks Fiber Properties, Inc.
                      425 Woods Mill Road South, Suite 300
                            Town & Country, MO 63017
                                 (314) 878-1616
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   Copies to:

                John P. Denneen, Esq.                             Robert E. Buckholz, Jr., Esq.
                    Bryan Cave LLP                                     Sullivan & Cromwell
             211 N. Broadway, Suite 3600                                 125 Broad Street
            St. Louis, Missouri 63102-2750                           New York, New York 10004
                    (314) 259-2000                                        (212) 558-4000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
     BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 10, 1997


                                6,724,979 SHARES


                         BROOKS FIBER PROPERTIES, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
BROOKS LOGO                  ---------------------


     Of the 6,724,979 shares of Common Stock offered, 5,379,983 shares are being offered hereby in the United States and 1,344,996 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."



     All of the 6,724,979 shares of Common Stock offered hereby are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders. See "Principal and Selling Stockholders."


     SEE "RISK FACTORS" ON PAGES 13 TO 18 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK.


      The Common Stock is listed on the Nasdaq National Market under the symbol "BFPT." On January 9, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $25.375 per share. See "Price Range of Common Stock."

                             ---------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                                           INITIAL PUBLIC   UNDERWRITING   PROCEEDS TO SELLING
                                           OFFERING PRICE   DISCOUNT(1)      STOCKHOLDERS(2)
                                          ------------------------------------------------------
Per Share.................................        $              $                  $
Total(3)..................................        $              $                  $


---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Estimated expenses of $          are payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 806,998 shares at the initial public offering price, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 201,749 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds
    to Company will be $          , $          and $          , respectively.
    See "Underwriting."

                             ---------------------


     The shares are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on or about
                    , 1997 against payment therefor in immediately available funds.


                              Joint Lead Managers

GOLDMAN, SACHS & CO.                                        SALOMON BROTHERS INC


                                  Co-Managers



DEUTSCHE MORGAN GRENFELL                                         LEHMAN BROTHERS

                             ---------------------


               The date of this Prospectus is             , 1997.

                 [MAP OF THE UNITED STATES INDICATING LOCATIONS


                   OF THE REGISTRANT'S NETWORKS IN OPERATION


                            AND UNDER CONSTRUCTION.]



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information, including the Company's consolidated financial statements and notes thereto, contained herein. Unless otherwise noted, references to the "Company" are to Brooks Fiber Properties, Inc., a Delaware corporation, and its consolidated subsidiaries. Capitalized terms used in this Prospectus which are not otherwise defined herein have the respective meanings ascribed to them in the Glossary included as Annex A hereto. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the over-allotment options granted to the Underwriters.

                                  THE COMPANY


     The Company is a leading full service provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected markets within the United States (see "The Competitive Local Telecommunications Industry"). The Company acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers ("IXCs"), Internet Service Providers ("ISPs"), wireless carriers and business, government and institutional end users with an alternative to the incumbent local exchange companies (the "ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services.



     The Company has completed the first year of its entry into the fully competitive switched services or local exchange market. The initial performance from the Company's entry into switched services has yielded results, both in terms of lines connected and revenues received, that are substantially in excess of the Company's expectations. As a result, the Company has revised its capital deployment plans to allow for an increased level of demand-driven capital spending necessary to take full advantage of the opportunities presented in the switched services portion of the marketplace. The Company has revised its network development plans to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significantly higher percentage of the market by extending its networks to serve most, if not all, of the ILECs' central offices in its markets and (ii) more rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services. Through its equity and debt financings to date, the Company has raised approximately $800 million to fund the Company's acquisition and development of its initial 30 networks, including funds necessary for the expansion of such networks in accordance with the Company's capital deployment plans described above. The Company intends to use the net proceeds from additional financings to be obtained in the future to fund the Company's expansion from 30 to 40 networks by the end of 1997. See "Financing Plan" below.



     The Company currently has systems in 30 cities, consisting of systems in operation in 22 cities and under construction in eight cities. The Company's networks under construction are all expected to become operational by the end of the second quarter of 1997. Networks are considered operational when they are able to begin providing services to customers. The Company's networks are located in three regions -- the Eastern Region, Central Region and Western Region. See "Business of the Company -- Cities Served." The Company specifically targets second and third tier markets (those with populations ranging from 250,000 to two million) with attractive demographic, economic, competitive and telecommunications demand characteristics. The Company's networks are generally designed to access at least 70% to 80% of the identified business, government and institutional end user revenue base and the IXC facilities ("Points of Presence" or "POPs") and substantially all of the central offices of the ILECs within their markets. In accordance with the pro-competitive provisions of the Telecommunications Act of 1996, the Company has established interconnection agreements with ILECs for 26 of its 30 networks. The Company is also certified as a CLEC in 26 of its 30 networks. At November 30, 1996, the Company had a total of 20 digital telephone switches installed in its networks. Switches have been deployed to serve substantially all of the Company's operating networks. The Company has increased the number of networks in operation or under construction from 11 at December 31, 1994 to 30 at present. At November 30, 1996, the Company had a total of 931 route miles of optical fiber cable installed, 454,815 voice grade equivalent
(VGE) circuits in service, 17,914 CLEC lines installed and 831 on-net and 1,273 off-net buildings connected.



     The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and 50 cities by the end of 1998. The Company expects its expansion into additional cities will be accomplished by the acquisition of existing networks as well as the construction of new networks. The Company currently has no agreement, understanding or arrangement for any acquisition, but it is in discussions concerning pending proposals for (1) a joint venture for the construction of three networks located in Maine and New Hampshire and (2) the acquisition of three networks located in Utah, Nevada and Idaho. See "-- Recent Developments." For a discussion of the steps the Company takes in acquiring and developing new networks, see "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." See also "Risk Factors -- Significant Future Capital Requirements; Substantial Indebtedness," "-- Risks Associated with Implementation of Growth Strategy" and "-- Risks Associated with Possible Acquisitions."



     The Company believes that there are attractive return opportunities for CLECs in second and third tier markets due to the combination of (i) continuing pro-competitive regulatory changes that have increased the addressable market for CLEC services and (ii) the competitive dynamics which, until 1994, focused CLEC network development primarily in larger markets. See "Business of the Company -- CLEC Market Potential," "The Competitive Local Telecommunications Industry" and "Regulatory Overview."



     The Company's current annualized revenues, based on September 1996 revenues, are $60.1 million, as compared with total revenues in 1995 of $14.2 million ($23.1 million on a pro forma basis giving effect to the acquisition of Brooks Telecommunications Corporation ("BTC") on January 2, 1996 and the acquisition of City Signal, Inc. (the "City Signal Acquisition") on January 31,
1996) and total revenues of $2.8 million in 1994, the Company's first full year of operation. Since inception, the Company's operations have resulted in earnings (losses) before minority interests, interest, taxes, depreciation and amortization (EBITDA) of ($204,000) for the period from November 10, 1993 through December 31, 1993, ($2.7) million for the year ended December 31, 1994, ($4.4) million for the year ended December 31, 1995 and ($9.9) million for the nine months ended September 30, 1996. As of September 30, 1996, the Company had an accumulated deficit of $40.4 million. As of September 30, 1996, on a pro forma adjusted basis giving effect to (i) the receipt of $217.2 million pursuant to the Company's 11 7/8% Senior Discount Note Offering, (ii) the exchange of minority interests in the Company's subsidiaries for an aggregate of 1,192,980 shares of Common Stock since September 30, 1996 and (iii) the receipt of $7.7 million upon exercises of warrants and options to purchase an aggregate of 1,878,851 shares of Common Stock since September 30, 1996, the Company had cash, cash equivalents and marketable securities of $554.5 million, total assets of $870.2 million, long-term debt of $539.5 million and paid-in capital of $349.7 million. See "Capitalization."


     Initially, the Company's revenues were derived primarily from end user to end user private line connections and from a variety of access services including: (i) access between IXCs, (ii) access between end users and IXCs,
(iii) collocated special access and (iv) collocated POP to ILEC switched access transport. The Company is expanding its revenue base by entering new markets, by continuing to develop and add to its existing systems and by continuing to add capabilities to offer switched services and local dial tone, centrex, switched access origination and termination services and desktop products. The Company is also adding capabilities to provide other enhanced services, such as high speed video conferencing, frame relay, ATM-based packet transport services and Internet access products, in all of its operating networks by the end of 1997. See "Business of the Company -- Current Products and Services" and "-- Planned Products and Services."

     The Company has assembled an experienced management, sales and operations team with extensive experience and strong contacts within the telecommunications industry. See "Management."

                             CLEC MARKET POTENTIAL

     Industry sources have estimated that the 1995 aggregate revenues of all ILECs approximated $102 billion of which approximately $89 billion was derived from switched services. Initially, CLECs were able to compete for only the non-switched special access/private line services portion of this market (which accounted for an estimated $8.6 billion of ILEC revenues in 1995). Accordingly, the development of competitive networks occurred initially in larger metropolitan areas that have proportionately greater revenue potential for this limited portion of the local exchange market. However, since February 1994, as a result of actions by the FCC requiring ILECs to allow CLECs to connect their networks to the ILECs' networks (the "Interconnection Decisions"), CLECs have also been permitted to compete for the collocated special access and switched access transport/termination services portion of this market (which together accounted for an estimated $13.8 billion of ILEC revenues in 1995). This has enhanced the opportunities for the development of competitive networks in second and third tier cities, which constitute a significant portion of the local exchange market. In addition, most states have taken regulatory and legislative action to open their markets to local exchange competition. The Company expects that continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities to introduce additional services, expand the Company's networks and address a larger customer base. The Company also expects that access revenues from IXCs will increase as the IXCs move their access business away from the ILECs (which are seeking the regulatory approvals necessary to compete with the IXCs in providing long distance service) to competitive providers of local telecommunications services. On October 15, 1996, the United States Court of Appeals for the Eighth Circuit issued a partial stay, pending a hearing on the merits, of FCC rules that had been scheduled to come into effect on October 1, 1996 that set forth the amounts that ILECs can charge CLECs and other telecommunications providers for access to the ILEC's networks. However, in this ruling, which applies solely to pricing issues and the so-called "pick and choose" rules, the Court did not stay the effectiveness of the FCC rules requiring interconnection. As a result, the stay is not expected to have any material effect on the Company's existing interconnection agreements with ILECs or the pricing provisions thereof. See "Regulatory Overview -- Federal Regulation."

                               CORPORATE STRATEGY

     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of the Company's strategy include:

          TARGET SECOND AND THIRD TIER MARKETS. The Company believes that continuing pro-competitive regulatory changes and the broadening range of services that can be offered by CLECs present attractive opportunities for new CLEC entrants in second and third tier markets where there are typically fewer CLEC competitors than in first tier markets and where the ILECs generally have placed a lower priority on installing fiber optic systems comparable to those being installed by the Company. As an early entrant in selected second and third tier markets, the Company believes it can attain a leadership position by securing needed franchises and rights-of-way, installing robust state-of-the-art CLEC networks and facilities (i.e., networks which are capable of reaching at least 70% to 80% of identified business end-users in the market and most, if not all, of the ILEC's central offices) and establishing customer relationships with IXCs, ISPs, wireless carriers and business, government and institutional end users that will enable it to take advantage of the attractive potential growth rates for local exchange service revenues in those markets.


          AGGRESSIVELY PURSUE SWITCHED SERVICES OPPORTUNITY. The Telecommunications Act of 1996 mandates that ILECs throughout the U.S. enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of these and other pro-competitive policies creates favorable opportunities to pursue more aggressively the provision of local switched services. The Company has a total of 20 digital telephone switches installed in its operating networks and plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products. The Company currently offers such services and products in substantially all of its operating networks and expects to offer such services and products in all of its operating networks by the end of the second quarter of 1997. The Company has increased the number of CLEC lines in service from 3,187 at December 31, 1995 (on a pro forma basis giving effect to the City Signal Acquisition) to 17,914 at November 30, 1996, with annualized CLEC revenues increasing from $2.5 million based on December 1995 revenues to $10.2 million based on September 1996 revenues. See "Business of the Company -- Current Products and Services."


          EXPAND ENHANCED SERVICE OFFERINGS. Consistent with its strategy of aggressively pursuing switched services opportunities, the Company is expanding its capabilities to provide flexible, enhanced services that complement its switch-based services. Such enhanced services include, among others, high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. The Company is currently offering such services in certain markets and expects to offer such services in all of its operating networks by the end of 1997. The Company also plans to continue to upgrade and add to its systems and services as technology and regulations permit. See "Business of the Company -- Planned Products and Services."

          CONTINUE TO BUILD OUT EXISTING SYSTEMS. The Company strives to build a sufficient revenue base in each of its systems to generate the cash flow necessary to enable it to devote more resources to developing and expanding its systems as opposed to funding initial operating losses. As a result of favorable regulatory developments and the Company's initial favorable experiences with the provision of local switched services, the Company has determined to more rapidly develop and expand its systems. Its plans include increasing the number of cities served, expansion of its existing networks and accelerating the deployment of switches and ILEC central office collocations. The Company believes that its access to significant capital and technical resources and its ongoing efforts to develop close working relationships with its IXC customers (see "--Build on strategic relationships" below) will enable it to more rapidly develop and expand its systems, add to its service offerings and establish the strong customer relationships necessary to solidify its competitive position in its selected markets.

          CONTINUE TO INCREASE THE NUMBER OF CITIES SERVED. The Company recently achieved its long-held strategic objective of having systems in operation or under construction in a total of 30 cities by the end of 1996. The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and a total of 50 cities by the end of 1998. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. See "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." By adding networks, the Company believes it can increase revenues and obtain economies of scale in its operating costs.

          BUILD ON STRATEGIC RELATIONSHIPS. In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, the Company has established close business alliances with major IXCs, including joint ventures and preferred vendor relationships. In accordance with this strategy, (1) in September 1995, the Company and MCImetro Access Transmission Services, Inc. ("MCImetro"), a wholly-owned subsidiary of MCI Communications Corporation ("MCI"), formed a joint venture company to operate and expand the Company's existing networks in San Jose, California and its environs, and in May and June 1996, the Company and MCImetro entered into agreements which provide that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets and pursuant to which MCImetro acquired a minority investment in the Company's Sacramento, California network, and made an additional investment in the San Jose joint venture company (see "Recent Developments" below), and (2) in December 1995, the Company concluded a national preferred vendor agreement with AT&T Communications, Inc. ("AT&T Communications"), a wholly-owned subsidiary of AT&T Corp. ("AT&T"), pursuant to which the Company expects to become AT&T Communications' preferred supplier of local access services in most of the Company's markets. The Company believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell the Company's products and services and expand the Company's potential revenue base. In addition, the Company believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers. The Company has organized a national account marketing organization to manage such relationships. The Company believes this marketing effort, along with its number of cities served, financial resources and telecommunications expertise, position it well to develop and maintain these strategic relationships. See "Business of the Company -- Strategic Relationships."

          LEVERAGE UPON GLA'S SIGNIFICANT TELECOMMUNICATIONS INFRASTRUCTURE CAPABILITIES. GLA International, Inc. ("GLA"), a wholly-owned subsidiary of the Company, offers a full range of consulting, management, engineering and information system solutions for telecommunications companies. GLA provides a full range of network engineering, construction, design and strategic planning services, as well as financial and management software products, including specifically designed software for billing systems, toll rating, plant records and financial applications. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed for the Company's CLEC business.

                              RECENT DEVELOPMENTS

     The Company has recently completed two acquisitions of long distance service providers for small and medium-sized business customers in California to complement its existing long distance and facilities management resale businesses. Effective July 1, 1996, the Company acquired the stock of ALD Communications, Inc. ("ALD"), a switchless reseller of long distance services and a shared tenant service provider of telecommunications services primarily to customers in the San Francisco, California area with aggregate annualized revenues of approximately $6.4 million, based on August 1996 results. Effective September 1, 1996, the Company also acquired Bittel Telecommunications Corporation ("Bittel"), a switch-based long distance reseller serving the San Francisco and Los Angeles markets with annualized revenues of approximately $9 million, based on July 1996 results. By acquiring ALD and Bittel, the Company not only added businesses that complement its own long distance and facilities management resale businesses but was also able to increase its end user sales force.


     The Company believes that Internet and Intranet products and services complement the Company's existing telecommunications services and present the Company with potential revenue opportunities, through both the retention of existing customers and the addition of new customers. To pursue such opportunities, on June 25, 1996, the Company formed a strategic alliance with World-Net Access, Inc. ("World-Net"), a privately-held development stage company founded to form a national ISP network. The Company has invested a total of $20 million for a 25.5% fully-diluted interest in World-Net, and it is possible that the Company may commit additional funds in furtherance of this strategic alliance. The Company intends that both companies will seek ways to work together to provide customer oriented Internet and Intranet communications solutions. The Company plans to develop and offer a wide range of Internet-related services to users of World-Net's national ISP network, including various dial-up and dedicated Internet access options.

     In accordance with the provisions of the agreements between the Company and MCImetro (see "Corporate Strategy -- Build on strategic relationships" above), on October 10, 1996, MCImetro exchanged the agreed value of its investments in subsidiaries of the Company for 958,720 shares of the Company's Common Stock.


     On October 24, 1996, the Company and MaineCom Services, Inc. ("MaineCom"), a subsidiary of Central Maine Power Company, entered into a letter of intent to form a joint venture company, to be owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine, and Nashua and Manchester, New Hampshire, and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future. The transaction is subject to execution of definitive agreements and regulatory approvals.



     On November 7, 1996, the Company raised net proceeds of approximately $217.2 million through the sale of $400.0 million aggregate principal amount of 11 7/8% Senior Discount Notes due November 1, 2006 (the "11 7/8% Senior Discount Notes"). See "Financing Plan -- Debt Financing" below.


     On November 12, 1996, AT&T Credit Corporation ("AT&T Credit") exchanged the agreed value of its investments in certain subsidiaries of the Company made in connection with certain loans to the Company (see "Financing Plan -- Debt Financing" below) for an aggregate of 234,260 shares of the Company's Common Stock.


     The Company is discussing with a third party the acquisition by the Company of networks in operation and under construction in Salt Lake City, Utah, Reno, Nevada and Boise, Idaho. The proposal is subject to completion of appropriate due diligence by the Company and the negotiation and execution of acquisition agreements approved by the Boards of Directors of both parties.


                                 FINANCING PLAN

     The Company believes its financing plan will enable it to implement the pace and scope of its business strategy. To date, the Company has raised financing primarily from the following sources:


          EQUITY CAPITAL. Through its May 1996 initial public offering (the "IPO") and two previous rounds of private equity financing, the Company raised approximately $292.3 million. Total pro forma contributed capital as of September 30, 1996 of $349.7 million reflects such public and private financing as well as equity capital received in connection with the City Signal Acquisition and the merger with BTC, and the issuance of 1,192,980 shares in exchange for minority investments in the Company's subsidiaries and 2,021,181 shares upon exercise of warrants and options, including 451,582 shares issued to members of senior management upon exercise of stock options on January 1, 1997. See "Business of the Company -- Strategic Relationships," "Capitalization," "Management -- Executive Compensation -- Stock Option Plan," "Certain Relationships and Related Transactions," and "Unaudited Pro Forma Combined Consolidated Financial Information."


          DEBT FINANCING. On November 7, 1996, the Company completed the issuance and sale of the 11 7/8% Senior Discount Notes, for which the Company received proceeds net of underwriting discounts of approximately $217.2 million (the "11 7/8% Senior Discount Note Offering"). On February 26, 1996, the Company completed the issuance and sale of $425.0 million aggregate principal amount of 10 7/8% Senior Discount Notes due March 1, 2006 (the "10 7/8% Senior Discount Notes" and, together with the 11 7/8% Senior Discount Notes, the "Senior Discount Notes"), for which the Company received proceeds net of underwriting discounts of approximately $241.0 million. The Company has also obtained secured financing under a line of credit from AT&T Credit, which totals $50.0 million (the "AT&T Credit Facility"), and a

     $10 million secured revolving line of credit for a subsidiary from Fleet National Bank (the "Bank Credit Facility"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Historically, the Company has funded in advance its expected capital needs for network construction and acquisition, as well as its needs for the development and expansion of its networks. Following initial market entry, the Company's capital deployment plans for the development and expansion of its networks have been largely demand driven, including capital spending necessary to take full advantage of the opportunities presented in the switched services portion of the marketplace. The Company recently revised its network development plans to provide for the Company to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significantly higher percentage of the market by extending its networks to serve most, if not all, of the ILEC's central offices in its markets and (ii) more rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services. The Company's previous estimate of capital spending during 1996 and 1997 to fund the development and expansion of the Company's initial 30 networks was $290 million, of which $134.3 million was spent through September 30, 1996. The Company now estimates that it will invest an additional $200 million associated with its initial 30 networks to fund these capital needs during 1997 and 1998. The Company currently intends to use the net proceeds from additional financings to be obtained in the future to fund the Company's expansion from 30 to 40 networks by the end of 1997.


     The Company's longer-term strategy contemplates that the Company will have networks serving a total of 50 cities in operation or under construction by the end of 1998, which will require substantial additional capital. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. The Company will continue to evaluate additional revenue opportunities in each of its markets and other strategic initiatives, and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities, such as costs required to extend a network or install additional electronics to meet specific customer requirements. The Company expects to meet its additional capital needs with the proceeds from the sale of additional equity securities, additional borrowings under existing and future credit facilities and joint ventures. However, there can be no assurance that the Company will be able to generate or raise sufficient capital to enable it to fully realize all of its strategic objectives.

     The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower. See "Risk Factors -- Significant Future Capital Requirements; Substantial Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS


     The statements contained in this Prospectus which are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and 50 cities by the end of 1998 and its expectations for the deployment of switches serving all of its operating networks by the end of the second quarter of 1997, are only predictions; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to access markets, identify, finance and complete suitable acquisitions, design fiber optic backbone routes, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as favorable regulatory, legislative and judicial developments.

                                  THE OFFERING


Common Stock offered................      6,724,979 shares


Common Stock outstanding(1).........     31,533,721 shares

Nasdaq National Market symbol.......     BFPT
---------------

(1) Excludes 3,287,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at January 9, 1997, of which 1,722,060 shares were subject to warrants and options exercisable within 60 days at a weighted average exercise price of $14.31 per share. See "Description of Capital Stock."



                                  RISK FACTORS


     Prospective investors should carefully consider the matters set forth under "Risk Factors" on pages 13 through 18.

                          ADDRESS AND TELEPHONE NUMBER

     The Company's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number is (314) 878-1616.

      SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER OPERATING DATA


     The summary financial data presented below (other than the pro forma data) as of and for the periods ended December 31, 1995, 1994 and 1993 are derived from and qualified by reference to the audited consolidated financial statements of the Company contained herein. The Company's consolidated financial statements as of December 31, 1995, 1994 and 1993, and for the years ended December 31, 1995 and 1994, and for the period from inception to December 31, 1993, have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data for the three months and nine months ended September 30, 1996 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such period. The results for the nine months ended September 30, 1996 are not necessarily indicative of the operating results to be expected for the entire year. The unaudited pro forma statement of operations data for the year ended December 31, 1995 gives effect to the merger with BTC and the City Signal Acquisition using the purchase method of accounting and assuming that such transactions were consummated on January 1, 1995. All of the summary financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Combined Consolidated Financial Information," and the Consolidated Financial Statements of the Company, BTC and City Signal, Inc. and notes thereto contained elsewhere in this Prospectus.



                                                                    YEAR ENDED DECEMBER 31,
                                                               ----------------------------------
                                                PERIOD FROM                                             THREE           NINE
                                                NOVEMBER 10,                                           MONTHS          MONTHS
                                                 1993(1) TO                                             ENDED           ENDED
                                                DECEMBER 31,                           PRO FORMA    SEPTEMBER 30,   SEPTEMBER 30,
                                                    1993        1994        1995         1995           1996            1996
                                                ------------   -------   ----------   -----------   -------------   -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
                                                             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Telecommunications service revenue..............    $    2     $ 2,809   $   14,160   $   23,072     $    12,943     $    28,147
Costs and expenses:
 Service costs..................................        --       1,557        7,177       16,319           6,125          12,585
 Selling, general and administrative expenses...       206       3,966       11,405       15,352          10,158          25,504
 Depreciation and amortization..................         3         663        4,118        8,018           4,265           9,859
                                                    ------     -------   ----------   ----------      ----------      ----------
                                                      209        6,186       22,700       39,689          20,548          47,948
Loss from operations............................      (207)     (3,377)      (8,540)     (16,617)         (7,605)        (19,801)
Interest and other income (expense), net........         2        (598)      (2,096)      (2,142)         (2,837)         (8,176)
                                                    ------     -------   ----------   ----------      ----------      ----------
 Net loss before minority interests.............      (205)     (3,975)     (10,636)     (18,759)        (10,442)        (27,977)
                                                    ------     -------   ----------   ----------      ----------      ----------
 Minority interests(2)..........................        --          78        1,085        1,085             451           1,590
                                                    ------     -------   ----------   ----------      ----------      ----------
 Net loss.......................................    $ (205)    $(3,897)  $   (9,551)  $  (17,674)    $    (9,991)    $   (26,387)
                                                    ======     =======   ==========   ==========      ==========      ==========
Pro forma net loss per share(3).................        --          --   $     (.49)  $     (.84)    $      (.35)    $     (1.10)
                                                    ======     =======   ==========   ==========      ==========      ==========
Pro forma weighted average number of shares
 outstanding(3).................................        --          --   19,523,584   20,951,862      28,368,352      24,071,672
                                                    ======     =======   ==========   ==========      ==========      ==========
OTHER DATA:
 EBITDA(4)......................................    $ (204)    $(2,714)  $   (4,422)  $   (8,492)    $    (3,340)    $    (9,942)
 Capital expenditures, including acquisitions of
   businesses, net of cash......................        --      42,362       41,518       48,883          75,118         137,053



                                                         AS OF                                                          AS OF
                                                      DECEMBER 31,         AS OF         AS OF          AS OF       SEPTEMBER 30,
                                                   ------------------    MARCH 31,     JUNE 30,     SEPTEMBER 30,       1996
                                                    1994       1995        1996          1996           1996        PRO FORMA(5)
                                                   -------   --------   -----------   -----------   -------------   -------------
                                                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
                                                   (AMOUNTS IN THOUSANDS EXCEPT RATIOS)
BALANCE SHEET DATA:
 Cash and cash equivalents.......................  $ 8,795   $ 59,913    $ 253,796     $ 256,224      $ 203,034       $ 427,880
 Marketable securities...........................       --         --       25,159       150,178        126,634         126,634
 Working capital.................................   15,862     57,913      264,772       402,920        325,266         550,112
 Total assets....................................   71,325    146,610      449,135       633,825        637,350         870,176
 Long-term debt, less current portion............   29,403     43,977      298,529       306,391        314,440         539,548
 Paid-in capital.................................       --         --      145,569(6)    330,963(6)     331,179(6)      349,663(6)
 Total stockholders' equity(7)...................   36,699     93,455      125,264       300,535        290,759       ---------
                                                                                                                        309,243



                                                       AS OF
                                                    DECEMBER 31,           AS OF          AS OF          AS OF          AS OF
                                                 ------------------      MARCH 31,      JUNE 30,     SEPTEMBER 30,   NOVEMBER 30,
                                                  1994       1995           1996          1996           1996            1996
                                                 -------   --------     ------------   -----------   -------------   ------------
                                                    (UNAUDITED)         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
NETWORK DATA:
 Cities in operation...........................        5         11             13             18             22             22
 Cities under construction.....................        6         10             12              8              8              8
 On-net buildings connected....................       62        216            495            644            734            831
 Route miles...................................      107        262            506            705            787            931
 Fiber miles...................................    6,437     17,111         26,659         43,152         50,572         61,323
 VGE circuits(8)...............................   59,208    122,617        165,122        243,171        358,640        454,815
 Switches installed............................       --          1              3              9             17             20
 CLEC lines in service.........................       --      3,187(9)       5,802          9,226         13,107         17,914
 Employees.....................................       89        165            456            571            711            776


---------------
 (1) The Company was organized on November 10, 1993.
 (2) Minority interests represent the ownership interests of minority investors in certain of the Company's subsidiaries. Since September 30, 1996, the Company has issued an aggregate of 1,192,980 shares of Common Stock in exchange for all of the Company's then-existing minority interests.
 (3) Pro forma net loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued at prices below the May 1996 initial public offering price of $27.00 per share, and stock options and warrants granted with exercise prices below the initial public offering price during the twelve-month period preceding the date of the initial filing of the Company's Registration Statement relating to the IPO have been included in the calculation of Common Stock equivalent shares for the nine months ended September 30, 1996, using the treasury stock method, as if such shares, options and warrants were outstanding for all of 1995 and for the entire six-month period ended June 30, 1996. For the three months ended September 30, 1996, the weighted average number of shares was based on Common Stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.
 (4) EBITDA consists of net income (loss) before minority interests, interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows appearing elsewhere in this Prospectus.

 (5) On a pro forma basis giving effect to (i) the sale of the 11 7/8% Senior Discount Notes on November 7, 1996 and (ii) the exchange of minority interests for shares of Common Stock and the exercise of warrants and options since September 30, 1996. See "Capitalization."

 (6) Amount represents the total of Common Stock, additional paid-in capital, and Common Stock subject to redemption.
 (7) Amount represents paid-in capital less accumulated deficit. See note (6) above.
 (8) Voice grade equivalent circuits.
 (9) On a pro forma basis giving effect to the City Signal Acquisition.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its businesses before purchasing the shares of Common Stock offered hereby.

LIMITED HISTORY OF OPERATIONS; NEGATIVE CASH FLOW AND OPERATING LOSSES

     The Company was formed in November 1993. At January 1, 1996, only three of the Company's networks that the Company acquired had been in operation for more than 24 months. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in shares of Common Stock of the Company. Given the Company's limited operating history, there is no assurance that it will be able to generate sufficient cash flow to service its debt and to compete successfully in the telecommunications business.

     The development of the Company's businesses and the acquisition, installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Such capital expenditures are expected to increase as the Company decides to pursue opportunities created by the accelerated pace of regulatory changes designed to open local exchange markets to CLEC competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of the Company -- CLEC Market Potential." These expenditures, together with the associated early service costs, result in negative cash flow and operating losses until an adequate revenue base may be established. There can be no assurance that an adequate revenue base will be established in each of the Company's systems. Since inception, the Company's operations have resulted in earnings (losses) before minority interests, interest, taxes, depreciation and amortization (EBITDA) of ($204,000) for the period from November 10, 1993 through December 31, 1993, ($2.7) million for the year ended December 31, 1994, ($4.4) million for the year ended December 31, 1995 and ($9.9) million for the nine months ended September 30, 1996. As of September 30, 1996, the Company had an accumulated deficit of approximately $40.4 million. On a pro forma basis, assuming the merger with BTC and the City Signal Acquisition were completed on January 1, 1995, the Company would have had EBITDA of ($8.5) million for the year ended December 31, 1995, and, assuming the City Signal Acquisition was completed on January 1, 1996, the Company would have had EBITDA of ($10.1) million on a pro forma basis for the nine months ended September 30, 1996. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results. It is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. Certain of the expenditures are expensed as incurred, while certain other expenditures are capitalized. The Company will continue to incur expenditures in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to service its debt.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; SUBSTANTIAL INDEBTEDNESS


     Expansion of the Company's existing networks and services, the acquisition and development of new networks and services and the funding of initial operating losses will require significant capital expenditures. The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and 50 cities by the end of 1998. The Company has deployed switches serving substantially all of the Company's operating networks. The Company is also adding capabilities to provide enhanced services such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products and expects to offer such services in all of its operating networks by the end of 1997. The Company currently intends to fund its expansion from its initial 30 networks to 40 networks and the deployment of switches in all of such networks with full capabilities for local dial tone and switched access termination and origination services, with the net proceeds from additional financings to be obtained in the future. The Company's growth into 50 cities and additional funds to support other strategic initiatives will require substantial additional capital. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities. The Company expects to meet such additional capital needs with additional borrowings under existing and future credit facilities, proceeds from the sale of additional equity securities and joint ventures. There can be no assurance, however, that the Company will be successful in raising sufficient additional debt or equity capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in sufficient amounts. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry.


     The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower.


     At September 30, 1996, on a pro forma basis giving effect to the 11 7/8% Senior Discount Note Offering and the conversion of $50 million aggregate principal amount of subsidiary secured indebtedness to parent company secured indebtedness on November 12, 1996, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $546.8 million, of which $50 million would have been secured obligations, and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $14.1 million, of which $0.1 million would have represented secured obligations. The Company expects to fund at least a portion of its capital needs through additional borrowings, and there can be no assurance as to the Company's ability to service its existing or future indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


HOLDING COMPANY STRUCTURE

     The Company is a holding company which derives substantially all of its revenues from its subsidiaries. As such, the Company is dependent to some extent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its cash obligations. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient surplus funds and restrictive covenants in debt agreements that may restrict the ability of certain subsidiaries to pay dividends to the Company. However, the Company does not believe that such restrictions will have a material impact on the Company's ability to meet its cash obligations. See "-- No Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

     The expansion and development of the Company's operations will depend, among other things, on the Company's ability to assess markets, identify, finance and complete suitable acquisitions, design fiber optic network backbone routes, install cable and facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. As a result, there can be no assurance that the Company will be able successfully to expand its existing networks or acquire or develop new networks in a timely manner in accordance with its strategic objectives.

     The Company expects to continue to enhance its systems in order to offer its customers switched access termination and origination services and local dial tone, centrex and desk top products, as well as other enhanced services in all of its systems as quickly as practicable and as permitted by applicable regulations. The Company believes its ability to offer, market and sell these additional products and services will be important to the Company's ability to meet its long term strategic growth objectives, but is dependent on the Company's ability to obtain the needed capital, favorable regulatory, legislative and judicial developments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to obtain such capital or that such developments or acceptance will occur.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company expects a substantial part of its future growth will come from acquisitions. The acquisition of additional systems will depend on the Company's ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance any such acquisitions. The Company will also be subject to competition for suitable acquisition candidates. Any acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. As a result, there can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be made in a timely manner or on terms favorable to the Company or would be successfully integrated into the Company's operations.

COMPETITION

     In each of the cities served by the Company's networks, the services offered by the Company compete principally with the services offered by the ILEC serving that area. ILECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. While the FCC's Interconnection Decisions and the Telecommunications Act of 1996 provide increased business opportunities to CLECs such as the Company, they also provide the ILECs with increased pricing flexibility for their services and other regulatory relief, which could also have a material adverse effect on CLECs, including the Company. If the ILECs are allowed by regulators to lower their rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge CLECs substantial fees for interconnection to the ILECs' networks, the income of CLECs, including the Company, could be materially adversely affected.


     The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including other CLECs, AT&T, MCI, Sprint Corporation ("Sprint"), WorldCom, Inc. ("WorldCom") and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In January 1994, MCI announced that its MCImetro unit would invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets in the United States to provide direct connection to its customers and to provide alternative local telephone services to other IXCs. The recently announced acquisition of MCI by British Telecommunications could increase the resources available to MCI for the above purposes. AT&T has also indicated its intention to offer local telecommunications services in certain U.S. markets, either directly or in conjunction with CLECs or cable operators, and WorldCom and MFS Communications Company, Inc. ("MFS Communications"), a major CLEC, completed a merger on December 31, 1996. A continuing trend toward combinations and strategic alliances in the telecommunications industry, including potential consolidation among RBOCs, or among CLECs in second and third tier cities, or transactions between telephone companies and cable companies outside of the telephone company's service area, or between IXCs and CLECs, could give rise to significant new competitors.


     The Company believes that various legislative initiatives, including the Telecommunications Act of 1996, as well as a recent series of completed and proposed transactions between ILECs, IXCs and cable companies, increase the likelihood that barriers to local exchange competition will be removed more quickly than had earlier been anticipated. The introduction of such competition, however, also means that ILECs may be authorized to provide long distance services under provisions of the Telecommunications Act of 1996 more quickly than had earlier been anticipated. When ILECs are permitted to provide such services, they will ultimately be in a position to offer single source service. See "Regulatory Overview."

     The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

     Many of the Company's current and potential competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Competition" for more detailed information on the competitive environment faced by the Company.

DEPENDENCE ON BUSINESS FROM IXCS

     For the three months ended September 30, 1996, approximately 21% of the Company's consolidated revenues were attributable to access services provided to IXCs. Approximately 12% of such consolidated revenues were attributable to services provided to MCI and its affiliates. The loss of access revenues from IXCs in general or the loss of MCI as a customer could have a material adverse effect on the Company's business. See "Business of the Company -- Strategic Relationships" and "-- Sales and Marketing -- Wholesale Customers."

     In addition, the Company's growth strategy assumes increased revenues from IXCs following the deployment of switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

REGULATION


     The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the FCC has determined that non-dominant carriers, such as the Company and its subsidiaries, are required to file interstate tariffs on an ongoing basis. The Company's subsidiaries that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. Although the trend in federal and state regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In particular, the Company's belief that the entire $102 billion local exchange market will open to CLEC competition depends upon continued favorable pro-competitive regulatory changes, and the ability of the Company to compete in these new market segments may be adversely affected by the greater pricing flexibility and other regulatory relief granted to ILECs under the Telecommunications Act of 1996. The partial stay of recent FCC rules that set forth the amounts that ILECs can charge CLECs for access to the ILEC's networks may slow the pace of open competition initiatives and result in individual states having a more prominent role in the opening of local exchange markets to competition. However, the Company believes that the partial stay will not have any material adverse effect on the Company because the Company has in effect (or expects to have in effect after state PUC arbitrations expected to be completed by early 1997) interconnection agreements with the ILECs in all of its markets. See "Regulatory Overview" for more detailed information on the regulatory environment in which the Company operates.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

     In order to acquire and develop its networks, the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be cancelled, or will not be renewed, as needed, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected city. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under construction, may affect the Company's ability to develop that network. See "Business of the Company -- Network Construction."

RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of optical fiber telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's businesses are managed by a relatively small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. See "Management." The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives has a written employment agreement or non-compete agreement with the Company, nor does the Company maintain key person life insurance on such persons. See "Management" for detailed information on the Company's management and directors.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICES


     Sales of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and make it more difficult for the Company to raise funds through future equity offerings. At the request of the representatives of the Underwriters, all shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants to purchase shares of Common Stock) held by the Selling Stockholders, except with respect to shares offered hereby, are subject to contractual agreements pursuant to which such shares cannot be sold, offered for sale or otherwise disposed of for a period of 180 days after the date of this Prospectus without the prior written consent of the designated representative of the Underwriters, except in certain non-public transactions in which the acquiror or acquirors agree(s) to such restrictions. Such stockholders will hold an aggregate of approximately 22.30% of the outstanding Common Stock upon completion of the Offering (see "Principal and Selling Stockholders"). As a result, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 under the Securities Act, shares subject to such restrictions will not be saleable until such restrictions expire or their terms are waived by the designated representative of the Underwriters. Assuming the designated representative of the Underwriters does not earlier release such stockholders from such restrictions, at the end of such 180-day period, approximately 6,992,787 restricted shares will become eligible for sale pursuant to Rule 144, subject to the volume limitations thereof. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."


NO DIVIDENDS


     The Company does not anticipate paying dividends on the Common Stock for the foreseeable future, and the ability of the Company to pay dividends on the Common Stock is restricted by certain covenants in the Senior Discount Notes. The Company anticipates that it will reinvest its earnings, if any, in the Company's businesses. See "Dividend Policy."


AUTHORIZED BUT UNISSUED STOCK; ANTI-TAKEOVER PROVISIONS


     The Company's Board of Directors has the authority to issue up to 14,411,720 additional shares of Common Stock which have not been reserved for outstanding warrants and employee stock plans and 990,012 shares of undesignated preferred stock and to determine the price, rights, preferences and privileges of those preferred shares without any further vote or action by the stockholders. The issuance of such shares, while potentially providing desirable flexibility in connection with possible future acquisitions, equity financings and other corporate purposes, might have a dilutive effect on earnings per share and on the equity ownership of holders of the Company's Common Stock and could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. At present, there are no pending proposals for the issuance of any of such additional authorized shares. In addition, the Company has adopted a Stockholders Protection Rights Plan, and is subject to the anti-takeover provisions of Section 203 of the General Corporation Law of the State of Delaware which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Furthermore, the Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes with the directors serving staggered three-year terms. In addition, most of the Company's existing indebtedness and employee stock plans are subject to acceleration in the event of a change-in-control of the Company. Such agreements and provisions could have the effect of delaying, deferring or preventing a change-in-control of the Company by increasing the aggregate cost to potential investors of an acquisition of the Company. See "Description of Capital Stock -- Authorized Stock," "-- Delaware Law and Certain Charter Provisions" and "-- Preferred Stock Purchase Rights."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect (i) the sale of the 11 7/8% Senior Discount Notes on November 7, 1996 and (ii) the exchange of minority interests for shares of Common Stock and the exercise of warrants and options since September 30, 1996:



                                                                    ACTUAL       AS ADJUSTED
                                                                 ------------    ------------
CASH AND CASH EQUIVALENTS.....................................   $203,034,000    $427,880,000
MARKETABLE SECURITIES.........................................   $126,634,000    $126,634,000
                                                                 ------------    ------------
TOTAL CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES.....   $329,668,000    $554,514,000
                                                                 =============   =============
LONG-TERM DEBT
  11 7/8% Senior Discount Notes due 2006......................             --    $225,108,000
  10 7/8% Senior Discount Notes due 2006......................    266,205,000     266,205,000
  Other long-term debt........................................     48,235,000      48,235,000
                                                                 ------------    ------------
     Total....................................................   $314,440,000    $539,548,000
MINORITY INTERESTS(1).........................................     10,761,000              --
                                                                 ------------    ------------
COMMON STOCK, SUBJECT TO REDEMPTION OPTION, 2,016,000
  SHARES(2)...................................................     25,200,000      25,200,000
STOCKHOLDERS' EQUITY:
  Common Stock, $0.01 par value, 50,000,000 shares authorized,
     26,445,890 issued and outstanding, actual; 29,517,721
     issued and outstanding, as adjusted(1)(3)................        264,000         295,000
  Series C Junior Participating Preferred Stock, $0.01 par
     value, 50,000 authorized, none issued or
     outstanding(4)...........................................             --              --
  Additional paid-in capital(1)(3)(5).........................    305,715,000     324,168,000
  Accumulated deficit.........................................    (40,420,000)    (40,420,000)
                                                                 ------------    ------------
TOTAL STOCKHOLDERS' EQUITY(6).................................   $290,759,000    $309,243,000
                                                                 ------------    ------------
TOTAL CAPITALIZATION..........................................   $615,960,000    $848,791,000
                                                                 =============   =============


---------------
(1) Minority interests represented cash investments in certain of the Company's subsidiaries from minority investors totaling approximately $13.2 million through September 30, 1996 less the minority investors' interests in such subsidiaries' respective operating losses. On October 10, 1996 and November 12, 1996, the Company issued 958,720 shares and 234,260 shares, respectively, of Common Stock in exchange for such minority interests. Common Stock outstanding, actual, does not include such shares.

(2) Shown as Common Stock, subject to redemption option, because the holder of such shares has the option to require the Company to repurchase all or any of such shares at a price of $12.50 per share on or before February 1, 1998. The holder of such shares has not indicated to the Company that it has any current intention to exercise such option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


(3) Common Stock outstanding, actual, excludes 5,267,028 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at September 30, 1996, of which 3,409,785 shares were subject to warrants and options exercisable within 60 days. Common Stock outstanding, as adjusted, includes 1,878,851 shares of Common Stock thereafter issued upon exercise of such warrants and options, including 451,582 shares issued to members of senior management upon exercise of stock options on January 1, 1997, at a weighted average exercise price of $5.57 per share, and excludes 3,287,000 shares subject to warrants and options outstanding as of January 9, 1997. See "Management -- Executive Compensation -- Stock Option Plan," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

(4) Reserved for issuance upon the exercise of the Company's Preferred Stock Purchase Rights pursuant to the terms set forth in the Company's Rights Agreement dated as of February 29, 1996.

(5) Additional paid-in capital represents the amount of capital in excess of par value.

(6) Total stockholders' equity includes Common Stock subject to redemption.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "BFPT." The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq National Market for each of the quarters since the Company's May 1996 IPO.

                                   1996                                        HIGH      LOW
---------------------------------------------------------------------------   ------    ------
Second Quarter.............................................................   $36.50    $27.75
Third Quarter..............................................................    34.00     27.25
Fourth Quarter.............................................................    34.25     25.50

                                   1997
---------------------------------------------------------------------------
First Quarter (through January 9, 1997)....................................    26.50     24.75



     On January 9, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $25.375. As of January 9, 1997, there were approximately 265 stockholders of record of the Common Stock, including participants in security position listings.


                                DIVIDEND POLICY


     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. The ability of the Company to pay dividends is restricted by covenants contained in the Senior Discount Notes.


     The Company is a holding company whose principal assets are the stock of its operating subsidiaries. The principal internal sources of funds for the Company are distributions from its subsidiaries. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient funds and restrictive covenants in debt agreements applicable to certain of such subsidiaries. However, the Company does not believe that any such restrictions have had or will have any material impact on the Company's ability to meet its cash obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND
                              OTHER OPERATING DATA

     The selected financial data presented below (other than the pro forma data) as of and for the periods ended December 31, 1995, 1994 and 1993 are derived from and qualified by reference to the audited consolidated financial statements of the Company contained herein. The Company's consolidated financial statements as of December 31, 1995, 1994 and 1993, and for the years ended December 31, 1995 and 1994, and for the period from inception to December 31, 1993, have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data for the three months ended September 30, 1996 and the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such period. The results for the nine months ended September 30, 1996 are not necessarily indicative of the operating results to be expected for the entire year. The unaudited pro forma statement of operations data for the year ended December 31, 1995 gives effect to the merger with BTC and the City Signal Acquisition using the purchase method of accounting and assuming that such transactions were consummated on January 1, 1995. All of the selected financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Combined Consolidated Financial Information," and the Consolidated Financial Statements of the Company, BTC and City Signal, Inc. and notes thereto contained elsewhere in this Prospectus.


                                                    YEAR ENDED DECEMBER 31,
                                 PERIOD FROM   ----------------------------------
                                 NOVEMBER 10,                                       THREE MONTHS          NINE MONTHS ENDED
                                  1993(1) TO                                            ENDED       -----------------------------
                                 DECEMBER 31,                          PRO FORMA    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                     1993       1994        1995         1995           1996            1995            1996
                                 ------------  -------   ----------   -----------   -------------   -------------   -------------
                                                                      (UNAUDITED)    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Telecommunications service
 revenue.........................    $    2    $ 2,809   $   14,160   $   23,072     $    12,943     $    10,309     $    28,147
Costs and expenses:
 Service costs...................        --      1,557        7,177       16,319           6,125           5,248          12,585
 Selling, general and
   administrative
   expenses......................       206      3,966       11,405       15,352          10,158           7,818          25,504
 Depreciation and amortization...         3        663        4,118        8,018           4,265           2,873           9,859
                                     ------    -------   ----------   ----------     -----------     -----------     -----------
                                       209       6,186       22,700       39,689          20,548          15,939          47,948
Loss from operations.............      (207)    (3,377)      (8,540)     (16,617)         (7,605)         (5,630)        (19,801)
Interest and other income
 (expense), net..................         2       (598)      (2,096)      (2,142)         (2,837)         (1,933)         (8,176)
                                     ------    -------   ----------   ----------     -----------     -----------     -----------
 Net loss before minority
   interests.....................      (205)    (3,975)     (10,636)     (18,759)        (10,442)         (7,563)        (27,977)
 Minority interests(2)...........        --         78        1,085        1,085             451             589           1,590
                                     ------    -------   ----------   ----------     -----------     -----------     -----------
 Net loss........................    $ (205)   $(3,897)  $   (9,551)  $  (17,674)    $    (9,991)    $    (6,974)    $   (26,387)
                                     ======    =======   ==========   ==========     ===========     ===========     ===========
Pro forma net loss per
 share(3)........................        --         --   $     (.49)  $     (.84)    $      (.35)    $      (.36)    $     (1.10)
                                     ======    =======   ==========   ==========     ===========     ===========     ===========
Pro forma weighted average number
 of shares outstanding(3)........        --         --   19,523,584   20,951,862      28,368,352      19,523,584      24,071,672
                                     ======    =======   ==========   ==========     ===========     ===========     ===========
OTHER DATA:
 EBITDA(4).......................    $ (204)   $(2,714)  $   (4,422)  $   (8,492)    $    (3,340)    $    (2,757)    $    (9,942)
 Capital expenditures, including
   acquisitions of businesses,
   net of cash...................        --     42,362       41,518       48,883          75,118          29,181         137,053

                                                   AS OF DECEMBER 31,                                                   AS OF
                                                                           AS OF         AS OF          AS OF       SEPTEMBER 30,
                                                   ------------------    MARCH 31,     JUNE 30,     SEPTEMBER 30,       1996
                                                    1994       1995        1996          1996           1996        PRO FORMA(5)
                                                   -------   --------   -----------   -----------   -------------   -------------
                                                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
                                                                  (AMOUNTS IN THOUSANDS EXCEPT RATIOS)
BALANCE SHEET DATA:
 Cash and cash equivalents.......................  $ 8,795   $ 59,913    $ 253,796     $ 256,224      $ 203,034       $ 427,880
 Marketable securities...........................       --         --       25,159       150,178        126,634         126,634
 Working capital.................................   15,862     57,913      264,772       402,920        325,266         550,112
 Total assets....................................   71,325    146,610      449,135       633,825        637,350         870,176
 Long-term debt, less current portion............   29,403     43,977      298,529       306,391        314,440         539,548
 Paid-in capital.................................       --         --      145,569(6)    330,963(6)     331,179(6)      349,663(6)
 Total stockholders' equity(7)...................   36,699     93,455      125,264       300,535        290,759         309,243



                                                          AS OF
                                                       DECEMBER 31,         AS OF         AS OF          AS OF          AS OF
                                                    ------------------    MARCH 31,     JUNE 30,     SEPTEMBER 30,   NOVEMBER 30,
                                                     1994       1995        1996          1996           1996            1996
                                                    -------   --------   -----------   -----------   -------------   ------------
                                                       (UNAUDITED)       (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
NETWORK DATA:
 Cities in operation..............................        5         11           13            18            22              22
 Cities under construction........................        6         10           12             8             8               8
 On-net buildings connected.......................       62        216          495           644           734             831
 Route miles......................................      107        262          506           705           787             931
 Fiber miles......................................    6,437     17,111       26,659        43,152        50,572          61,323
 VGE circuits(8)..................................   59,208    122,617      165,122       243,171       358,640         454,815
 Switches installed...............................       --          1            3             9            17              20
 CLEC lines in service............................       --      3,187(9)      5,802        9,226        13,107          17,914
 Employees........................................       89        165          456           571           711             776


---------------
 (1) The Company was organized on November 10, 1993.
 (2) Minority interests represent the ownership interests of minority investors in certain of the Company's subsidiaries.
 (3) Pro forma net loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued at prices below the May 1996 initial public offering price of $27.00 per share, and stock options and warrants granted with exercise prices below the initial public offering price during the twelve-month period preceding the date of the initial filing of the Company's Registration Statement relating to the IPO have been included in the calculation of Common Stock equivalent shares for the nine months ended September 30, 1996, using the treasury stock method, as if such shares, options and warrants were outstanding for all of 1995 and for the entire six-month period ended June 30, 1996. For the three months ended September 30, 1996, the weighted average number of shares was based on Common Stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.
 (4) EBITDA consists of net income (loss) before minority interests, interest, income taxes, depreciation and amortization. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow in accordance with generally accepted accounting principles. See the Company's Consolidated Statements of Cash Flows appearing elsewhere in this Prospectus.

 (5) On a pro forma basis giving effect to (i) the sale of the 11 7/8% Senior Discount Notes on November 7, 1996 and (ii) the exchange of minority interests for shares of Common Stock, and the exercise of warrants and options since September 30, 1996. See "Capitalization."

 (6) Amount represents the total of Common Stock, additional paid-in capital, and Common Stock subject to redemption.
 (7) Amount represents paid-in capital less accumulated deficit. See note (6) above.
 (8) Voice grade equivalent circuits.
 (9) On a pro forma basis giving effect to the City Signal Acquisition.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading full service provider of competitive local telecommunications services in selected markets in the United States. The Company acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide IXCs, ISPs, wireless carriers and business, government and institutional end-users with an alternative to the ILECs for a broad array of high quality voice, data, video transport and other telecommunications services.


     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end-users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The Company currently has systems in 30 cities, consisting of systems in operation in 22 cities and under construction in eight cities. The Company plans to expand its network operations to have systems in operation or under construction in a total of 50 cities by the end of 1998. The Company has a total of 20 digital telephone switches installed in its networks. The Company has deployed switches to offer local dial tone, switched access termination and origination services, centrex, and desktop products in substantially all of its operating networks, and expects to have switches installed in all of its operating networks by the end of the second quarter of 1997. The Company is also adding capabilities to provide enhanced services such as high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products and expects to offer all of such services in all of its operating networks by the end of 1997.


     On January 31, 1996, the Company completed the City Signal Acquisition which included networks in operation or under construction in four cities in Michigan and Ohio, including an installed switch in Grand Rapids, Michigan. At the date of acquisition, the acquired networks had approximately 208 route miles of fiber, 30,456 VGE circuits and 226 buildings connected. In addition, effective January 2, 1996, BTC, a founding stockholder of the Company, was merged into the Company. GLA, a wholly owned subsidiary of the Company, offers a full range of consulting, management, engineering and information systems solutions for telecommunications companies. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed to facilitate the Company's network growth and penetration of the CLEC business. See "Summary -- Recent Developments," "Business of the Company," "Certain Relationships and Related Transactions" and "Unaudited Pro Forma Combined Consolidated Financial Information."

     The following table provides selected statistical and financial data for the Company as of the dates indicated:


                                                               AS OF
                                                           SEPTEMBER 30,
                                                       ----------------------      PERCENTAGE
                                                         1995          1996          CHANGE
                                                       --------      --------      ----------
Cities in operation................................          11            22          100
Cities under construction..........................           9             8          (11)
Buildings connected-off net........................          31           913           NM
Buildings connected-on net.........................         190           734          286
Route miles........................................         234           787          236
Fiber miles........................................      14,414        50,572          251
Switches installed.................................          --            17           NM
CLEC lines in service..............................          --        13,107           NM
VGE circuits.......................................     108,841       358,640          230
Number of employees................................         136           711          423
Total Assets (dollars in thousands)................    $143,210      $637,350          345
                                                        =======      ========          ===


---------------
NM -- Not meaningful

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1995

     REVENUES

     The Company's revenues increased to $12.9 million for the three months ended September 30, 1996 from $3.8 million for the three months ended September 30, 1995, an increase of 241%. Network capacity as reflected in VGEs in service increased to 358,640 VGEs as of September 30, 1996 as compared with 108,841 VGEs as of September 30, 1995. These increases reflect the impact of the Company's acquisition and development activities, including an increase in the number of networks in operation to 22 from 11 in the third quarter of 1995, as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers. A significant contributor to the Company's revenue growth for the third quarter of 1996 relates to the Company's entry into local exchange services in Grand Rapids, Michigan. Annualized monthly local exchange services revenues increased from $6.4 million based on June 1996 revenues to $10.2 million based on September 1996 revenues, as a result of rapidly growing revenues in Grand Rapids. Local exchange services revenues for the quarter ended September 30, 1996, totaled $2.2 million as compared to $1.4 million for the quarter ended June 30, 1996.

     COSTS AND EXPENSES

     Service costs increased to $6.1 million for the three months ended September 30, 1996 from $1.8 million for the three months ended September 30, 1995. The increase was due primarily to the increasing costs associated with the Company's rapidly growing local exchange services in Grand Rapids and its expanding resale operations. Service costs consist of costs associated directly with the operation of the Company's networks, facilities management services, and consulting and system support activities for third parties including local and long distance service costs, technical salaries and benefits, and rights-of-way fees.

     The Company's selling, general and administrative ("SG&A") expenses for the three months ended September 30, 1996 were $10.2 million, as compared with SG&A expenses of $3.0 million for the three months ended September 30, 1995. The increase was principally due to the increasing number and continued expansion of the Company's competitive access networks, including added personnel costs and marketing activities related to the introduction of switched services. There is typically a period of higher SG&A expenses and a lag time in the generation of revenues following the acquisition and development of a competitive access network. Management expects SG&A expenses to continue to increase during the remainder of 1996 as the Company continues to expand its networks, services and marketing activities.

     Depreciation and amortization expense increased to $4.3 million for the three months ended September 30, 1996, from $1.1 million for the three months ended September 30, 1995 as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $7.7 million was recorded during the three months ended September 30, 1996, as compared to interest expense of $965,000 for the three months ended September 30, 1995. The primary contributor to the substantial increase in interest expense as compared to the comparable period in the prior year is non-cash interest expense totaling $6.4 million attributable to accretion of the 10 7/8% Senior Discount Notes (see "Liquidity and Capital Resources") issued by the Company on February 26, 1996. In addition, capitalized interest of $802,000 was recorded for the quarter ended September 30, 1996, related to network construction projects. For the quarters ended September 30, 1996 and 1995, interest income totaling $4.8 million and $569,000, respectively, was derived from the Company's available cash and cash equivalents and marketable securities.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased to $10.4 million for the quarter ended September 30, 1996, from $2.6 million for the quarter ended September 30, 1995. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $451,000 and $271,000 for the quarters ended September 30, 1996 and 1995, respectively. As a result, the Company's net loss for the quarter ended September 30, 1996 was $10.0 million as compared to a net loss of $2.3 million for the quarter ended September 30, 1995.

     EBITDA

     EBITDA decreased to ($3.3) million for the three months ended September 30, 1996, from ($1.1) million for the three months ended September 30, 1995, a decrease of $2.2 million. The decrease reflects the increasing operating and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks in order to pursue the opportunities provided by offering a full array of local exchange services. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     REVENUES

     The Company's revenues increased to $28.1 million for the nine months ended September 30, 1996 from $10.3 million for the nine months ended September 30, 1995, an increase of 173%. These increases reflect the impact of the Company's acquisition and development activities as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers. A significant contributor to the Company's revenue growth for the nine months ended September 30, 1996 relates to the Company's entry into local exchange services in Grand Rapids, Michigan as a result of the City Signal Acquisition. Local exchange services revenues for the nine months ended September 30, 1996, totaled $4.4 million.

     COSTS AND EXPENSES

     Service costs increased to $12.6 million for the nine months ended September 30, 1996 from $5.2 million for the nine months ended September 30, 1995. Service costs as a percentage of telecommunications services revenues declined to approximately 45% for the nine months ended September 30, 1996 as compared to approximately 51% for the nine months ended September 30, 1995.

     The Company's SG&A expenses for the nine months ended September 30, 1996 were $25.5 million, as compared with SG&A expenses of $7.8 million for the nine months ended September 30, 1995. The increase was principally due to the increasing number and continued expansion of the Company's competitive access networks, including added personnel costs and marketing activities related to the introduction of switched services.

     Depreciation and amortization expense increased to $9.9 million for the nine months ended September 30, 1996, from $2.9 million for the nine months ended September 30, 1995, as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $19.3 million was recorded during the nine months ended September 30, 1996, as compared to interest expense of $2.8 million for the nine months ended September 30, 1995. The primary contributor to the substantial increase in interest expense as compared to the comparable period in the prior year is non-cash interest expense totaling $15.6 million attributable to accretion of the 10 7/8% Senior Discount Notes. In addition, capitalized interest of $1.3 million was recorded for the nine months ended September 30, 1996 related to network construction projects. For the nine months ended September 30, 1996 and 1995, interest income totaling $11.1 million and $746,000, respectively, was derived from the Company's available cash and cash equivalents and marketable securities.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased to $28.0 million for the nine months ended September 30, 1996, from $7.6 million for the nine months ended September 30, 1995. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $1.6 million and $589,000 for the nine months ended September 30, 1996 and 1995, respectively. As a result, the Company's net loss for the nine months ended September 30, 1996 was $26.4 million as compared to a net loss of $7.0 million for the nine months ended September 30, 1995.

     EBITDA

     EBITDA decreased to ($9.9) million for the nine months ended September 30, 1996 from ($2.8) million for the nine months ended September 30, 1995, a decrease of $7.1 million. The decrease reflects the increasing operating and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks in order to pursue the opportunities provided by offering the full array of local exchange services.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUE

     Telecommunications services revenues grew from $2.8 million in the year ended December 31, 1994 to $14.2 million ($23.1 million on a pro forma basis after giving effect to the merger with BTC and the City Signal Acquisition) in the year ended December 31, 1995. Network capacity as reflected in VGEs in service increased from 59,208 VGEs as of December 31, 1994 to 122,617 VGEs (153,073 VGEs on a pro forma basis) as of December 31, 1995. These increases reflect the impact of the Company's acquisition and development activities as well as increased utilization of the Company's network facilities arising from the sales of additional services to current and new customers.

     COSTS AND EXPENSES

     Service costs increased from $1.6 million for the year ended December 31, 1994 to $7.2 million for the year ended December 31, 1995. Service costs consist of costs associated directly with the operation of the Company's competitive access networks and facilities management services.

     Service costs for the year ended December 31, 1995 consist principally of local and long distance service costs totaling $5.7 million, salaries and benefits totaling $1.0 million and rights-of-way fees totaling $353,000. Service costs as a percentage of telecommunications services revenues approximated 55% for 1994 as compared to approximately 51% for 1995. Due to the fixed nature of certain costs associated with the development of the Company's competitive access networks, the Company expects that the ratio of service costs to network revenues will decline as network usage increases.

     The Company's SG&A expenses for the year ended December 31, 1995 were $11.4 million, as compared with SG&A expenses of $4.0 million for 1994. The increase was principally due to the increasing number and continued expansion of the Company's competitive access networks and related marketing activities; however, such costs did not increase to the same degree as the Company's revenues. There is typically a period of higher SG&A expenses and a lag time in the generation of revenues following the acquisition and development of a competitive access network. Management expects SG&A expenses to continue to increase during 1996 as the Company continues to expand its networks, services and marketing activities.

     Depreciation and amortization expense increased from $663,000 for the year ended December 31, 1994 to $4.1 million for 1995 as a result of the Company's acquisitions and the continued expansion of the Company's networks.

     INTEREST INCOME (EXPENSE)

     Interest expense totaling $3.7 million and $693,000 was recorded during 1995 and 1994, respectively, as a result of the incurrence of secured indebtedness to finance the acquisition and development of certain of the Company's operations. Under the AT&T Credit Facility, $3.8 million and $135,000 of the interest expense were added to the principal balance during 1995 and 1994, respectively. During the years ended December 31, 1995 and 1994, interest income totaling $1.6 million and $95,000, respectively, was derived from the Company's available cash balances.

     NET LOSS

     For the reasons stated above, the Company's net loss before minority interest increased from $4.0 million in 1994 to $10.6 million in 1995. Minority interests in net losses, representing minority investors' interests in certain of the Company's subsidiaries, totaled $1.1 million and $78,000 for the years ended December 31,1995 and 1994, respectively. As a result, the Company's net loss for 1995 was $9.5 million as compared to a net loss of $3.9 million for 1994.

     EBITDA

     EBITDA decreased from ($2.7) million for the year ended December 31, 1994 to ($4.4) million for the year ended December 31, 1995, a decrease of $1.7 million. The decrease reflects the increasing operating and SG&A expenses noted above resulting from the acquisition, development and expansion of the Company's networks. On a pro forma basis, EBITDA for 1995 was ($8.5) million. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE PERIOD FROM NOVEMBER 10, 1993 TO DECEMBER 31, 1993

     The Company commenced operations on November 10, 1993, and it does not believe that a comparison of results for the period ended December 31, 1993 with the year ended December 31, 1994 is meaningful.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's total assets increased from $146.6 million as of December 31, 1995 to $637.4 million at September 30, 1996. The Company's current assets of $346.7 million at September 30, 1996, including cash and cash equivalents and marketable securities of $329.7 million, exceeded current liabilities of $21.4 million, providing working capital of $325.3 million. Network and equipment totaled $222.0 million at September 30, 1996 as compared to $53.2 million at December 31, 1995. Other assets, principally goodwill, net of accumulated amortization, increased to $74.8 million at September 30, 1996 from $33.5 million at December 31, 1995, primarily as a result of the Company's acquisitions of both City Signal, Inc. and BTC, and debt issuance costs associated with the 10 7/8% Senior Discount Note Offering.

     In connection with the City Signal Acquisition, the seller received an option to require the Company to repurchase any or all of the 2,240,000 shares of the Company's Common Stock issued in the City Signal Acquisition at a price of $12.50 per share on or before February 1, 1998. In conjunction with the Company's IPO (see below), ten percent (10%) of such shares were sold. Accordingly, shares subject to redemption totalled 2,016,000 shares at September 30, 1996.

     On February 26, 1996, the Company sold $425.0 million aggregate principal amount of its 10 7/8% Senior Discount Notes, providing gross proceeds of approximately $250 million, and proceeds net of underwriting fees of approximately $241 million. No cash payments of interest are required on the 10 7/8% Senior Discount Notes until September 1, 2001.

     On May 2, 1996, the Company sold 7,385,331 shares of the Company's Common Stock in its IPO at a price of $27.00 per share. Gross proceeds from this offering totaled approximately $199.4 million and proceeds net of underwriting discounts and advisory fees and expenses totalled approximately $185.2 million.

     In June 1996, the Company and MCImetro entered into an agreement pursuant to which MCImetro has acquired a minority interest in the Company's Sacramento, California network and has made an additional investment in the San Jose joint venture company. In connection with these agreements, MCImetro has made additional cash investments totaling $8.0 million. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996 MCImetro exchanged the agreed value of its investments in subsidiaries of the Company for 958,720 shares of the Company's Common Stock.


     The Company has formed a strategic alliance with World-Net and has invested a total of $20 million for a 25.5% fully-diluted interest in World-Net, and it is possible that the Company may commit additional funds in furtherance of this strategic alliance. World-Net is a privately-held development stage company founded to form a national ISP network. The Company intends for both companies to seek ways to work together and provide customer-oriented Internet and Intranet communications solutions.


     Effective in July 1996, the Company acquired 100% of the stock of ALD, a switchless reseller of long distance services, and Tenant Network Services, Inc. ("TNS"), a wholly-owned subsidiary of ALD which acts as a shared tenant service provider of telecommunications services, both of which provide their services primarily to customers in the San Francisco, California area.

     Effective in September 1996, the Company acquired 100% of the stock of Bittel, a switch-based reseller of long distance services, with such services provided primarily to customers in the San Francisco and Los Angeles, California areas.


     On October 24, 1996, the Company and MaineCom, a subsidiary of Central Maine Power Company, entered into a letter of intent to form a joint venture company, to be owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, owning, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire, and other markets in Maine and New Hampshire as may be agreed upon by the Company and MaineCom in the future. The transaction is subject to execution of definitive agreements and regulatory approvals.


     On November 12, 1996, AT&T Credit exchanged the agreed value of its investments in certain subsidiaries of the Company made in connection with certain loans to the Company for an aggregate of 234,260 shares of the Company's Common Stock.


     The Company is discussing with a third party the acquisition by the Company of networks in operation and under construction in Salt Lake City, Utah, Reno, Nevada and Boise, Idaho. The proposal is subject to completion of appropriate due diligence by the Company and the negotiation and execution of acquisition agreements approved by the Boards of Directors of both parties.


     On November 7, 1996, the Company completed the issuance and sale of $400.0 million aggregate principal amount of 11 7/8% Senior Discount Notes due November 1, 2006, for which the Company received proceeds net of underwriting discounts of approximately $217.2 million. The 11 7/8% Senior Discount Notes will not accrue cash interest until November 1, 2001, and thereafter cash interest will accrue until maturity on the 11 7/8% Senior Discount Notes at a rate of 11 7/8% per annum. The 11 7/8% Senior Discount Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2001 at certain redemption prices plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Strategic Equity Investment (as defined in the Indenture governing the 11 7/8% Senior Discount Notes) on or before November 1, 1999, up to a maximum of 33 1/3% of the aggregate principal amount of the 11 7/8% Senior Discount Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such Strategic Equity Investment at a redemption price equal to 111.875% of the Accreted Value (as defined in the Indenture) thereof. In the event of a Change of Control (as defined in the Indenture), holders of the 11 7/8% Senior Discount Notes will have the right to require the Company to purchase their 11 7/8% Senior Discount Notes, in whole or in part, at a price equal to 101% of their Accreted Value on or before November 1, 2001 or 101% of their stated principal amount, plus accrued and unpaid interest, if any, thereon to the date of purchase, after November 1, 2001. The 11 7/8% Senior Discount Notes rank pari passu with the
10 7/8% Senior Discount Notes and contain certain covenants substantially the same as the covenants in the 10 7/8% Senior Discount Notes.


     As of September 30, 1996, on a pro forma basis after giving effect to the 11 7/8% Senior Discount Note Offering and the conversion of $50 million aggregate principal amount of subsidiary secured indebtedness to parent company secured indebtedness on November 12, 1996, (i) the total amount of outstanding liabilities of the Company (parent only), including trade payables, would have been approximately $546.8 million, of which $50 million would have been secured obligations, and (ii) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been $14.1 million, of which $0.1 million would have represented secured obligations.


     The AT&T Credit Facility currently provides the Company a secured line of credit totalling $50.0 million which has been used to provide financing for the acquisition and construction of telecommunications networks and the purchase of equipment related to the construction and operation of the Company's networks in cities approved by AT&T Credit on a project basis. The terms of the AT&T Credit Facility provide for two years of capitalized interest, one year of interest only payments and a six-year principal and interest payout period thereafter. Indebtedness under the AT&T Credit Facility is secured by the assets of certain subsidiaries of the Company and is guaranteed by intermediate subsidiaries of the Company. The facility is further secured by the stock of such subsidiaries and such guarantors. The AT&T Credit Facility contains covenants substantially the same as the covenants in the Senior Discount Notes and also contains covenants applicable to such subsidiaries and such guarantors which place certain additional limitations on the ability of such entities to incur indebtedness, create liens, engage in new businesses, dispose of assets, issue additional capital stock, and effect mergers and consolidations.

     The Bank Credit Facility provides the subsidiary operating the Company's Tulsa, Oklahoma network the ability to borrow amounts up to $10 million from time to time prior to June 30, 1997, with a final maturity of all loans no later than June 30, 2002, with interest only payment through August 31, 1997 and a 4.5 year principal payout period thereafter. The Bank Credit Facility is secured by the assets and stock of the subsidiary. The loan agreement contains certain restrictive covenants, including limitations on the ability of the subsidiary to declare and pay dividends to the Company, to incur additional indebtedness, to make loans and advances and to engage in transactions with the Company (except for reimbursement for services rendered on arms-length terms and repayment of up to $10 million of subordinated debt prior to June 30, 1997 in the absence of a default under the Bank Credit Facility). The Bank Credit Facility contains financial covenants, including limitations on the ratios of the subsidiary's annualized operating cash flow to its outstanding debt, interest expense and debt service costs and requirements for the maintenance of a minimum amount of annualized operating cash flow. At September 30, 1996, there was $100,000 of outstanding indebtedness under the Bank Credit Facility.

     The competitive local telecommunications services business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's operating networks; (ii) the expansion and improvement of the Company's operating systems, including the installation of capabilities to provide other enhanced services; and (iii) the acquisition, design, construction and development of additional networks. For the nine months ended September 30, 1996 and 1995, the Company made expenditures for the acquisition, design, construction and development of systems totaling $137.1 million and $29.2 million, respectively.


     In response to the demand initially encountered for its services, the Company will continue aggressive capital deployment plans for the development and expansion of its networks to allow for an increased level of demand-driven capital spending necessary to take full advantage of the opportunities presented by offering a full array of local exchange services. The Company's revised network development plans provide for the Company to (i) increase the geographic reach and robustness of its networks to allow the Company to serve a significantly higher percentage of the market by extending its networks to serve most, if not all, of the ILEC's central offices in its markets and (ii) more rapidly deploy switches with full capabilities for local dial tone and switched access termination and origination services. The Company's previous estimate of capital spending during 1996 and 1997 to fund the development and expansion of the Company's initial 30 networks was $290 million, of which $134.3 million was spent through September 30, 1996. The Company now estimates that it will invest an additional $200 million associated with its initial 30 networks to fund these capital needs during 1997 and 1998. The Company currently intends to use the net proceeds from additional financings to be obtained in the future to fund the expansion from 30 to 40 networks by the end of 1997 as well as to cover the related initial operating losses.


     The Company's strategic plan calls for having systems in operation or under development in a total of 50 cities by the end of 1998, which will require substantial additional capital. The Company expects its expansion into additional cities will be accomplished by the acquisition of existing networks as well as the development of new networks. The Company will continue to evaluate additional revenue opportunities in its existing markets and, as such opportunities may develop, the Company plans to make additional capital investments in its networks that may be required to pursue such opportunities, such as costs required to extend a network or install additional electronics to meet specific customer requirements. Due to the number and variability of the factors which could affect the amount of capital that will be required for such purposes, the Company cannot provide a reasonable estimate of such additional capital needs. For example, the size of a particular network to be developed or acquired and the types of electronics installed can impact significantly the amount of capital required. Similarly, the potential cost of acquiring additional networks is not determinable, and it is possible that the Company could acquire existing networks using a variety of financing alternatives. The Company expects to meet such additional capital needs with the proceeds from existing and future credit facilities and other borrowings, and the proceeds from sales of additional equity securities and joint ventures. The Company's expectations of required future capital expenditures are based on the Company's current estimates and the current state and federal regulatory environment. There can be no assurance that actual expenditures will not be significantly higher or lower. In addition, there can be no assurance that the Company will be able to raise or generate sufficient funds to enable it to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company.

EFFECT OF NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of the adoption date of January 1, 1996, the Company had no long-lived assets considered impaired and no identifiable intangibles or goodwill related to assets to be disposed of.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to use the intrinsic value based method of accounting. Accordingly, there will be no effect on the Company's consolidated financial statements.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

                            BUSINESS OF THE COMPANY

OVERVIEW OF THE COMPANY

     The Company, founded in November 1993, is a leading full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected second and third tier cities within the United States. The Company is organized as a holding company with individual operating subsidiaries which focus on specific market segments. Through its operating subsidiaries, the Company acquires and constructs its own state-of-the-art digital optical fiber telecommunications networks and facilities and leases network capacity from others to provide IXCs, ISPs, wireless carriers and business, government and institutional end users with an alternative source for a broad array of high quality voice, data and other telecommunications services. Certain of the Company's subsidiaries located in California currently provide single source integrated local and long distance telecommunications services and facilities management for medium and small businesses utilizing the facilities of other providers. GLA, acquired in the merger with BTC on January 2, 1996, provides a full range of consulting, network engineering and construction, strategic planning, infrastructure planning and design and information system services and solutions for the Company and a wide variety of other telecommunications providers. The Company believes that its strategic alliance with World-Net Access, Inc., a company founded to form a national Internet Service Provider network, will enable the Company to provide its customers with solutions to their needs for Internet and Intranet communications services.

     The Company's networks are organized to take advantage of ongoing technological, competitive and regulatory changes. The Company sells its services primarily to IXCs, ISPs, wireless carriers and business, government and institutional customers who are high volume users of telecommunications services. Expenditures by IXCs for access connections to their customers represent their largest single expense and are estimated by industry sources to represent as much as 45% of the revenues generated by long distance calls. Through the deployment of state-of-the-art fiber optic networks and switches, the Company is able to provide the IXCs served by its networks with high quality, reliable services at prices less than those the regulated ILECs currently charge. The Company can expand its capabilities to offer these services beyond the locations served by its networks by interconnecting its facilities with the facilities of the ILECs, IXCs and other providers of telecommunications services.

     For financial information regarding the Company, see the financial statements and related notes listed under "Index to Consolidated Financial Statements."

CORPORATE STRATEGY

     The Company's goal is to become the primary full service provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of the Company's strategy include:

          TARGET SECOND AND THIRD TIER MARKETS. The Company believes that continuing pro-competitive regulatory changes and the broadening range of services that can be offered by CLECs present attractive opportunities for new CLEC entrants in second and third tier cities where there are typically fewer CLEC competitors than in first tier markets and where the ILECs generally have placed a lower priority on installing fiber optic systems comparable to those being installed by the Company. As an early entrant in selected second and third tier cities, the Company believes it can attain a leadership position by securing needed franchises and rights-of-way, installing robust state-of-the-art CLEC networks and facilities (i.e., networks which are capable of reaching at least 70% to 80% of identified business end users in the market and most, if not all, of the ILEC's central offices) and establishing customer relationships with IXCs, ISPs, wireless carriers and business, government and institutional end users that will enable it to take advantage of the attractive potential growth rates for local exchange service revenues in those markets.


          AGGRESSIVELY PURSUE SWITCHED SERVICES OPPORTUNITY. The Telecommunications Act of 1996 mandates that ILECs throughout the U.S. enter into arrangements with competitors such as the Company for central office collocation and unbundling of local services. The Company believes that implementation of these and other pro-competitive policies creates favorable opportunities to pursue more aggressively the provision of local switched services. The Company has a total of 20 digital telephone switches installed in its operating networks and plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products. The Company currently offers such services and products in substantially all of its operating networks and expects to offer such services and products in all of its operating networks by the end of the second quarter of 1997. See "-- Current Products and Services."


          EXPAND ENHANCED SERVICE OFFERINGS. Consistent with its strategy of aggressively pursuing switched services opportunities, the Company is expanding its capabilities to provide enhanced services that complement its switch-based services. Such enhanced services include, among others, high speed video conferencing, frame relay and ATM-based packet transport services and Internet access products. The Company is currently offering such services in certain markets and expects to offer such services in all of its operating networks by the end of 1997. The Company also plans to continue to upgrade and add to its systems and services as technology and regulations permit. See "-- Planned Products and Services."

          CONTINUE TO BUILD OUT EXISTING SYSTEMS. The Company strives to build a sufficient revenue base in each of its systems to generate the cash flow necessary to enable it to devote more resources to developing and expanding its systems as opposed to funding initial operating losses. As a result of favorable regulatory developments and the Company's initial favorable experiences with the provision of local switched services, the Company has determined to more rapidly develop and expand its systems. Its plans include increasing the number of cities served, expansion of its existing networks and accelerating the deployment of switches and ILEC central office collocations. The Company believes that its access to significant capital and technical resources and its ongoing efforts to develop close working relationships with its IXC customers (see "-- Build on strategic relationships" below) will enable it to more rapidly develop and expand its systems, add to its service offerings and establish the strong customer relationships necessary to solidify its competitive position in its selected markets.

          CONTINUE TO INCREASE THE NUMBER OF CITIES SERVED. The Company recently achieved its long-stated goal of having systems in operation or under construction in a total of 30 cities by the end of 1996. The Company plans to have systems in operation or under construction in a total of 40 cities by the end of 1997 and a total of 50 cities by the end of 1998. The Company's expansion into additional cities is expected to be accomplished by the acquisition of existing networks as well as the development of new networks. See "Business of the Company -- Network Acquisition, Development and Design" and "-- Network Construction." By adding networks, the Company believes it can increase revenues and obtain economies of scale in its operating costs.

          BUILD ON STRATEGIC RELATIONSHIPS. In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, the Company has established close business alliances with major IXCs, including joint ventures and preferred vendor relationships. In accordance with this strategy, (1) in September 1995, the Company and MCImetro formed a joint venture company to operate and expand the Company's existing networks in San Jose, California and its environs, and in May and June 1996, the Company and MCImetro entered into agreements which provide that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets and pursuant to which MCImetro acquired a 15% interest in the Company's Sacramento, California network for $4.5 million, and MCImetro invested an additional $3.5 million in the San Jose joint venture company (see "-- Strategic Relationships" below), and (2) in December 1995, the Company concluded a national preferred vendor agreement with AT&T Communications, pursuant to which the Company expects to become AT&T Communications' preferred supplier of local access services in most of the Company's markets. The Company believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell the Company's products and services and expand the Company's potential revenue base. In addition, the Company believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers. The Company has organized a national account marketing organization to manage such relationships. The Company believes this marketing effort, along with its number of cities served, financial resources and telecommunications expertise, position it well to develop and maintain these strategic relationships. See "-- Strategic Relationships."

          LEVERAGE UPON GLA'S SIGNIFICANT TELECOMMUNICATIONS INFRASTRUCTURE CAPABILITIES. GLA, a wholly-owned subsidiary of the Company, offers a full range of consulting, management, engineering and information system solutions for telecommunications companies. GLA provides a full range of network engineering, construction, design and strategic planning services, as well as financial and management software products, including specifically designed software for billing systems, toll rating, plant records and financial applications. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed for the Company's CLEC business.

CLEC MARKET POTENTIAL

     DEVELOPMENT OF LOCAL EXCHANGE SERVICES. The first CAPs, which were the predecessors of today's CLECs, were established in the mid-1980's to serve the increasing demand for telecommunication services by the IXCs and business, finance, government, education and healthcare entities by providing competitive alternatives to the ILECs in non-switched special access and private line services. The deregulation of the U.S. telecommunications industry, rapid changes in technology and the increasingly information intensive nature of the U.S. economy have significantly expanded the role of telecommunications for these entities. Industry sources estimate that voice traffic of such end users is growing at a rate of approximately seven percent per year, while data communications are growing at three to five times this rate due to the increase in computerized transactions processing and video applications, the movement to distributed data processing, the rise of decentralized management structures and the growing demand for Internet access services, which require the transmission of large amounts of information with speed, accuracy and reliability.

     The present structure of the telecommunications industry has evolved largely as a result of increased market demand, deregulation, the implementation of new technologies and increased competition. The rapid development of fiber optic and digital electronics technologies has encouraged the growth of cost effective alternatives to the monopolistic position of the ILECs in many of the local exchange markets. In particular, the IXCs, which industry sources estimate may pay as much as 45% of their total revenues in local access charges, have supported competition in the local exchange markets.

     Initially, CAPs were permitted to provide only non-switched special access and private line services. The FCC's Interconnection Decisions in 1992 and 1993 granted CAPs the right to interconnect their private networks to the ILEC networks to provide collocated special access and switched access transport services, which enabled CAPs to access new customers and new markets without physically expanding their networks.

     The pace of regulatory change in the telecommunications industry has continued to accelerate with the adoption of the Telecommunications Act of 1996 which provides, among other things, for a national template under which, when implemented, CLECs will be able to provide competitive services on a more equal basis with the ILECs by further opening local exchange markets to competition and pre-empting anti-competitive state laws. The Company believes the following attributes of the Telecommunications Act of 1996 will have certain positive effects on the Company's operations:

     - Market access. Opening all U.S. markets to local competition.

     - Network interconnections. Enabling the Company to more fully interconnect its networks with ILECs and other carriers to allow the Company to reach customers not physically connected to its own networks in a more cost effective manner.

     - Number portability. Enabling customers to retain their existing phone numbers in the event they choose to switch local service providers. The Company considers number portability to be a significant factor which can positively influence a customer's decision to purchase service from the Company.

     - Reciprocal compensation. Ensuring fair and reciprocal rates under which other carriers and the Company compensate one another for calls made to their customers or, in the alternative, not charge one another for calls made by customers from one network to the other. The Company expects such reciprocal compensation arrangements to improve its operating margins over time.

     ENTRY INTO SWITCHED SERVICES. The Company believes that the CLEC business is positioned for dramatic growth. Of the $32 billion of access fees paid by IXCs to the ILECs in 1994, CLECs accounted for only $294 million or less than 1%. The Company expects that the entry of the ILECs into the long distance business will increase these penetration rates as IXCs may seek alternatives to the ILECs as sources of access to their customers. Most states have taken regulatory and legislative action to open local communications markets to local exchange competition and co-carrier status. The Company also expects continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities for CLECs to introduce additional services, expand their networks and address a larger customer base. These changes permit CLECs to offer local dial tone, centrex, desk top and other enhanced services. The Company believes that these changes afford CLECs the potential to grow significantly over the next several years. However, there is no assurance that such regulatory and other industry trends will continue or that future regulatory developments will be favorable to CLECs.


     Until recently, the Company's capital expenditure programs were directed primarily toward the construction and acquisition of new networks and the purchase of related equipment. While the Company intends to continue these activities, it is also accelerating the expansion of its existing networks, including more rapid deployment of switches and ILEC central office interconnections, in order to take advantage of its developing demand-based opportunities in those networks. Accordingly, the Company has increased the number of CLEC lines in service from 3,187 at December 31, 1995 (on a pro forma basis giving effect to the City Signal Acquisition) to 17,914 at November 30, 1996, with annualized CLEC revenues increasing from $2.5 million based on December 1995 revenues to $10.2 million based on September 1996 revenues.


     See "The Competitive Local Telecommunications Industry," "Competition" and "Regulatory Overview" below.

CURRENT PRODUCTS AND SERVICES

     SPECIAL AND SWITCHED ACCESS AND PRIVATE LINE SERVICES. The Company currently provides several types of special and switched access and private line services to its IXC and end-user customers. Historically, CAPs such as the Company were able to offer only non-switched special access and private line services which involved the installation of dedicated lines to provide the following types of communications links:

     - POP-to-POP Special Access -- Telecommunications lines linking the POPs of one IXC or the POPs of different IXCs in a market, allowing these POPs to exchange transmissions for transport to their final destinations.

     - End-User/IXC Special Access -- Telecommunications lines between an end user, such as a large business, and the local POP of its selected IXC.

     - Private Line -- Telecommunications lines connecting various locations of one or more customers' operations, suitable for transmitting voice and data traffic internally.

     The Interconnection Decisions allowed CAPs to provide a broader range of services by enabling them to access additional customers through connections with the ILECs' networks. These services include:

     - Collocated Special Access -- A dedicated line carrying switched transmissions from the IXC POP, through the ILEC's central office to the end user.

     - Collocated POP-to-ILEC Switched Access Transport -- A dedicated line carrying switched transmissions from the ILEC's central office to an IXC's POP.

     To provide these services, the Company offers various types of highly reliable, dedicated fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide tailor-made solutions to its customers' needs.

     - DS-0 -- A dedicated line service that meets the requirements of everyday business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (a voice grade equivalent circuit). This service offers a basic low capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

     - DS-1 -- A high speed channel typically linking high volume customer locations to IXCs or other customer locations. Used for voice transmissions as well as the interconnection of Local Area Networks ("LANs"), DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 voice-grade equivalent circuits. The Company offers this high-capacity service for customers who need a larger communications pipeline.

     - DS-3 -- This service provides a very high capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 voice grade equivalent circuits. This is a digital service used by IXCs for central office connections and by some large commercial users to link multiple sites.


     SWITCH-BASED SERVICES. The Company has added and is continuing to add capabilities to provide local dial tone and switched access termination and origination services to its networks. The Company has installed 20 advanced, state-of-the-art switches. In addition, pursuant to the City Signal Acquisition and its acquisition of Bittel, the Company acquired three installed state-of-the-art switches.



     Most states have taken regulatory and legislative action to open local communications markets to various degrees of local exchange competition and co-carrier status. The Company has established interconnection arrangements with ILECs for 26 of its 30 networks. The Company expects that continuing pro-competitive regulatory changes, including those mandated by the Telecommunications Act of 1996, together with increasing customer demand, will create more opportunities to introduce additional services and expand the Company's networks to address a larger customer base. See "-- CLEC Market Potential," "-- Planned Products and Services" and "Regulatory Overview."

     CENTREX AND LONG-DISTANCE RESALE. Retail business customers in LATAs served by the Company's subsidiaries in California can acquire centrex and long-distance services direct from the Company. The Company's subsidiaries purchase those services in bulk from the ILEC and the IXCs and provide their retail customers with a single source of integrated local and long distance telecommunications services and facilities management at a discount from the published retail ILEC tariff rates. By using centrex service instead of a private branch exchange ("PBX") to direct their telecommunications traffic, customers can avoid the large investment in equipment required and the fixed costs associated with maintaining a PBX network infrastructure. The Company's centrex service allows medium to small business customers who lack the size or resources to support their own PBX to benefit from a sophisticated telecommunications system. The Company's acquisitions of ALD, TNS and Bittel in 1996 have complemented its long-distance resale services directed to such customers.

     CONSULTING SERVICES. Through GLA, the Company provides a full range of consulting, management, engineering and information system solutions for telephone, cable television and power companies, wireless providers and other telecommunications infrastructure owners and operators in the United States and elsewhere. GLA significantly expanded its capabilities through the acquisition of Design Extenders, Inc. in January 1994 and its acquisition of Graphic Data Solutions, a telecommunications software and mapping firm, in January 1995.

     Following is a brief description of the services offered by each of GLA's divisions:

          CONSULTING SERVICES. Provides specialized consulting services to telephone, cable television and other telecommunications providers. GLA consulting professionals combine extensive experience in telecommunications and cable network technology for support of a wide variety of assignments that include engineering planning, network design, strategic planning, opportunity and technical assessments, plus project management and due diligence initiatives. In addition to its management consulting services, GLA also provides field services that support outside plant design, engineering and construction management. Efforts include field survey and design, project engineering and engineering project management, plus central office equipment and outside plant installation services.

          DESIGN EXTENDER. One of the industry's leaders in providing engineering, design and mapping services for hybrid fiber-coax systems, serving large cable television systems operators. Services include systems design and analysis, as-built and strand mapping, and digitizing.

          TELEDATA. Provides engineering and CAD services for the conversion of telecommunications systems, maps and drawings for use with applications on clients' automated mapping/ facilities management/geographical information systems (AM/FM/GIS).

          TELEMAP. Designs AM/FM/GIS software products for clients engaged in designing telecommunications networks.

          TELESYSTEMS. Designs and installs financial and management software products for telecommunications companies. Products include software for billing systems, toll rating, plant records and financial applications.

PLANNED PRODUCTS AND SERVICES

     The Company is expanding its capabilities to provide enhanced services, such as high speed video conferencing, Internet access, frame relay and ATM-based packet transport services. The Company is currently offering such services in certain markets and expects to have such capabilities in all of its operating networks by the end of 1997. These capabilities will enable the Company to offer a variety of enhanced services where the transport function is combined with a specific application to provide an integrated turnkey solution to its customer's voice, data and video transmission requirements. These enhanced services include applications such as LAN-to-LAN interconnect services, packet transport services, high speed video conferencing, Internet access, frame relay, remote database access and backup services, and fractional bandwidth services, utilizing both the Company's networks and switching as well as facilities and services provided by others. This will enable the Company to provide a customer with all of its business lines and offer a wide range of switched-based value-added services, such as directory and operator assistance, audio and video conferencing, calling cards, 800-numbers, voice mail, Internet access and other enhanced services.

STRATEGIC RELATIONSHIPS

     From time to time, the Company has held discussions with other communications entities concerning the establishment of possible strategic relationships, including transactions involving preferred vendor relationships and equity investments in the Company and one or more of its subsidiaries.

     Effective September 1995, a subsidiary of the Company formed a majority-owned joint venture with MCImetro to operate and significantly expand the Company's existing network in San Jose, California and its environs. The joint venture company operates the network and provides the Company and MCImetro with the network services needed for their respective customers.

     On May 30, 1996, the Company and MCImetro entered into an amendment to the Company's master service agreement with MCImetro which provides that, until September 30, 2001, the Company will be MCImetro's preferred provider of certain local access services in a number of the Company's markets at a discount to prevailing optimized ILEC rates for comparable circuits. Under the amended master service agreement, MCImetro has agreed to purchase from the Company, with certain provisos, all of MCImetro's required local access in specified markets for new end-user services (and, at MCImetro's election, existing end user services), and has given the Company a right of first refusal on a circuit-by-circuit basis to provide other access services required by MCImetro in such markets. The Company and MCImetro also entered into a subscription agreement on June 24, 1996 pursuant to which MCImetro has acquired a 15% interest in the Company's Sacramento, California network for $4.5 million and MCImetro has invested an additional $3.5 million in the San Jose joint venture company. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996 MCImetro (i) exchanged the agreed value of its September 1995 investment in the San Jose network and (ii) exchanged the agreed value of its June 1996 investments in both networks for an aggregate of 958,720 shares of the Company's Common Stock.


     In December 1995, the Company and AT&T Communications signed a national preferred vendor agreement pursuant to which the Company expects to become AT&T Communications' preferred supplier of dedicated special access, switched access transport and switched business and residential line services in most of the Company's markets. The agreement provides that the Company will provide such services to AT&T Communications at a discount to the tariffed or published ILEC rates. The Company is currently providing certain services under the agreement in 11 markets and expects to add additional services in these markets and to add additional markets during 1997. Based on the plans currently being implemented by the Company and AT&T Communications and the level of services that the Company provided in 1996 pursuant to this agreement, the Company currently expects that its 1996 revenues from this national vendor agreement will not exceed 10% of the Company's total revenues for 1996. The Company's provision of existing services in any additional markets and additional services is subject to the mutual agreement of the Company and AT&T Communications with respect to each market, including satisfactory completion of network validation tests. As a result, there is no assurance that the national vendor agreement will be extended to cover additional markets and services. See "Risk Factors -- Dependence on Business from IXCs."

     The Company believes that Internet and Intranet products and services complement the Company's existing telecommunications services and present the Company with potential revenue opportunities, through both the retention of existing customers and the addition of new customers. To pursue such opportunities, on June 25, 1996 the Company formed a strategic alliance with World-Net, a privately-held development stage company founded to form a national Internet Service Provider network. Through the Company's prior investment and a recent commitment, the Company has committed a total of $20 million for a 25.5% fully-diluted interest in World-Net and it is possible that the Company will decide to commit additional funds in furtherance of this strategic alliance. The Company intends that both companies will seek ways to work together to provide customer-oriented Internet and Intranet communications solutions. The Company plans to develop and offer a wide range of Internet-related services to users of World-Net's national ISP network, including various dial-up and dedicated Internet access options.


CITIES SERVED

     In January 1994, the Company completed its first acquisition, an operating system in Springfield, Massachusetts and rights of way for the development of networks in Hartford, Connecticut and Providence, Rhode Island, where networks have been constructed by the Company and are operational. In October 1994, the Company acquired an operating system serving Sacramento, a system under construction in San Jose, and a local and long distance resale operation based in San Francisco, California that serves small to medium sized businesses in the San Francisco Bay area. The San Jose network was activated during December 1994 and has been expanded into Sunnyvale and Santa Clara, California. A 37-mile expansion of the San Jose network is being completed, which will extend the current 32-mile network into Milpitas and Palo Alto, California. See "-- Strategic Relationships" above.

     During 1994, the Company also developed business plans and obtained right-of-way agreements and the necessary operating rights to construct networks in Oklahoma City, Oklahoma, and Little Rock, Arkansas. These networks, which added a total of 46 route miles to the Company's networks, became operational during the first half of 1995.

     During March 1995, the Company acquired the assets of a 105-mile CAP network in Tulsa, Oklahoma. Also during 1995, the Company commenced the construction of networks in Bakersfield, Fresno and Stockton, California, Albuquerque, New Mexico, Knoxville, Tennessee, Jackson, Mississippi, Reno, Nevada and Tucson, Arizona, all of which are now operational.

     Effective January 31, 1996, the Company acquired the business of City Signal, a CLEC with a 208 mile network in Grand Rapids, Michigan, an operating network in Lansing, Michigan and networks under construction in Ann Arbor, Michigan and Toledo, Ohio. Also during 1996, the Company commenced the construction of networks in White Plains, New York, Stamford, Connecticut, Kansas City, Missouri, Springfield, Missouri and San Mateo, California, all of which are expected to be operational by the end of the second quarter of 1997.

     Subsidiaries of the Company currently have systems in operation or under construction in the following cities:

                                                                     OTHER CLEC
        NETWORKS OF THE COMPANY                                   NETWORKS IN CITY
        ----------------------------------------------------   ----------------------
                            CITY SERVED                        CURRENT      ANNOUNCED
        ----------------------------------------------------   -------      ---------
        EASTERN REGION
          Springfield, Massachusetts........................       0             0
          Providence, Rhode Island..........................       1             0
          Hartford, Connecticut.............................       3             0
          Grand Rapids, Michigan............................       0             0
          Lansing, Michigan.................................       0             1
          Traverse City, Michigan(1)........................       0             0

                                                                     OTHER CLEC
        NETWORKS OF THE COMPANY                                   NETWORKS IN CITY
        ----------------------------------------------------   ----------------------
                            CITY SERVED                        CURRENT      ANNOUNCED
        ----------------------------------------------------   -------      ---------
          Toledo, Ohio(1)...................................       0             1
          White Plains, New York(1).........................       1             0
          Stamford, Connecticut(1)..........................       1             0
        CENTRAL REGION
          Oklahoma City, Oklahoma...........................       2             0
          Tulsa, Oklahoma...................................       0             1
          Little Rock, Arkansas.............................       1             1
          Tucson, Arizona...................................       2             0
          Albuquerque, New Mexico...........................       2             0
          Knoxville, Tennessee..............................       0             2
          Jackson, Mississippi..............................       1             1
          Kansas City, Missouri(1)..........................       1             1
          Springfield, Missouri(1)..........................       0             1
        WESTERN REGION
          Sacramento, California............................       1             1
          San Jose, California..............................       2             0
          Sunnyvale, California.............................       2             0
          Santa Clara, California...........................       2             0
          Stockton, California..............................       0             0
          Fresno, California................................       0             1
          Bakersfield, California...........................       0             1
          Milpitas, California..............................       2             0
          Palo Alto, California.............................       2             0
          San Mateo, California(1)..........................       2             0
          Reno, Nevada(1)...................................       0             1
          San Francisco, California(2)......................     N/A           N/A

---------------
(1) Networks under construction.

(2) Facilities management operations serving the San Francisco Bay area.


     On October 24, 1996, the Company and MaineCom, a subsidiary of Central Maine Power Company, entered into a letter of intent to form a joint venture company, to be owned 60% by the Company and 40% by MaineCom, for the purposes of constructing, operating and developing networks initially in Portland, Maine and Nashua and Manchester, New Hampshire and other markets in Maine and New Hampshire as may be agreed upon in the future. The transaction is subject to execution of definitive agreements and regulatory approvals.



     The Company is discussing with a third party the acquisition by the Company of networks in operation and under construction in Salt Lake City, Utah, Reno, Nevada and Boise, Idaho. The proposal is subject to completion of appropriate due diligence by the Company and the negotiation and execution of acquisition agreements approved by the Boards of Directors of both parties.


     The Company believes its regional aggregation strategy will yield economies of scale in service costs and allow service-affecting decisions to occur closer to its customers.

NETWORK ACQUISITION, DEVELOPMENT AND DESIGN

     Before determining to acquire or construct a network in a particular city, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the city, including its location, the concentration of potential business, government and institutional end user customers, the economic prospects for the area, available data regarding IXC and end user demand and actual and potential CLEC competitors. Market demand is estimated on the basis of market research performed by Company personnel and others, utilizing a variety of data including estimates of the number of interstate access and intrastate private lines in the city based primarily on FCC reports and commercial data bases.

     If a particular city targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel design a network targeted to provide access to 70% to 80% of the identified business, government and institutional end user revenue base, to the IXC POPs and the ILEC's principal central office(s) in the city, utilizing a "self-healing" optical fiber ring architecture (build-out to 100% of the identified end users is not considered to be cost-effective in most cases because a portion of the demand is located in low density areas). Concurrently, the Company's corporate development personnel visit the location of the proposed network to begin discussions with city officials, right-of-way providers, IXCs and potential end user customers.

     Based on the data developed during these preliminary studies and visits, in connection with either an acquisition or the construction of a network, including estimates of the costs for fiber optic cable, transmission and other electronic equipment, engineering, distribution and construction, building entrance requirements and right-of-way acquisition, the Company develops detailed financial estimates based on the anticipated demand for the Company's current services (at present, the financial estimates prepared by the Company for this purpose generally do not include potential future revenues for certain enhanced products and services, which the Company plans to offer in all of its operating networks by the end of 1997; see "-- Planned Products and Services"). If the financial estimates meet or exceed the Company's minimum rate of return thresholds using a discounted cash flow analysis, the Company's corporate development personnel prepare a detailed business and financial plan for the proposed network, including competitive, regulatory and right-of-way analyses.

     In the case of acquisitions, Company personnel perform due diligence in order to determine if the city and network involved meet the foregoing development and construction criteria. The ability of the Company to acquire suitable additional systems will be subject to competition for acquisition candidates.

NETWORK CONSTRUCTION

     When the Company decides to build a network, the Company's corporate development staff obtains any needed city authorizations. In some cities, a construction permit is all that is required. In other cities, a license agreement or franchise may also be required. Such licenses and franchises are generally for a term of limited duration. The Telecommunications Act of 1996 requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner. The Company's current licenses and franchises expire in different years, ranging from 2000 to 2010. City franchises often require payment of franchise taxes which in some cases can be included as part of customer charges for use of the network. The Company's corporate development staff also finalizes arrangements for needed rights-of-way. The Company strives to obtain rights-of-way on favorable terms that afford the opportunity to expand the networks as business develops. Rights-of-way are typically leased under multi-year agreements with renewal options and are generally non-exclusive. The Company leases underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires most utilities, including most ILECs and electric companies, to afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions.

     The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the principal ILEC central offices in the city. The Company establishes general requirements for network design which are then provided to an engineering firm that renders drawings of the contemplated network and the required deployment. Construction and installation services are provided by independent contractors selected through a competitive bidding process. Company personnel provide project management services, including contract negotiation and supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date generally have become operational within four to six months after the beginning of construction.

EQUIPMENT SUPPLY


     The Company purchases fiber optic cable and transmission and other electronic equipment from Lucent Technologies, Inc. (formerly AT&T Network Systems) and other suppliers at prevailing market prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent Technologies, Inc. and other suppliers as required. In August 1995, the Company entered into an agreement with Lucent Technologies, Inc. under which, as of September 30, 1996, it has accepted delivery of 15 state-of-the-art 5ESS(R)-2000 switches.


CONNECTIONS TO CUSTOMER LOCATIONS

     Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Company's central node. Signals are sent through a network backbone to the central node simultaneously on both primary and alternate protection paths. Most buildings served have a discreet Company presence (referred to as a "remote node") located in the building. Within each building, Company-owned internal wiring connects the Company's remote node to the customer premises. Customer equipment is connected to Company-provided electronic equipment generally located in the remote node where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Company's central node where originating traffic can be reconfigured for routing to its ultimate destination on the network.

     The Company locates its remote node electronic equipment either in a room leased from the building owner or on a customer's premises. Leasing space from a building owner enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost. For these reasons, the Company believes that leasing or otherwise controlling equipment rooms in buildings served is desirable and has therefore chosen to establish such arrangements where possible. When the Company is unable to lease space from the building owner, the Company generally utilizes space provided by the customer at no cost to the Company.

SALES AND MARKETING

     The Company seeks to leverage its networks through sales and marketing activities targeted at two separate customer groups: wholesale and retail. Wholesale customers consist of IXCs and information service providers such as commercial data processing service providers and ISPs. Retail customers are composed primarily of businesses, government and institutional telecommunications users that have high volume dedicated telecommunications requirements and, to a lesser extent, include residential customers for switched services. Services are offered in accordance with tariffs filed with the FCC for interstate services and state regulatory authorities for intrastate services. Since they are classified by the FCC as non-dominant carriers, the Company's subsidiaries do not have to cost-justify their rates and in certain cases may enter into customer and product specific arrangements.

     WHOLESALE CUSTOMERS. The Company currently targets the major IXCs, such as AT&T, MCI, Sprint, WorldCom and Frontier, and major information service providers on a national basis. The Company believes that it can effectively compete to provide access products (i.e., DS-1, DS-3, frame relay, ATM and Internet hub servers) to these target customers in the cities in which it operates based on price, reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company provides POP-to-POP and POP-to-end user non-switched access services and switched access termination and origination services at prices below those the regulated ILECs currently charge. The Company strives to establish close working relationships with its IXC customers through "electronic bonding" of its operations with those of the IXCs. Electronic bonding provides a seamless integration of the Company's networks with the IXC's network which enables the IXC to access service, billing and other data direct from the Company's networks and permits the IXC to enter automated service requests (ASRs) electronically through the integrated network.

     Wholesale customers are currently marketed by national account representatives since the major IXCs and information service providers have established national or regional groups to manage and coordinate their purchasing of access services. These groups assess CLECs not only upon price, quality, service and ease of provisioning in a particular market, but also upon size, scope of operations and financial stability in order to maximize the leverage of their CLEC relationships. The Company focuses on serving its IXC customers in all of the Company's cities with a view to establishing national preferred vendor relationships.

     For the three months ended September 30, 1996, approximately 21% of the Company's consolidated revenues were attributable to access services provided to IXCs pursuant to numerous individual service orders. Approximately 12% of such consolidated revenues were attributable to services provided to MCI and its affiliates pursuant to more than 200 individual service orders. The loss of access revenues from IXCs in general or the loss of MCI as a customer could have a material adverse effect on the Company's business.

     IXC customers typically place individual service orders for specific circuits for the Company to provide private line or local access services under master service agreements which do not obligate the customer to any level of business. Most of such current service orders can be terminated by the customer on 60 days or less notice, subject, in certain cases, to specified termination liabilities. However, as indicated above under "-- Strategic Relationships," the Company has recently entered into a national preferred vendor agreement with AT&T Communications under which, subject to mutual agreement, the Company expects to become AT&T Communications' preferred supplier of certain specified services in certain specified markets, and has recently entered into an amendment to its master service agreement with MCImetro which provides that, until September 30, 2001, the Company will be MCImetro's preferred supplier of local access services in a number of the Company's markets. Information service providers typically commit to a service agreement for a term of up to three to five years which is either renegotiated or, with certain contracts, automatically renewed for successive one-year periods or converted to a month-to-month arrangement at the end of the contract term. The Company's wholesale rates are sometimes based on published tariffs, which are subject to revision from time to time, based upon changes in the published tariffs. The Company believes that it is well positioned to serve the IXCs and information service providers and generally has good relationships with its IXC and information service provider customers.

     RETAIL CUSTOMERS. The Company primarily targets four retail customer segments -- government, finance, health care and education -- all of which have high volume telecommunications requirements. The Company is currently providing these customers private line services such as point-to-point communications, dedicated DS-Os, DS-1s and DS-3s, dedicated high-speed Internet access, local dial tone and switched access termination and origination services. The Company is currently introducing frame relay and ATM-based packet transport capabilities and will have the capability to offer a wide range of switch-based, value added services, such as directory and operator assistance, audio and video conferencing, calling cards, 800-numbers, voice mail and enhanced fax, Internet access and a variety of native speed LAN-to-LAN and FDDI transport services, as well as high quality video transport. These services provide customers with cost effective data transmission and access to services such as the Internet. ATM-based packet transport capabilities will also provide a vehicle for launching future services such as ultra high speed data and compressed video transport.

     The Company believes that it can effectively compete for business, government, institutional and other end user customers based upon price, reliability, product diversity, service and custom solutions to the customer's needs. The Company offers such services to retail customers at prices below those currently offered by the regulated ILECs. In addition, the Company's self-healing optical rings ("SONET") provide reliability which the Company believes is generally superior to the reliability provided by many of the ILECs in second and third tier cities.

     Retail customers are currently marketed through Company direct sales representatives in each city. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets its products through advertisements, trade journals, media relations, direct mail and participation in trade conferences.

     Retail customers typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term. Retail contracts are generally at fixed rates. The Company believes that it has generally good relationships with its retail customers.

     CONSULTING CUSTOMERS. GLA's sales and marketing efforts are directed towards a wide variety of telephone, cable television and power companies, wireless providers and other telecommunications infrastructure owners and operators in the United States and elsewhere. GLA offers multi-faceted solutions to customers' telecommunications infrastructure requirements utilizing its varied technical and engineering expertise to offer a complete package of consulting, field service and information systems support. GLA's engineering and technical personnel include professionals who have significant technical and engineering expertise in most of the critical voice, video, data and wireless telecommunications technologies.

NETWORK OPERATIONS

     The Company's networks consist of fiber optic digitally-based communications paths which allow for high-speed, high quality transmission of voice, data and video communications. The Company typically installs backbone fiber optic cables containing either 96 or 144 fiber strands, which have significantly greater bandwidth carrying capacity than traditional analog copper cables. Using current electronic transmitting devices, a single pair of glass fibers on the Company's networks can transmit up to 32,256 simultaneous voice conversations, whereas a typical pair of wires in a traditional analog copper cable installed in many current ILEC networks can currently carry only a maximum of 24 simultaneous voice conversations. The Company expects that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber, thereby providing more bandwidth carrying capacity at relatively low incremental cost.

     The Company offers end-to-end fully protected fiber services utilizing SONET ring architecture which routes customer traffic simultaneously in both directions around the ring to provide protection against fiber cuts. Back-up electronics for high-speed circuits become operational in the event of failure of the primary components adding further redundancy to the Company's systems.

     The Company's networks are monitored seven days per week, 24 hours per day by the Company's NOC Centers (Network Operations Control Centers) in St. Louis, Missouri and Grand Rapids, Michigan. The NOC Centers provide a single point of contact for network monitoring, troubleshooting and dispatching, as well as capabilities for "electronic bonding" with customers.

     With full time monitoring, service problems are detected, diagnosed and, in most cases, repaired remotely from the NOC Centers, typically before they adversely affect the Company's customer and often before the customer even notices a problem. The NOC Centers provide real-time alarm status and performance information for each of the Company's networks around the country. They also afford improved disaster recovery to customers through remote circuit provisioning and cross-connect features.

CORPORATE OFFICE

     The Company's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number at those offices is (314) 878-1616.

NETWORK FACILITIES AND OFFICES


     The Company leases network hub sites and other facility locations and sales and administrative offices in each of the cities in which it has operations. During the nine months ended September 30, 1996, rental expense for such locations and offices totaled $1.5 million. At September 30, 1996, minimum future rental payments under noncancelable leases covering the Company's locations and offices totaled $17.1 million. The Company owns a 23 acre parcel of land in Town & Country, Missouri, on which it is constructing its new corporate headquarters building. A wholly-owned subsidiary of the Company owns a 42,000 square foot office building in Grand Rapids, Michigan that houses a switch, NOC Center and office facilities.


EMPLOYEES


     At November 30, 1996, the Company had approximately 776 full-time employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company believes it has a highly capable and motivated work force with whom relations are good. In connection with the construction and maintenance of its fiber optic networks, the Company uses third-party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.


LEGAL PROCEEDINGS

     On September 22, 1995, GST Tucson Lightwave, Inc. ("Lightwave") was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc., a wholly-owned subsidiary of the Company ("BFC Tucson"), styled Brooks Fiber Communications of Tucson, Inc. v. City of Tucson, cause No. CIV 95-655-TUC-RMB, U.S. District Court, District of Arizona. On October 2, 1995, Lightwave filed a counterclaim against BFC Tucson, the Company and Tucson Electric Power Company ("TEP"), charging BFC Tucson, the Company and TEP with violations of antitrust laws, all of which alleged violations stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights of way. The original causes of action have been settled; however, the counterclaim by Lightwave is currently still pending. The counterclaim seeks treble damages, attorneys' fees, costs (all in an unspecified amount) and such other relief as the court deems proper. The Company believes the claims are without merit and intends to defend vigorously against this action. The Company believes that resolution of the matter will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

     From time to time the Company or a subsidiary of the Company is named as a defendant in routine lawsuits incidental to its business. Based on the information currently available, the Company believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect on the Company.

               THE COMPETITIVE LOCAL TELECOMMUNICATIONS INDUSTRY

LONG DISTANCE SERVICES

     The 1982 court-directed breakup of AT&T (the "Divestiture") specifically provided for competition in the long distance segment of the market, but prohibited the RBOCs from entering the inter-LATA long distance market. Competitors in the long distance market now include AT&T, MCI, Sprint, WorldCom, Frontier and numerous other smaller inter-exchange carriers. These long distance carriers provide only the interconnection between local telephone networks and pay access charges to the ILECs for originating and terminating the calls carried by the IXC. By 1992, it is estimated that more than one-third of the nation's long distance market was controlled by competitors of AT&T. Following the Divestiture, service levels in the long distance market have improved, product offerings have increased and prices for long distance service generally have declined, all of which has resulted in increased consumer demand and significant market growth for long distance services.

LOCAL EXCHANGE SERVICES

     In contrast to the long distance telecommunications inter-exchange market, the local exchange market, until recently, has remained the domain of the ILECs as the result of regulatory policy. ILECs include the seven RBOCs and their 22 Bell operating company subsidiaries ("BOCs"), the GTE operating companies, United Telecom Corp. and approximately 1,000 other independent local exchange carriers. It is estimated that 1995 ILEC revenues approximated $102 billion nationally, including Local Exchange Services. In general, the ILECs connect end users within a LATA and also provide the local portion of most long distance calls. The ILECs are required to serve all residential and business users within restricted geographic areas defined by the LATAs. The market for Local Exchange Services consists of a number of distinct services and related charges that include:

          1. Switched Local and Private Line Services -- The basic dial tone, centrex and private line services;

          2. Long Distance Access Services -- The access services provided by the ILECs to IXCs for the local origination or termination of long distance telephone calls; and

          3. Intra-LATA Long Distance Services -- Long distance calls originating and terminating within a LATA.

     Traditionally, the ILECs' costs of providing certain Switched Local Services have been subsidized by Long Distance Access Services and Intra-LATA Long Distance.

     The following schematics illustrate the general structure of a CLEC network and an IXC long distance network.

                             [CLEC NETWORK LOGO]

                         [LONG DISTANCE NETWORK LOGO]

COMPETITIVE PROVIDERS OF LOCAL EXCHANGE SERVICES

     Although the Divestiture did not mandate competition in the local exchange market, the rapid development of fiber optic and digital electronic technologies has encouraged the growth of cost effective alternatives to the monopolistic position of the ILECs in many of the local exchange markets. In addition, the IXCs have lobbied for competition in the local exchange markets due to the significant fees paid by IXCs to the ILECs. Industry sources estimate that local access charges paid by IXCs equal as much as 45% of the long distance industry's total revenues.

     The first CAPs were established in the mid-1980s to provide nonswitched special access and private line services in direct competition with the ILECs. Initially, CAPs could compete effectively only for the $8.6 billion special access and private line services portion of the local exchange market. These services were provided to customers in buildings physically connected to separate, privately-owned CAP networks. Within this framework, the CAPs offered three types of special access and private line services:

          1. Special access long distance carrier connections. High capacity lines used to transmit telecommunications voice and data between the Points of Presence of an IXC or from one IXC to another ("POP to POP-Special Access");

          2. Special access, end user to IXC connections. Medium to high capacity lines to connect business, government and institutional end users to IXCs ("POP to End User-Special Access"); and

          3. Private line, end user to end user connections. Low to medium capacity lines used to interconnect multiple customer locations ("End User to End User Private Line").

     In September 1992, the FCC ordered the RBOCs and all but one of the larger ILECs (those having in excess of $100 million in gross annual revenues) to provide interconnection in the ILECs' central offices to any competitive access provider seeking such interconnection for the provision of interstate special access services. The FCC also ordered the ILECs to file interconnection tariffs by February 1993; these tariffs became effective in June 1993. This decision granted CLECs the right to interconnect their private networks to the networks of the ILECs, thereby enabling the CLECs to access new customers and new markets without physically expanding their networks ("Collocated Special Access"). Initially, the FCC's new rules were restricted to the provision of the $2.5 billion interstate collocated special access services portion of the local exchange market.

     In August 1993, the FCC adopted rules for switched access transport services, which largely mirror the FCC's special access rules. Switched access transport is an identical service to special access except that it connects with a ILEC central office at one end and carries traffic to an IXC POP that has been switched by the ILEC at the central office. This represents a $4.3 billion portion of the local exchange market. The FCC ordered the larger ILECs to file new tariffs reflecting interconnection by CLECs by November 1993; these tariffs became effective in February 1994 for switched access transport ("Collocated Switched Access Transport").

     In the August 1993 decision, the FCC issued additional rulings concerning expanded interconnection for competitive access services. First, the FCC reaffirmed its Special Access Order adopted in September 1992, in which the FCC ordered the larger ILECs to allow CLECs interconnection with ILECs for special access. The FCC also reaffirmed its "Fresh Look" policy which allows certain customers who have entered into long-term contracts with ILECs for access services to terminate those agreements with only limited termination charges. This policy is intended to allow local competitive access providers to penetrate a market more quickly since it permits end users to move their telecommunications traffic to the competitive provider with minimal transfer costs.

     The FCC also granted ILECs additional pricing flexibility for switched access services in the form of zone density pricing similar to zone density pricing allowed for special access interconnection. In addition, the FCC allowed the local exchange carriers to offer volume discounts and term discounts, subject to certain limitations.

     In total, the FCC's Interconnection Decisions permitted CLECs to compete for an additional $13.8 billion portion of the local exchange market (including $7.0 million of switched access termination).

     The Telecommunications Act of 1996, which contains provisions that mandate local and long distance telecommunications services competition, was enacted into law on February 8, 1996 (see "Regulatory Overview"). The FCC has issued and will issue further orders under the Telecommunications Act of 1996, many of which, if not all, will likely be appealed by one or more affected parties to the U.S. Court of Appeals and U.S. Supreme Court. In addition, the Telecommunications Act of 1996 may be amended in 1997 or subsequent years. Therefore, the Company is unable to determine the final form and impact of existing and future legislation, and the regulatory and judicial actions under such legislation.


     In addition to the federal initiatives and rulings, most states have now taken regulatory and legislative action to open local telecommunications markets to local exchange competition and co-carrier status. The Company is deploying switches on its networks as rapidly as possible and plans to have switches serving all of its operating networks by the end of the second quarter of 1997.


     When the first CAP networks were built in the 1980s, they could compete effectively only for the approximately $8.6 billion special access and private line services portion of the local exchange market (POP to POP Special Access, POP to End User Special Access and End User to End User Private Line). Beginning in 1994, after the FCC's Interconnection Decisions, which allowed CAPs to provide Collocated Special Access, Collocated Switched Access Transport and, with the installation of a switch, Switched Access Termination services, CAPs were allowed to compete for an additional estimated $13.8 billion portion of the market. If regulatory and other industry trends continue, the Company believes that ultimately the entire approximately $102 billion total U.S. market may be open to competition as CLECs deploy switches capable of providing the full array of local exchange services and as state public utility commissions ("PUCs") authorize CLECs to provide full local telecommunications services.

     The following chart illustrates the potential CLEC revenue opportunities, based on the total 1995 local exchange revenues, both before and after a CLEC deploys a switch in its local network.

                     CLEC POTENTIAL REVENUE OPPORTUNITIES*

                                                                         TOTAL 1995 U.S. LOCAL
                                                                            EXCHANGE MARKET
                                                                             ($ BILLIONS)
                                                                         ---------------------
Access/Private Line Services (Non-Switched)
1.   POP to POP -- Special Access.....................................          $   2.0
2.   POP to End User -- Special Access................................              2.6
3.   End User to End User -- Private Line.............................              4.0
4.   Collocated Special Access........................................              2.5
5.   Collocated Switched Access Transport.............................              4.3
Switched Services
6.   Switched Access Termination......................................              7.0
7.   Switched Access Origination......................................              4.7
8.   End User Common Line Access Charge
     (Business).......................................................              5.9
     (Residential)....................................................              5.4
9.   Co-Carrier Switched Local Services (centrex)
     (Business).......................................................             23.0
10.  Co-Carrier Switched Local Services
     (Residential)....................................................             20.8
11.  Intralata Toll and Other.........................................             17.6
12.  Unclassified "other".............................................              2.0
                                                                                 ------
Total U.S. Market.....................................................          $ 101.8
                                                                                 ======

---------------
* Source: Paradigm Resources, Inc. Includes data for Tier 1, Tier 2, Tier 3 and all other markets.

                                  COMPETITION

     As noted above, the regulatory environment continues to promote competition as the FCC has set the industry on an open competition course with its Interconnection Decisions. Most state regulatory authorities have followed the FCC's lead by requiring co-carrier status for CLECs and ILEC open network scenarios. In addition, the Company believes that the recently enacted Telecommunications Act of 1996 and regulatory and court orders at the federal level may further accelerate the open competition process.

ILECS

     In each city served by its networks, the Company faces, and expects to continue to face, significant competition from the ILECs, which currently dominate their local telecommunications markets. As competition in the local exchange market proceeds, the Company believes that a fundamental division between the needs of business/governmental/institutional end users and residential end users will drive the creation of differentiated telecommunications services and service providers. The Company believes that the IXCs, ISPs, wireless carriers and business, governmental and institutional end users on which it focuses will have distinct requirements including maximum reliability, consistent high quality transmissions, capacity for high speed data transmissions, diverse routing, responsive customer service and continuous attention to service enhancement and new service development.

     The Company competes with the ILECs for these customers in its markets on the basis of price, reliability, state-of-the-art technology, product offerings, route diversity, ease of ordering and customer service. However, the ILECs have long-standing relationships with their customers and provide those customers with various transmission and switching services that the Company, in some cases, is not currently allowed by regulators to offer. The Company has sought, and will continue to seek, to achieve parity with the ILECs in order to become able to provide a full range of local telecommunications services. The CLEC industry continues to challenge, before federal and state regulators, many advantages which exist because of the ILECs' historical status, but there can be no assurance that the CLEC industry will succeed in these endeavors. See "Regulatory Overview" for additional information concerning the regulatory environment in which the Company operates.

     Existing competition for private line, special access and local exchange services is based primarily on quality, capacity and reliability of network facilities, customer service, response to customer needs, service features and price, and is not based on any proprietary technology. As a result of the comparatively recent installation of the Company's fiber optic networks, its dual path architectures and the state-of-the-art technology used in its networks, the Company may have cost and service quality advantages over some currently available ILEC networks. Moreover, because of its customer service orientation and its focus on business, governmental and institutional customers, the Company believes that, in general, it provides more attention and responsiveness to its customers than do its ILEC competitors. The Company also believes it will be able to successfully compete with the ILECs in the cities served by its networks because the Company believes the ILECs have generally been less focused on competition in second and third tier cities and, accordingly, place a lower priority on replacing their existing copper cable systems in those cities.

     Although the ILECs generally are subject to greater pricing and regulatory constraints than CLECs, ILECs are achieving increased pricing flexibility for their services as a result of, among other things, the Interconnection Decisions. The Telecommunications Act of 1996 also provides further regulatory flexibility for ILECs to allow them to respond to competition. If the ILECs continue to lower rates and/or engage in substantial volume and term discount pricing practices for their customers, there would be downward pressure on certain rates which the Company charges, which pressure could adversely affect the Company's profitability. If regulatory decisions permit the ILECs to charge CLECs substantial fees for interconnection to the ILECs' networks or afford ILECs other regulatory relief, such decisions could also have a material adverse effect on CLECs, including the Company. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to off-net customers provided through interconnection with ILEC networks and the continuing shift by IXCs to purchasing their access services from CLECs instead of ILECs.


     The Company believes that various legislative initiatives, including the recently enacted Telecommunications Act of 1996, as well as a recent series of completed and proposed transactions between ILECs, IXCs and cable companies increase the likelihood that barriers to local exchange competition will be removed. The introduction of such competition, however, also means that ILECs will be authorized to provide long distance services under the provisions of the Telecommunications Act of 1996. When ILECs are permitted to provide such services, they will ultimately be in a position to offer single source service. On January 2, 1997, Ameritech filed an application with the FCC for authority to provide inter-LATA long distance services in Michigan which the FCC must grant or deny within 90 days of filing.


     The entry of ILECs into the long distance business is expected to have a profound impact on existing market relationships. The Company expects that this will cause the existing long distance providers to increasingly turn to CLECs to gain access to their customers.

CLECS AND OTHER COMPETITORS

     The Company also faces, and expects to continue to face, competition from other CLECs and other potential competitors in certain of the cities in which the Company offers its services, some of which competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. However the Company believes that, as a result of its strategy to operate in second and third tier cities, where there are generally fewer CLEC competitors, and to pursue the establishment of strategic relationships with the major IXCs, combined with its own capital, technical and management resources, these competitors will not pose an untenable threat.

     In addition to the ILECs and other CLECs, potential competitors capable of offering private line, special access and local exchange services include long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, and private networks built by large end users. Previous impediments to certain utility companies entering telecommunications markets under the Public Utility Holding Company Act of 1935 were removed by the Telecommunications Act of 1996.


     A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. MCI announced in January 1994 that its MCImetro unit would invest more than $2 billion to build in fiber optic rings and local switching equipment in major metropolitan markets to provide direct connection to its customers and to provide alternative local telephone services to other IXCs. The recently announced acquisition of MCI by British Telecommunications could increase the resources available to MCI for the above purposes. The Company believes that this affirms the opportunity in the CLEC industry and the Company's decision to focus on lower tier cities. Since the Company is focusing on different markets, it does not expect to compete directly against MCImetro in most of its markets, and it may provide complementary markets to certain MCImetro markets. See "Business of the Company -- Strategic Relationships" for information concerning the existing and proposed contractual relationships between the Company and MCImetro. AT&T and Sprint have also indicated their intention to offer local telecommunications services to certain U.S. markets, either directly or in conjunction with CLECs or cable operators, and WorldCom and MFS Communications completed a merger on December 31, 1996 which will enable WorldCom to offer a "one-stop shopping" combination of long distance and local exchange services.

     Cable television companies are upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Cable company-controlled CLECs, such as Teleport and U.S. West/Time Warner, historically have possessed certain advantages over other CLECs in the provision of competitive access services resulting from certain rights in favor of the cable television companies to use third-party rights-of-way and to obtain building access at advantageous costs, and possible cost advantages as a result of statutorily-prescribed limits on the amounts that electric utilities and ILECs may charge cable companies for use of utility-owned poles and conduits. However, the Telecommunications Act of 1996 contains provisions that require most utilities, including most ILECs and electric companies, to afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. Recent court decisions invalidating the FCC's prohibition of cross-ownership of cable companies and telephone companies in the same local service territory could permit ILECs to compete with cable television companies in the provision of cable television service in residential markets. However, the Company believes that the convergence of these industries will not be a direct threat because their focus is oriented on residential customers rather than the business customers which the Company targets.

     Electric utilities may install fiber optic telecommunications cable to allow remote meter reading, peak load monitoring, customer service and interactive billing. The Telecommunications Act of 1996 facilitates the provision of telecommunications services by electric utilities over those networks.

     Cellular and PCS providers may also be a source of competitive local telephone service. However, the Company believes wireless operators will be large users of CLEC access services to transport their calls among their radio transmitter/receiver sites through networks that avoid the ILECs with whom they compete.

     The Company also competes with equipment vendors and installers, and telecommunications management companies, with respect to certain portions of its business.

     Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company. However, the Company believes that its strategy of targeting second and third tier cities, its capital, technical and management resources and its orientation toward IXCs and other commercial telecommunications users will enable it to achieve its strategic objectives.

                              REGULATORY OVERVIEW

OVERVIEW

     The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments sometimes impose franchise or licensing requirements on CLECs and regulate street opening and construction activities. The Company actively supports additional regulatory reform at all levels to further open telecommunications markets to competition.

THE TELECOMMUNICATIONS ACT OF 1996

     On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, which is comprehensive federal telecommunications legislation affecting all aspects of the telecommunications industry. The Telecommunications Act of 1996 establishes a national policy that promotes local exchange competition. At the heart of the Telecommunications Act of 1996 is the requirement that local and state barriers to entry into the local exchange market be removed. The Telecommunications Act of 1996 establishes uniform standards under which the FCC and state commissions are to implement local competition and co-carrier arrangements in the local exchange market. The Telecommunications Act of 1996 also imposes significant obligations on the RBOCs and other ILECs, including the obligation to interconnect their networks with the networks of competitors. Each ILEC would be required not only to open its network but also to unbundle their network elements and services in order that competitors may purchase only those elements and services that they require. The pricing of these unbundled network elements and services, which is uncertain and will depend, among other things, upon regulatory and judicial developments, will determine whether it is economically attractive for CLECs, IXCs and others to use these elements and services. ILECs will be required to make available for resale to new entrants all services they offer end user customers on a retail basis. The Telecommunications Act of 1996 also imposes requirements on ILECs to provide reciprocal call termination and telephone number portability.

     The Telecommunications Act of 1996 also provides, among other things, that the RBOCs and other ILECs satisfy a competitive checklist, providing the Company and other competitors the services and facilities necessary to offer local switched services. Under the Telecommunications Act of 1996, the FCC is directed to interpret and clarify these terms. The FCC has engaged in rulemaking proceedings to establish these arrangements, which will ultimately be implemented by the state telecommunications or regulatory commissions (see "State Regulation" below). The following table summarizes the key factors of the legislatively mandated competitive checklist, often referred to as "co-carrier status," being pursued by the Company with the FCC and with state regulators and the anticipated effect of these factors on the Company's ability to provide fully competitive services on an economically efficient and technically feasible basis.

       CHECKLIST ITEM                     DEFINITION                   ANTICIPATED EFFECT
-----------------------------   ------------------------------   ------------------------------
Interconnection..............   Efficient network                Allows CLECs to service
                                interconnection to transfer      customers not directly
                                calls back and forth between     connected to their networks
                                ILECs and competitive networks
                                (including 911, 0+, directory
                                assistance, etc.)

       CHECKLIST ITEM                     DEFINITION                   ANTICIPATED EFFECT
-----------------------------   ------------------------------   ------------------------------
Local Loop Unbundling........   Allows competitors to            Reduces the capital and
                                selectively gain access at       service costs of CLECs to
                                cost-based rates to ILEC wires   serve customers not directly
                                from central offices to          connected to their networks
                                customers' premises
Reciprocal Compensation......   Mandates reciprocal              Improves CLEC margins for
                                compensation for local traffic   local service
                                exchange between ILECs and
                                competitors
Number Portability...........   Allows customers to change       Allows customers to switch to
                                local carriers without           CLEC provided local service
                                changing numbers. True           without changing phone numbers
                                portability allows incoming
                                calls to be routed directly to
                                a competitor. Interim
                                portability allows incoming
                                calls to be routed through the
                                ILEC to a competitor at the
                                economic equivalent of true
                                portability
Access to Phone Numbers......   Mandates assignment of new       Allows CLECs to provide
                                telephone numbers to CLEC        telephone numbers to new
                                customers                        customers on the same basis as
                                                                 the ILEC


     The RBOCs' incentive to comply with the opening under the Telecommunications Act of 1996 of the local exchange market to competition derives from the Act's provisions allowing the removal of the current ban on RBOC provision of interLATA toll service and equipment manufacturing. This ban will only be removed after the RBOC demonstrates to the FCC, in consultation with the Department of Justice and the relevant state commissions, that the RBOC has met the requirements of the competitive checklist, which details the basic co-carrier requirements, and the FCC concludes that RBOC entry into long distance is in the public interest. The RBOC must also generally show that it has entered into an approved interconnection agreement with at least one unaffiliated, facilities-based competitor in some portion of a state before offering long distance service in that jurisdiction. On January 2, 1997, Ameritech filed an application with the FCC for authority to provide inter-LATA long distance service in Michigan under the Telecommunications Act of 1996, which the FCC must grant or deny within 90 days of filing.


     While state-by-state regulatory activity has to date brought co-carrier arrangements or initiatives to various degrees of completion in most states, the Telecommunications Act of 1996 is intended to accelerate the process and create a competitive environment in all markets, eliminating state and local statutory and regulatory barriers to entry. This preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings nationwide.

     The Company, as a facilities-based, multi-market competitive provider already active in emerging co-carrier environments, stands to benefit from the Telecommunications Act of 1996. In addition to providing the Company with a national framework to achieve co-carrier status in local exchange markets, the Telecommunications Act of 1996 permits CLECs with less than 5% of nationwide prescribed access lines to offer single source combined packages of local and long distance services. AT&T, MCI and Sprint may not bundle in a RBOC's territory their local services resold from a RBOC and long distance service until the RBOC is authorized to enter the inter-LATA long distance market or for three years, whichever event occurs earlier.

     The Telecommunications Act of 1996, by removing barriers to entry into the local exchange market and at the same time enabling multiple carriers to compete with the Company in the provision of telecommunications services, ultimately allowing the RBOCs and large IXCs to offer their own packages of single source local/long distance services, substantially increases the competition the Company will face.

     The Telecommunications Act of 1996 also creates a new Federal-State Joint Board for the purpose of making recommendations to the FCC regarding the implementation of a largely revised universal service program. All telecommunications carriers, including the Company, that provide interexchange services are required to contribute, on an equitable and nondiscriminatory basis, to the preservation and advancement of universal service pursuant to a specific and predictable universal service mechanism to be established by the FCC. The Company is unable to predict the final formulas for universal service contributions or its own level of contribution.

     The Telecommunications Act of 1996 in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes that the Telecommunications Act of 1996 prescribes. The FCC already has commenced several of these rulemaking proceedings. In addition, the Telecommunications Act of 1996 retains for individual state utility commissions authority to impose their own regulation of local exchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act of 1996. The Company is unable to predict the final form of such regulation and its potential impact on the market.

FEDERAL REGULATION

     The FCC has adopted a "forbearance" policy for non-dominant carriers, such as the Company and its subsidiaries, under which no prior approval is needed for network construction or acquisition, and only minimal tariff and reporting requirements are in effect. In their provision of certain services, ILECs in most markets are regulated by the FCC as dominant carriers.


     As a result of rulings announced by the FCC in September 1992 and August 1993 (the "Interconnection Decisions"), the Company is able to offer interstate special access and switched access transport services to virtually every business and government end user in the metropolitan areas which the Company elects without being directly connected to such customers. The Interconnection Decisions enabled CLECs to compete for transport of switched long distance calls between ILEC central offices and long distance carrier POPs. At the same time the ILECs were granted greater pricing flexibility for those services. Portions of the Interconnection Decisions are likely to be further reviewed and addressed by the FCC as it construes the federal legislation.


     In March 1995, a major CLEC introduced an initiative before the FCC calling for the nationwide unbundling of the "local loops" controlled by the ILECs in order to make those facilities available on a cost-based basis to all eligible local service providers, including the Company, following initiation of local competition. The local loop is the part of the ILEC networks that physically connects the customer's premises to the central office and is used to receive and originate local and long distance calls. The Company has simultaneously pursued similar initiatives before individual state regulatory commissions and has obtained orders or entered into agreements with ILECs to obtain unbundled loops in a number of states. The FCC has addressed local loop unbundling and related unbundling issues in connection with its interpretation of the Telecommunications Act of 1996.


     In July 1995, the FCC took two actions related to the assignment of telephone numbers, first mandating that responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other ILECs to a neutral entity, and second, proposing a regulatory structure under which a wide range of number portability issues would be resolved. The FCC is expected to address those and other number portability issues in connection with its ongoing interpretation of the Telecommunications Act of 1996. On July 2, 1996 the FCC issued an order regarding interim and permanent number portability indicating that rates charged by ILECs to CLECs for interim portability should be minimal and that permanent number portability should be available in the top 100 U.S. markets by the end of 1997. In September 1996, the FCC designated the members of the North American Numbering Council, which will advise the FCC on numbering issues. On November 18, 1996, one RBOC filed a complaint in the U.S. Court of Claims requesting compensation for costs of interim portability which it claims were a violation of its Fifth Amendment rights under the U.S. Constitution and not allowed by the FCC.


     In September 1995, the FCC issued a Notice of Proposed Rulemaking which proposes rules that, among other things, would increase ILEC pricing flexibility and deregulation as competition increases.

     During 1996 the FCC has taken several actions with respect to competitive local telecommunications pursuant to the Telecommunications Act of 1996.

     On August 1, 1996, the FCC issued an order amending its pole attachment rules to be pursuant to the Telecommunications Act of 1996 by requiring utilities, including ILECs and most electric companies, to make poles, conduit and rights-of-way available to telecommunications carriers, including CLECs, at reasonable cost and on a nondiscriminatory basis. Several utilities have appealed the FCC order to the U.S. Court of Appeals, which has not yet issued a decision.

     On August 8, 1996, the FCC issued an order containing rules providing guidance to the ILECs, CLECs, IXCs and state PUCs regarding several provisions of the Telecommunications Act of 1996, to be applicable in the event that parties to interconnection agreements cannot agree on certain terms and the state PUCs issue orders containing arbitrated results. The rules include, among other things, FCC guidance on: (1) discounts for end-to-end resale of ILEC local exchange services (which the FCC has suggested should be in a range of 17% to 25%); (2) availability of unbundled local loops and other unbundled ILEC network elements; (3) the use of "total element long run incremental cost" (TELRIC) in the pricing of these unbundled network elements; (4) average default proxy prices for unbundled local loops in each state; (5) mutual compensation rates for termination of ILEC/CLEC local calls; (6) an access charge transition plan that: (a) leaves access charges unchanged with respect to situations involving resale of ILEC local exchange services; (b) leaves all access charges in place with respect to situations involving use of ILEC unbundled switching and other network elements to provide local exchange services, except for 25% of the "transport interconnection charge" (TIC); and (c) permits avoidance of access charges only when the ILEC switch is not utilized; and (7) the ability of CLECs and other interconnectors to opt into portions of interconnection agreements negotiated by ILECs with other parties on a most favored nation (or "pick and choose") basis.


     The FCC issued on December 24, 1996 a Notice of Proposed Rule Making (NPRM) regarding future changes to access charges and a Report and Order implementing changes to the ILEC price cap rules. The NPRM generally asked for comments on two approaches for a transition of access charges to cost-based levels -- a "market-based" approach with a phase-in of ILEC deregulation depending upon the level of local competition, and a "prescriptive" approach under which the FCC would specify the timing and nature of changes to existing rate levels. The NPRM also asked for comments on changes to the access charge rate structure as well. The Report and Order eliminated the price cap's lower service band indices and substantially eased the requirements necessary for the introduction of new services. In addition, the Federal-State Joint Board on Universal Service consisting of FCC and state commissioners made its recommendations on the implementation of the universal service provisions of the Telecommunications Act of 1996 on November 7, 1996 and on November 18, 1996 the FCC issued a public notice requesting comments on these recommendations. Under the Telecommunications Act of 1996, the FCC must act on these recommendations by May, 1997 and has stated that it intends to announce new access charge rules within the same time frame.

     The Company envisions that the FCC will initiate many additional proceedings, as a result of the enactment of federal legislation, defining and construing the terms and conditions of the various components necessary for local competition. Many, if not all, of the FCC orders under the federal legislation will likely be appealed by one or more affected parties to the U.S. Court of Appeals and U.S. Supreme Court. In addition, the Telecommunications Act of 1996 may be amended in 1997 or subsequent years. Accordingly, the Company is unable to determine the final form and impact of existing and future legislation, and the regulatory and judicial actions under such legislation.

COURT APPEALS


     Various parties, including ILECs and state PUCs, filed appeals from the FCC's August 8, 1996 order to various U.S. Courts of Appeal, and several parties petitioned the FCC and the courts to stay the effectiveness of the FCC rules included in the FCC's order, pending a ruling on the appeals. Many of the appeals were transferred to the Eighth Circuit U.S. Court of Appeals. On November 18, 1996, several members of Congress filed an amicus curiae brief in support of the appeals of the FCC order. On December 30, 1996, several other members of Congress filed an amicus curiae brief supporting the FCC order.


     The FCC has not stayed its own order. However, on October 15, 1996, the Eighth Circuit U.S. Court of Appeals issued an order containing a partial stay, pending the court's ruling on the various appeals. The order imposed the partial stay on: (1) the use of TELRIC in the pricing of unbundled ILEC network elements and the resulting default proxy prices; and (2) the "pick and choose" provisions. The remainder of the FCC's August 8, 1996 order remains in effect. On November 12, 1996, the U.S. Supreme Court declined to overturn the stay. The Eighth Circuit U.S. Court of Appeals is scheduled to hear arguments on the various appeals in January 1997.


     The Company believes the partial stay will not have any material adverse effect on the Company because the Company already has in effect interconnection agreements with the ILECs, or expects to have such agreements in effect after state PUC arbitrations, in substantially all of its markets by early 1997, under the provisions of The Telecommunications Act of 1996, which have not been stayed, and which specifically require ILECs to enter into interconnection agreements and require state PUCs to arbitrate such agreements within certain time frames. The stay of the FCC rules does not delay the implementation of the Act by the parties and by the state PUCs, but rather suspends the guidance that the FCC sought to provide the parties and the state PUCs in the portions of the rules that were stayed.


STATE REGULATION


     The Company's offering of switched local exchange services may be classified as intrastate and therefore subject to state regulation. The Company is certified as a CLEC in 26 of its 30 networks. State authorizations vary in the scope of the intrastate services permitted. The Company is in the process of seeking to expand the scope of its intrastate certification in various jurisdictions, a process which will depend upon regulatory action in the individual states. State laws and regulations that prohibit or have the effect of prohibiting, local and long distance telecommunications competition are preempted under the Telecommunications Act of 1996.


     In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services which are classified as intrastate. In some states, the Company's tariff can list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company is not subject to price cap or to rate of return regulation in any state in which it currently provides services.

     Under the Telecommunications Act of 1996, implementation of the Company's plans to compete in local markets is and will continue to be, to a certain extent, controlled by the individual states. The Company continues to support efforts at the state government level to more quickly implement competition in their markets under the new federal law and to permit CLECs to operate on the same basis and with the same rights as the ILECs, sometimes referred to as "co-carrier status." As of December 31, 1996, most states have taken regulatory and legislative action to open local communications markets to local exchange competition and co-carrier status. When co-carrier status is granted in a particular state, CLECs would expect to realize lower costs for providing intrastate switched local exchange services in that state.



     The Company has established interconnection agreements with ILECs for 26 of its 30 networks. The Telecommunications Act of 1996 requires ILECs to enter into interconnection agreements with CLECs and other competitors and requires state PUCs to arbitrate such agreements within certain time frames. US West in New Mexico is the only RBOC in the Company's operating markets with which the Company does not have an interconnection agreement, and the Company is in binding arbitration with US West in New Mexico which is scheduled to be completed by early 1997. While the Telecommunications Act of 1996 mandates the implementation of interconnection arrangements, there can be no assurance that such negotiations will enable the Company to secure its desired co-carrier arrangements in a timely fashion or for appropriate rates and terms.


LOCAL GOVERNMENT AUTHORIZATIONS

     In certain locations, the Company is required to obtain local franchises, licenses or other operating rights and street opening and construction permits to install and expand its fiber optic networks. In some of the areas where the Company provides network services, the Company's subsidiaries pay license or franchise fees based on a percent of gross revenues or on a per linear foot basis. There is no assurance that certain cities that do not impose fees will not seek to impose fees, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels.

     The Telecommunications Act of 1996 prohibits local governmental authorities from discriminating among telecommunications carriers and mandates competitively neutral treatment.

     If any of the Company's existing franchise or license agreements were terminated prior to its expiration date and the Company were forced to remove its fiber from the streets or abandon its network in place, such termination would have a material adverse effect on the Company's subsidiary in that metropolitan area and could have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


                NAME                    AGE                       POSITION
-------------------------------------   ---    -----------------------------------------------
EXECUTIVE OFFICERS
  Robert A. Brooks(1)................   64     Chairman; Director
  James C. Allen(1,4)................   50     Vice Chairman & Chief Executive Officer;
                                               Director
  D. Craig Young(4)..................   43     President & Chief Operating Officer; Director
  John C. Shapleigh..................   47     Executive Vice President, Regulatory and
                                               Corporate Development
  David L. Solomon...................   37     Executive Vice President & Chief Financial
                                               Officer
  John K. Brooks.....................   35     Senior Vice President and President-JB Telecom,
                                               Inc.
  Gregory J. Christoffel.............   48     Senior Vice President & General Counsel
  Marilou Crum.......................   49     Senior Vice President, Marketing and Carrier
                                               Sales
  Jim A. Moffit......................   51     Senior Vice President and Managing Director-GLA
                                               International
  Mark W. Senda......................   38     Senior Vice President, Operations
  Waymon R. Tipton...................   39     Senior Vice President, Corporate Communications
                                               and Strategic Development
  Gerard J. Howe.....................   41     Vice President, Finance, and Senior Vice
                                               President & Chief Financial Officer-JB Telecom,
                                               Inc.
NON-MANAGEMENT DIRECTORS
  Robert F. Benbow(3)................   61     Director
  William J. Bresnan(1,3,5)..........   63     Director
  Jonathan M. Nelson(1,2,4,5)........   40     Director
  G. Jackson Tankersley,
     Jr.(1,2,4,5)....................   47     Director
  Ronald H. Vander Pol(2,3,4)........   44     Director
  Carol deB. Whitaker................   42     Director


-------------------------
(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Finance Committee

(5) Member of Board Governance Committee

     EXECUTIVE OFFICERS

     ROBERT A. BROOKS, CHAIRMAN. Mr. Brooks has been Chairman of the Company since its formation in November 1993. Mr. Brooks was founder and previously served as Chairman of the Board and CEO of BTC. Mr. Brooks has 39 years experience as an entrepreneur, business planner and developer, cable system operator, investor, engineer, consultant, project manager, expert witness and management advisor in cable television and broadband telecommunications. Mr. Brooks was a founder and Chairman for ten years of Cencom Cable Associates, which was founded in 1982 with initial capitalization of approximately $300,000 and was purchased in 1991 by Crown Media (a Hallmark affiliate) in a transaction valued at approximately $1 billion. Mr. Brooks previously served as a Director of OneComm and Chem Design Corporation. He has a B.S.E.E. from Northeastern University and currently is a member of its Corporation. Mr. Brooks currently serves as a member of President's Council of St. Louis University and is a Registered Professional Engineer, a Member of N.S.P.E., a Senior Member of I.E.E.E. and an inducted member of the prestigious Cable Television Pioneers Club.

     JAMES C. ALLEN, VICE CHAIRMAN, CEO. Mr. Allen has been Vice Chairman and CEO of the Company since its formation in November 1993. Mr. Allen previously served as President and COO of BTC. Mr. Allen has 25 years experience as an entrepreneur, business planner and developer, cable system operator, financier, expert witness and advisor in cable television and broadband telecommunications. Mr. Allen was a founder and President, CFO and COO of Cencom Cable Associates, Vice President of Operations of Telcom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries, Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President for Finance of National Communications Service Corporation. He served as Chief Financial and Chief Operating Officer of David Lipscomb University, from which he holds a B.S. degree.

     D. CRAIG YOUNG, PRESIDENT, COO. Mr. Young has served as President and COO of the Company since April 1995. Mr. Young has 16 years experience in the telecommunications industry. He served as Vice President-Sales Operations, Custom Business Services of Ameritech, Inc. from 1993 to 1995; Vice President-Sales and Service, Business and Government Services of U.S. West Communications, Inc. from 1992 to 1993; Vice President-Sales, Large Business Service from 1989 to 1992; and Vice President and General Manager-U.S. West Information Systems from 1986 to 1988. Mr. Young's responsibilities at Ameritech, Inc. and U.S. West Communications, Inc. included the management of all voice and data sales, engineering and pricing activities for large commercial and government end users, and full P&L responsibility for more than $650 million in revenue and direction of a work force of more than 400 employees. Prior to that he served as President of Executone Information Systems, a franchise distributor of voice products. He joined the Company in 1995. He has a B.S., Business Administration/Marketing degree from California State University and has attended the Executive Management Program at Columbia University.


     JOHN C. SHAPLEIGH, EXECUTIVE VICE PRESIDENT, REGULATORY AND CORPORATE DEVELOPMENT. Mr. Shapleigh has been Executive Vice President in charge of the Company's regulatory and corporate development activities since its formation in November 1993. Mr. Shapleigh has 22 years of entrepreneurial, management, regulatory, government policy and legal experience. He is the immediate past Chairman and previously served for two years as President of the Association for Local Telecommunications Services (ALTS), the national trade association for competitive local telecommunications companies. He also served for one year as Associate Administrator of the National Telecommunications and Information Administration (NTIA) in the U.S. Department of Commerce, a key federal telecommunications policy position where he directed NTIA TELECOM 2000: Charting the Course for a New Century, a comprehensive review of 18 telecommunications, mass media and information industries, including telephone, television and cable television, three years as Vice President and General Counsel of LDX Net and WilTel, developers of regional fiber optic telephone networks, positions involving the negotiation of over $100 million in debt financing agreements and oversight of all federal, state and local regulatory matters, and three years as Commissioner, then Chairman, of the Missouri Public Service Commission. He has an A.B. degree from Dartmouth College (Senior Honors) and a J.D. degree from the Washington University School of Law (Law Quarterly). He is a recipient of the President's Award of the Missouri Bar Association.


     DAVID L. SOLOMON, EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER. Mr. Solomon has 13 years experience in financial management and reporting, auditing and business advisory services with KPMG Peat Marwick LLP, most recently as partner. Responsibilities included working with SEC registrants including participation in initial public offerings, equity offerings, debt offerings and required filings. Clients served included organizations in the banking, thrift, insurance, and real estate industries. He joined the Company as Senior Vice President and CFO and has previously served as Secretary and Chief Financial Officer of BTC in 1994. He is a member of the American Institute and Tennessee Society of CPAs. He has a Bachelor of Science degree from David Lipscomb University.


     JOHN K. BROOKS, SENIOR VICE PRESIDENT, AND PRESIDENT - JB TELECOM, INC. Mr. Brooks has over 11 years of entrepreneurial, cable TV system management, marketing and regulatory experience.

He was Vice President of Operations of Cencom Cable Associates, Inc. from 1983 until Cencom was acquired by a subsidiary of Hallmark Cards, Inc. in 1991. Previous positions with Cencom included Corporate Vice President - Operations; Regional Vice President - Operations; Corporate Vice President - Government and Public Relations; Assistant Vice President - Marketing and Programming; and South Carolina State Manager - Cable Operations. Mr. Brooks has also been involved in cable system acquisition due diligence, financing and franchise negotiations. He holds a B.A. in Political Science from the University of Missouri and is a former officer and director of the Missouri Cable Television Association. Mr. Brooks served as Senior Vice President of Corporate Development of BTC from 1992 to 1994, as Executive Vice President of Operations of the Company from 1994 to 1995, and as President of JB Telecom, Inc. (formerly a subsidiary of BTC, which became a subsidiary of the Company in January 1996) from 1995 to present. He has served as Senior Vice President of the Company since February 1996.

     MARILOU CRUM, SENIOR VICE PRESIDENT, MARKETING AND CARRIER/RESELLER
SALES. Ms. Crum has over 20 years of management experience within the telecommunications industry in sales, marketing and product management. Ms. Crum is a former Vice President of National Accounts of WilTel and was responsible for establishing and directing their National Accounts program on a nationwide basis for both network services and customer premises equipment. Prior to joining WilTel in 1987, Ms. Crum managed the Central Region National Accounts organization for AT&T. In addition, Ms. Crum was responsible for Product Marketing, Technical Support and Strategic Account Marketing for this same region at AT&T. Prior to joining AT&T in 1983, Ms. Crum also held a number of management positions beginning in 1976 with Southwestern Bell in the areas of sales, technical support, interstate network services, and product marketing. Ms. Crum has a B.S. degree from the University of Missouri.

     GREGORY J. CHRISTOFFEL, SENIOR VICE PRESIDENT & GENERAL COUNSEL. Mr. Christoffel has been Senior Vice President and General Counsel of the Company since February 1996. Mr. Christoffel has 21 years of legal, regulatory and management experience, principally in the telecommunications industry. He served as former General Attorney for Mergers & Acquisitions and International Business of Southwestern Bell Corporation. His experience at Southwestern Bell included structuring and executing several industry-leading acquisitions in cellular telephone, cable television and foreign telecommunications privatizations, as well as extensive participation in critical legal proceedings before the Federal District Court enforcing the Divestiture Decree and before the Federal Communications Commission in proceedings regarding regulatory reform. Early in his career, he served as First Assistant Public Counsel, representing the consumer interest in rate proceedings before the Missouri Public Service Commission, and as Assistant Attorney General in the Antitrust Division of the Missouri Attorney General's office. In private practice, Mr. Christoffel served his firm as managing partner and provided corporate, securities and transaction counsel for a variety of companies involved in telecommunications equipment manufacturing, domestic and foreign SMR wireless service and other telecommunications businesses, including service as Acting General Counsel of MobileMedia Communications, a leading provider of local, regional and nationwide paging services. Mr. Christoffel joined the Company in 1996 after serving as the President of Brooks Telecommunications International, Inc., responsible for overseeing the development of a broadband integrated services digital network in a joint venture in Guangzhou, China. Mr. Christoffel holds an A.B. (Classical) in philosophy and languages from St. Louis University School of Philosophy and Letters and a J.D. cum laude from St. Louis University School of Law (Law Journal, Woolsack).


     JIM A. MOFFIT, SENIOR VICE PRESIDENT, AND MANAGING DIRECTOR - GLA INTERNATIONAL. Mr. Moffit has 26 years experience as a financial officer, business and financial planner, specialist in regulatory matters, accountant, expert witness, consultant and auditor, including 24 years with a large independent telephone company and an international accounting firm. Mr. Moffit was President of Contel Corporation Central Region for four years until Contel was merged into GTE in 1991. Other positions with Contel included five years as Vice President-Financial Director, Western Region; two years as Assistant Vice President-Revenue Requirements, Western Region; four years as Assistant

Vice President-Financial Planning, Western Region; and five years as corporate chief accountant. Mr. Moffit also spent four years on the audit staff of Arthur Andersen. He holds a B.S., Accounting degree, with honors, from Northeast Missouri State University and an MBA from Washington University. Mr. Moffit also has a CPA and is licensed to practice accounting in Missouri. He was named as one of the telecommunications industry's "Rising Stars" by Telephony Magazine in 1989. He has served the Company in various positions since its formation in 1993 and was an executive officer of BTC from 1991 to 1993.


     MARK W. SENDA, SENIOR VICE PRESIDENT, OPERATIONS. Mr. Senda joined the Company as Senior Vice President, Operations, effective January 1, 1997, and has over 13 years experience in the telecommunications industry. From September 1995 until December 1996, he served as Vice President, North American Operations, of MFS Global Network Services, Inc., where he was responsible for the installation and maintenance of all products, services and infrastructure covering five regions. Mr. Senda was also Senior Vice President, Network Services, from 1994 to September 1995, Vice President, Operations, from 1993 to 1994, and Regional Director, Operations, from 1992 to 1993, of MFS Telecom, Inc. From 1983 to 1992, Mr. Senda held various operations and project management positions with MCI. He received a B.S. from the State University of New York and an M.A. from Rutgers University.


     WAYMON R. TIPTON, CFA, SENIOR VICE PRESIDENT, CORPORATE COMMUNICATIONS AND STRATEGIC DEVELOPMENT. Mr. Tipton has over fifteen years experience in investment banking, investment consulting, and institutional equity and fixed income securities sales. He was previously Senior Vice President, founder, and manager of the Investment Banking Division of a major regional bank specializing in acquisition and project financing. Mr. Tipton was previously Senior Managed Accounts Consultant and partner with the leading consulting group in PaineWebber. Prior thereto, he was regional institutional securities salesman with Shearson-Lehman Bros. for intermediate sized money managers, insurance companies, trust departments, and high net worth individuals. Mr. Tipton is a holder of the Chartered Financial Analyst designation, and received an MBA from the Owen Graduate School of Management of Vanderbilt University and a B.A. from Vanderbilt University.


     GERARD J. HOWE, VICE PRESIDENT, FINANCE, AND SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER - JB TELECOM, INC. Mr. Howe has over 18 years experience in the telecommunications industry in the areas of financial, regulatory, information processing, and human resource management. Mr. Howe previously served as Vice President-Chief Financial Officer of SBC CableComms, U.K., a joint venture between SBC Communications and Cox Communications, from 1993 to 1995. SBC CableComms provided cable television and competitive local telephone services in seven franchise areas encompassing 1.4 million homes throughout England. In that position, Mr. Howe was responsible for financial reporting, planning and budgeting, treasury operations, corporate development, and tax planning and compliance, as well as for regulatory and legislative affairs. Mr. Howe served as Vice President-Chief Financial Officer from 1990 to 1993 and as Senior Vice President-Customer Services from 1995 to 1996 for Southwestern Bell Yellow Pages. In addition to the aforementioned positions, Mr. Howe also held various positions in the treasury, regulatory, audit and information systems organizations of SBC and Southwestern Bell Telephone Company. He joined the Company on June 1, 1996. Mr. Howe has a B.S. from Southern Illinois University and an MBA from St. Louis University.


     NON-MANAGEMENT DIRECTORS

     ROBERT F. BENBOW, DIRECTOR. Mr. Benbow is a Vice President of Burr, Egan, Deleage & Co. and a General Partner in certain funds affiliated with Burr, Egan, Deleage & Co. He joined that firm in 1990. He previously spent 22 years with the Bank of New England, N.A. where he was Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. He holds a B.S. in Finance/Economics from the University of Illinois. He serves as a director of ST Enterprises, Ltd., a local exchange telephone company; Datamarine International; Incom Communications Corp.; U.S. One Communications Corp.; and Teletrac, Inc.


     WILLIAM J. BRESNAN, DIRECTOR. Mr. Bresnan is President and founder of Bresnan Communications, Inc., a company that operates cable systems and/or provides telephony services in five U.S. states as well as Poland and Chile. He has been involved in the telecommunications industry since 1958. Mr. Bresnan was president of Teleprompter Corporation, which at one time was the nation's largest cable television company, and later was Chairman and Chief Executive Officer of Group W Cable, Inc., a subsidiary of Westinghouse Electric Corporation. He is a director of United Video Satellite Group, Inc., which is a publicly traded company. Mr. Bresnan also serves as a director of numerous organizations, including National Cable Television Association, C-Span, Cable in the Classroom, Cable Television Laboratories, the Foundation for Minority Interests in Media, the National Cable Television Center and Museum, and the Cable Television Advertising Bureau.


     JONATHAN M. NELSON, DIRECTOR. Mr. Nelson is a managing general partner of Providence Ventures, L.P., which is the general partner of the general partner of Providence Media Partners L.P. ("PMP"). Mr. Nelson is Co-Chairman of Providence Ventures Inc. ("Providence"), which is the management company for PMP. He joined that firm in 1990. Mr. Nelson is also a Managing Director of Narragansett Capital, Inc. ("Narragansett"), the management company for three separate equity investment funds. Affiliates of Providence and Narragansett have equity investments in cellular telephone, paging, wireless data, ESMR, PCS, cable television and broadcast businesses. Mr. Nelson is currently a director of Wellman, Inc., and numerous privately-held companies affiliated with Providence or Narragansett, including, Cellnet Data Systems Inc., Interep National Radio Sales, Inc., Powerfone Holdings, Inc. and Western Wireless Corporation. Mr. Nelson received a Master of Business Administration from the Harvard Business School in 1983 and a Bachelor of Arts from Brown University in 1977.

     G. JACKSON TANKERSLEY, JR., DIRECTOR. Mr. Tankersley is a co-founder and General Partner of The Centennial Funds ("Centennial"). He joined that firm in 1981. He also serves as the President and Chief Executive Officer of Centennial Holdings, Inc., which manages Centennial. Since the formation of Centennial in 1981, it has specialized its investment activities in the electronic communications industries. Previously, Mr. Tankersley served as a vice president of Continental Illinois Venture Corporation and Continental Illinois Equity Corporation, the private equity investment arms of Continental Illinois Corp. He has served on a number of the boards of directors of various public and private portfolio investments of Centennial. Mr. Tankersley received a B.A. degree (high honors) from Denison University and an M.B.A. from The Amos Tuck School of Business Administration at Dartmouth College.

     RONALD H. VANDER POL, DIRECTOR. Mr. Vander Pol has been a participant in the telecommunications industry for the last 16 years. In 1982, he founded Teledial America, Inc., a long distance reseller. He started Digital Signal, Inc., a fiber optic provider, in 1986 and City Signal, Inc., a competitive access provider, in 1989 (see "Summary -- Recent Developments" and "Certain Relationships and Related Transactions"). Since then, Mr. Vander Pol has started two additional long distance companies, Teledial of North Carolina and ATS Network Services in Tennessee. He holds a bachelor's degree from Calvin College in Grand Rapids, Michigan.

     CAROL DEB. WHITAKER, DIRECTOR. Ms. Whitaker has almost twenty years of investment banking and operating experience with both corporations and Wall Street firms. Ms. Whitaker is Chairman of Whitko & Company, a Denver based investment banking and management consulting firm. Previous positions included Chief Executive Officer of W.W. Comm, Inc., a start-up company exploring videotelecommunications opportunities; acting Chief Financial Officer for OneComm Corp., an emerging wireless communications company; and Vice President of Development for Rifkin & Associates, Inc., a privately owned cable television owner and operator, with responsibility for acquisition financing. Ms. Whitaker has a B.A. in Economics from Colorado College and an M.B.A. from the University of Chicago.

                           -------------------------

     Officers are elected by and serve at the discretion of the Board of Directors. John K. Brooks is the son of Robert A. Brooks. There are no other family relationships among the directors and executive officers of the Company.


     The Board of Directors has an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Board Governance Committee. The Compensation Committee is comprised of Messrs. Tankersley (Chairman) and Nelson and Ms. Whitaker. Directors are not compensated for their services as directors but are reimbursed for expenses incurred in connection with Board and committee meetings attended.


     The By-laws of the Company provide for a Board of Directors consisting of ten directors. At the present time there is one vacancy. Each of the directors, other than Messrs. Bresnan, Vander Pol, Young and Tankersley and Ms. Whitaker, has served since the formation of the Company in November 1993. Messrs. Young and Tankersley have served as directors since April 1995 and December 1995, respectively. Messrs. Bresnan and Vander Pol have served as directors since May 22, 1996, and Ms. Whitaker was elected on October 15, 1996. The current directors have been elected to serve until the expiration of the term of the class to which he or she has been elected and until their respective successors are elected and qualified or until their earlier death, resignation or removal. The Class I directors, whose term expires in 1997, are Messrs. Benbow and VanderPol and Ms. Whitaker; the Class II directors, whose term expires in 1998, are Messrs. Allen, Bresnan and Young; and the Class III directors, whose term expires in 1999, are Messrs. Brooks, Nelson and Tankersley.

EXECUTIVE COMPENSATION


     The following table sets forth certain summary information for the fiscal years ended December 31, 1996 and 1995 concerning the compensation earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during such fiscal year for services in all capacities.


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                         ANNUAL COMPENSATION              COMPENSATION
                             -------------------------------------------  -------------
                                                            OTHER ANNUAL   SECURITIES     ALL OTHER
          NAME AND                   SALARY        BONUS    COMPENSATION   UNDERLYING    COMPENSATION
     PRINCIPAL POSITION      YEAR     ($)          ($)(2)      ($)(3)     OPTIONS(#)(4)     ($)(5)
---------------------------- ----   --------      --------  ------------  -------------  ------------
Robert A. Brooks............ 1996   $300,000(1)   $120,000       --          100,000        $   --
Chairman of the Board        1995    250,000        50,000       --           60,000            --
James C. Allen.............. 1996   $275,000(1)   $110,000       --          100,000        $4,750
Vice Chairman & Chief        1995    225,000        50,000       --           60,000         4,500
Executive Officer
D. Craig Young(6)........... 1996   $200,000      $ 80,000       --           20,000        $2,000
President & Chief Operating  1995    129,619        50,000       --          200,000            --
Officer
David L. Solomon............ 1996   $180,000      $ 72,000       --          100,000        $4,638
Executive Vice President &   1995    165,000        45,000       --           60,000         3,300
Chief Financial Officer
John C. Shapleigh........... 1996   $152,000      $ 50,000       --           80,000        $3,172
Executive Vice President-    1995    146,000        25,000       --                0         2,920
Regulatory and Corporate
Development


---------------

(1) Includes compensation paid by Brooks Telecommunications Corp. ("BTC") under a Management and Services Agreement between the Company and BTC. Effective upon the merger of BTC into the Company on January 2, 1996, the Company pays all of the compensation of Messrs. Brooks and Allen. During the period from January 2, 1996 to August 31, 1996, the

Company made the services of Mr. Brooks available to Brooks Telecommunications International Inc. on a part-time, as needed basis. See "Certain Relationships and Related Transactions."



(2) Represents bonuses earned in the reported year, which were paid in the following year. The payment of bonuses is at the discretion of the Compensation Committee of the Board of Directors.



(3) The value of incidental personal perquisites furnished by the Company to the named executive officers during 1996 and 1995 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such named executive officers.



(4) Represents shares of Common Stock subject to compensatory stock options granted during 1996 and 1995.



(5) Represents contributions made by the Company on behalf of the executive officers under the Company's 401(k) Plan during 1996 and 1995.


(6) Hired on April 5, 1995.


     STOCK OPTION PLAN. Pursuant to the Company's 1993 Stock Option Plan, the Board of Directors is authorized to grant options and stock appreciation rights covering up to 3,400,000 shares of Common Stock of the Company. As of January 9, 1997, options for an aggregate of 733,516 shares at $4.00 per share, 316,336 shares at $6.60 per share, 700,000 shares at $12.50 per share, 483,308 shares at $25.50 per share, 130,000 shares at $27.00 per share, 80,000 shares at $29.50 per share, 184,000 shares at $32.00 per share and 50,000 shares at $33.75 per share were outstanding under the Company's 1993 Stock Option Plan and an aggregate of 199,980 shares at $11.35 per share were outstanding under the Stock Option Plan of BTC assumed upon effectiveness of the merger with BTC on January 2, 1996. Options held by the CEO and each of the other executive officers named in the Summary Compensation Table are as follows: Mr. Brooks -- 100,000 shares at $12.50 and 93,441 shares at $25.50; Mr. Allen -- 100,000 shares at $12.50 and
106,309 shares at $25.50; Mr. Young -- 133,333 shares at $4.00, 20,000 shares at
$12.50 and 35,752 shares at $25.50; Mr. Shapleigh -- 80,000 shares at $12.50 and
70,787 shares at $25.50; and Mr. Solomon -- 13,333 shares at $4.00, 40,000 shares at $6.60, 100,000 shares at $12.50 and 39,019 shares at $25.50. All options become fully vested upon a change-in-control of the Company, as defined in such options. The following table presents certain information concerning stock options granted to the CEO and each of the other named executive officers during 1996. The exercise price for all of the grants of stock options was the fair market value of the Common Stock on the date of grant as determined by the Compensation Committee of the Board of Directors.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                        ---------------------------------------------------------------     VALUE AT ASSUMED
                                                 PERCENT OF                               ANNUAL RATES OF STOCK
                                                   TOTAL                                   PRICE APPRECIATION
                              NUMBER OF           OPTIONS                                  FOR OPTION TERM(1)
                        SECURITIES UNDERLYING    GRANTED TO    EXERCISE OR                ---------------------
                           OPTIONS GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION      5%         10%
         NAME                    (#)            FISCAL YEAR      ($/SH)       DATE(2)       ($)         ($)
----------------------  ---------------------   ------------   -----------   ----------   --------   ----------
Robert A. Brooks......         100,000              7.64%        $ 12.50       02/19/06   $786,118   $1,992,178
James C. Allen........         100,000              7.64           12.50       02/19/06    786,118    1,992,178
D. Craig Young........          20,000              1.53           12.50       02/19/06    157,223      398,435
John C. Shapleigh.....          80,000              6.11           12.50       02/19/06    628,895    1,593,742
David L. Solomon......         100,000              7.64           12.50       02/19/06    786,118    1,992,178


---------------
(1) The dollar amounts under the 5% and 10% columns are the result of calculations required by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. The amounts shown reflect the difference between the appreciation and the exercise price at the assumed annual rates of appreciation through the tenth anniversary of the dates of grant.

(2) All options vest in one-third increments on the first, second and third anniversaries of the date of initial grant.

     The following table sets forth certain information with respect to the CEO and each of the other named executive officers regarding the value of their unexercised options held as of December 31, 1996. No options were exercised during 1996.


                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                       NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS AT DECEMBER         IN-THE-MONEY OPTIONS AT
                                                 31, 1996(1)                    DECEMBER 31, 1996(2)
                                       --------------------------------    -------------------------------
                NAME                   EXERCISABLE(3)     UNEXERCISABLE    EXERCISABLE(3)    UNEXERCISABLE
-------------------------------------  ---------------    -------------    --------------    -------------
Robert A. Brooks.....................      157,020           100,000         $2,947,933       $ 1,300,000
James C. Allen.......................      175,540           100,000          3,209,891         1,300,000
D. Craig Young.......................       66,667           153,333          1,433,341         3,126,660
John C. Shapleigh....................      129,260            80,000          2,711,029         1,040,000
David L. Solomon.....................       65,187           153,333          1,213,399         2,324,660


---------------

(1) Includes substituted options issued upon the effectiveness of the merger with BTC on January 2, 1996.


(2) Reflects the difference between the exercise price and $25.50 per share.


(3) All of such options were exercised as of January 1, 1997.


     1996 EMPLOYEE STOCK PURCHASE PLAN. In February 1996, the Company established an Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. Under the ESPP, up to 500,000 shares of Common Stock have been reserved for issuance, subject to certain antidilution adjustments. The ESPP became effective at the time of the Company's initial public offering of Common Stock in May 1996. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The first offering period under the ESPP is from May 1996 through April 30, 1997. The Board of Directors will have authority to authorize up to four annual offering periods thereafter. The ESPP terminates on April 30, 2001. Eligible employees may participate in the ESPP by authorizing payroll deductions during an offering period within a percentage range determined by the Board of Directors. Initially, the amount of authorized payroll deductions will be not less than 1% nor more than 10% of an employee's cash compensation during an offering period, but not more than $25,000 per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. Participants may withdraw their contributions at any time before stock is purchased, and in the event of withdrawal such contributions will be returned to the participants with interest. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock immediately before the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

     401(K) PLAN. The Company has a 401(k) savings and retirement plan (the "401(k) Plan") which covers substantially all employees of the Company. All employees of the Company who are 21 years of age or older are eligible to participate in the 401(k) Plan upon completion of twelve months of service. The 401(k) Plan allows participants to agree to certain salary deferrals which the Company allocates to the participant's plan account. These amounts may not exceed statutorily mandated annual limits set forth in Sections 401(k), 404 and 415 of the Internal Revenue Code. Participants are also eligible to receive Company matching contributions each year in an amount up to 50% of the participant's contribution up to a maximum of 4% of such participant's annual compensation. All contributions to a participant's plan account are subject to limitations imposed on retirement plans generally and 401(k) plans in particular. The Company's contributions will generally vest over a five-year period. Distribution of a participant's account under the 401(k) Plan may be made at retirement, death, permanent disability or other termination of employment in a lump-sum form of payment. Participant's may withdraw amounts from their plan accounts after attainment of age 59 1/2 or in the event of proven financial hardship, and may also take loans against their plan account balances.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company was founded in November 1993 by BTC, executives and other employees of BTC and the Company and a group of venture capital investors who provided its initial $40.8 million of equity capital. As the Company's founding shareholder, BTC received 1,162,800 founder's shares of the Company's Common Stock and founder's warrants exercisable at $220.00 per share to purchase 81,600 shares of the Company's Series A-1 Convertible Preferred Stock (representing 1,632,000 shares of Common Stock on an as-converted basis at $11.00 per share). BTC also invested $635,000 in the Company's first round financing to acquire 6,350 shares of the Company's Series A-1 Convertible Preferred Stock and $1,000,065 in the Company's second round financing to acquire 6,061 shares of Series A-2 Convertible Preferred Stock. On a fully diluted basis, these securities represented a total of approximately 14.2% of the Company's capital stock outstanding on January 2, 1996.


     Pursuant to an Agreement and Plan of Merger dated December 19, 1995 between BTC and the Company, BTC was merged into the Company on January 2, 1996, securities of the Company held by BTC were cancelled and the former holders of BTC's Common Stock, BTC's Preferred Stock, Convertible Notes, and options and warrants to purchase BTC Common Stock received shares of the Company's Common Stock, warrants to purchase shares of the Company's Series A-1 Convertible Preferred Stock ("Preferred Stock Warrants") and in-the-money options and warrants to purchase shares of the Company's Common Stock which, at January 2, 1996, represented an aggregate of approximately 18.5% of the fully diluted shares of Common Stock of the Company, and out-of-the-money warrants to acquire an additional 3.3% of the Company's fully diluted Common Stock on such date. Certain of the executive officers, directors and stockholders of the Company named in tables under "Principal and Selling Stockholders" below were also executive officers, directors and/or stockholders of BTC prior to the merger and received, as a result of the merger, an aggregate of 690,720 shares of the Company's Common Stock, Preferred Stock Warrants exercisable on an as converted basis for 520,100 shares of the Company's Common Stock, 164,760 in-the-money Common Stock options, 55,540 in-the-money Common Stock warrants and 117,320 out-of-the-money Common Stock warrants, including approximately 149,280 shares of the Company's Common Stock and Preferred Stock Warrants exercisable on an as converted basis for approximately 115,400 shares of the Company's Common Stock in exchange for an aggregate of 94,106 shares of BTC Common Stock acquired since January 1, 1994 for a total of $2,579,261. See "Management" and "Principal and Selling Stockholders."



     The terms of the merger reflected an agreed value for the Company's Common Stock of $12.50 per share (as adjusted for the 20-for-1 Common Stock split effected concurrently with the merger). The transactional value was mutually determined by the Company and BTC after consultation with their respective financial advisors. At a valuation of $12.50 per share, BTC's holdings of the Company's securities were valued at $22.6 million (accounting for approximately 60% of BTC's total value) and BTC's other assets, comprised primarily of the GLA consulting business, were valued at approximately $13.8 million. At a price of $12.50 per share, BTC's fully diluted equity was valued at approximately $36.4 million. In exchange for all of the outstanding securities of BTC, the Company issued 2,167,360 shares of the Company's Common Stock (representing 756,340 incremental shares) valued at approximately $27.1 million, 81,597 Preferred Stock Warrants valued at approximately $5.0 million, 375,860 in-the-money Common Stock warrants and options, and 758,980 out-of-the-money Common Stock warrants.



     Pursuant to the terms of a Management and Services Agreement dated as of November 10, 1993 between the Company and BTC (which was cancelled upon effectiveness of the merger), BTC had assigned and made available to the Company the services of the Company's Chief Executive Officer on an as-needed basis and the services of BTC's Chief Executive Officer to act as Chairman of the Board of the Company, and had provided, at BTC's principal executive offices, sufficient office space and support services for the Company's principal executive offices, for a fee of $250,000 per annum, plus the Company's proportionate share of rent, utilities and telephone expenses. Pursuant to a Consulting Agreement, GLA provided network engineering, design and other services to the Company. During the year ended December 31, 1995, the Company paid BTC and GLA a total of $1,478,000 pursuant to such arrangements.



     Pursuant to the terms of a Management and Services Agreement dated as of January 2, 1996 between the Company and Brooks Telecommunications International, Inc. ("BTI", a company spun-off to the stockholders of BTC prior to its merger with the Company), the Company had agreed to assign and make available to BTI, on a part-time, as needed basis, the services of its Chairman to act as Chairman and Chief Executive Officer of BTI and to provide to BTI sufficient office space and support services to conduct its business, for a fee of $150,000 per annum plus BTI's proportionate share of rent, utilities, telephone and other out-of-pocket expenses. The agreement was terminated effective August 31, 1996.



     Centennial Holdings IV, L.P. ("Holdings IV") and Centennial Holdings, Inc. ("CHI") are investors in World-Net and have invested a total of $13.3 million for a 20.1% fully diluted interest in World-Net. G. Jackson Tankersley, Jr. is an individual General Partner of the sole General Partner of Centennial IV and an executive officer and director of CHI.


     As a result of the City Signal Acquisition, Ronald H. Vander Pol received 2,240,000 shares of the Company's Common Stock. In connection with the Company's IPO, 224,000 of such shares were sold. Mr. Vander Pol has the option to require the Company to repurchase any or all of the remaining 2,016,000 shares at a price of $12.50 per share on or before February 1, 1998.


     In March 1995, the Company paid to Whitko & Company, an investment banking and management consulting firm of which Carol deB. Whitaker is chairman, a fee of $292,000 for consulting services provided to the Company in connection with the acquisition of certain assets by the Company. No continuing consulting relationship exists between Whitko & Company and the Company. The Company believes that the terms and conditions of such services were no less favorable to the Company than those that would have been available to the Company in comparable, arm's-length relationships with unaffiliated persons.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of January 9, 1997 by (i) each person or entity who is known by the Company to beneficially own 5% or more of the Company's Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each of the Company's directors, (iv) all of the Company's directors and executive officers as a group and (v) the other Selling Stockholders.



                                            SHARES BENEFICIALLY                         SHARES TO BE
                                                OWNED PRIOR                          BENEFICIALLY OWNED
                                                TO OFFERING          NUMBER            AFTER OFFERING
                                          ------------------------  OF SHARES      ----------------------
        NAME OF BENEFICIAL OWNER           NUMBER       PERCENT(1)   OFFERED        NUMBER     PERCENT(1)
----------------------------------------- ---------     ----------  ---------      ---------   ----------
5% Stockholders and Affiliated Directors
The Centennial Funds..................... 2,070,931(2)     6.55%     600,000       1,470,871      4.65%
  G. Jackson Tankersley, Jr. (Director)
  1428 Fifteenth Street
  Denver, CO 80202
  Centennial Fund IV, L.P. .............. 1,194,520(2)     3.79%     350,000         844,520      2.68%
  Centennial Fund III, L.P. .............   843,670(2)     2.67%     250,000         593,670      1.88%
Ronald H. Vander Pol (Director).......... 2,056,000(3)     6.52%           0       2,056,000      6.52%
  7228 Kenowa Ave., S.W.
  Byron Center, MI 49315
Media Communications Partners II Limited
  Partnership............................ 2,009,208(4)     6.37%    1,889,208        120,000          *
  75 State Street
  Boston, MA 02109
Putnam Investment Management, Inc. ...... 1,814,950(5)     5.76%           0       1,814,950      5.76%
  One Post Office Square
  Boston, MA 02109
Other Directors and Named Executives
Jonathan M. Nelson (Director)............ 1,426,638(6)     4.52%     498,269         928,369      2.94%
  Providence Media Partners L.P.......... 1,423,638(6)     4.51%     498,269         925,369      2.93%
Robert F. Benbow (Director).............. 1,063,638(7)     3.37%           0       1,063,638      3.37%
Robert A. Brooks (Named Executive and
  Director).............................. 1,029,526(8)     3.24%     175,860         853,666      2.69%
  The Brooks Foundation..................    27,800(8)         *      15,860          11,940          *
James C. Allen (Named Executive and
  Director)..............................   413,549(9)     1.31%      25,000         388,549      1.23%
John C. Shapleigh (Named Executive)......   328,437(10)    1.04%           0         328,437      1.04%
David L. Solomon (Named Executive).......   143,607(11)        *           0         143,607          *
D. Craig Young (Named Executive and
  Director)..............................   103,651(12)        *      10,000          93,651          *
William J. Bresnan (Director)............    51,634(13)        *           0          51,634          *
Carol deB. Whitaker (Director)...........    20,000(14)        *           0          20,000          *
Directors and executive officers as a
  group (18 persons)..................... 7,072,004(15)   21.88%     734,129 (16)  6,337,875     19.60%
OTHER SELLING STOCKHOLDERS
The AB III, LLC..........................    32,580            *      12,000          20,580          *
ABS Employees Venture Fund Limited
  Partnership............................    58,680            *      35,470          23,210          *
Alex Brown & Sons Incorporated...........   192,340            *     192,340               0         --
Amberbrook LLC...........................    36,400            *       3,600          32,800          *
Reiko Anderson...........................    15,000            *      15,000               0         --
Franklin Antonio.........................    30,320            *      15,000          15,320          *

                                            SHARES BENEFICIALLY                         SHARES TO BE
                                                OWNED PRIOR                          BENEFICIALLY OWNED
                                                TO OFFERING          NUMBER            AFTER OFFERING
                                          ------------------------  OF SHARES      ----------------------
        NAME OF BENEFICIAL OWNER           NUMBER       PERCENT(1)   OFFERED        NUMBER     PERCENT(1)
----------------------------------------- ---------     ----------  ---------      ---------   ----------
Susan E. Arndt...........................     1,980            *         500           1,480          *
Jesse and Lillian Beim Revocable Trust
  Dated 1/11/89 (Jesse and Lillian Beim
  Trustees)..............................    30,320            *      30,320               0         --
Boston Capital Ventures III Limited
  Partnership............................   211,518            *      70,000         141,518          *
James A. Brasunas........................    83,040(17)        *       3,040          80,000          *
Taylor R. Briggs.........................    30,320            *      30,320               0         --
John K. Brooks...........................   180,573(18)        *      15,000         165,573          *
Matthew Q. Brooks Gift Trust -- 1996.....     1,170            *         400             770          *
Richard E.T. Brooks (IRA)................    10,618(19)        *       4,000           6,618          *
Richard E.T. Brooks Jr. Irrevocable
  Trust - 1983...........................     1,672            *       1,200             472          *
Tracy A. Brooks Irrevocable
  Trust - 1983...........................     2,341            *       1,500             841          *
The Brooks Family Trust..................     8,550            *       3,000           5,550          *
Brooks GST Trust.........................     4,050            *       1,500           2,550          *
Chestnut Street Partners, Inc............    18,160(20)        *      18,160               0         --
Chisholm Partners II, L.P. ..............   159,339            *     159,339               0         --
Frank M. Drendel.........................    18,558            *      10,000           8,558          *
EOS Partners SBIC, L.P...................   109,080            *      55,000          54,080          *
Equity-Linked Investors, L.P.............   545,454        1.73%     545,454               0         --
Equity-Linked Investors - II.............   545,454        1.73%      54,545         490,909      1.56%
FG - BRKS................................    30,320            *      12,642          17,678          *
Fiber Fund...............................   242,420            *      75,000         167,420          *
Fleet Equity Partners V, L.P.............   289,281            *     289,281               0         --
Fleet Growth Resources, Inc..............    31,989            *      31,989               0         --
Fleet Venture Resources, Inc.............   645,898        2.05%     645,898               0         --
Gilde Investment Fund B.V................    12,612            *       3,153           9,459          *
Thomas F. Gillett........................    68,900(21)        *      10,300          58,600          *
The Goldman Sachs Group, L.P. ...........   958,729(22)    3.02%     143,750         814,979      2.57%
GPA VIE..................................   120,000            *      50,000          70,000          *
HCC Investments, Inc.....................   545,454        1.73%     109,090         436,364      1.38%
U/A/T Dated August 28, 1968 for Audrey
  Hilliard Hillman (C.G. Grefenstette and
  Thomas G. Bigley, Trustees)............    54,540            *      10,908          43,632          *
Henry L. Hillman Trust U/A Dated November
  18, 1985 (Henry L. Hillman, Elsie
  Hilliard Hillman and C.G. Grefenstette,
  Trustees)..............................   163,638            *      32,728         130,910          *
U/A/T Dated August 28, 1968 for Henry Lea
  Hillman, Jr. (C.G. Grefenstette and
  Thomas G. Bigley, Trustees)............    54,540            *      10,908          43,632          *
U/A/T Dated August 28, 1968 for Juliet
  Lea Hillman (C.G. Grefenstette and
  Thomas G. Bigley, Trustees)............    54,558            *      10,908          43,650          *
U/A/T Dated August 28, 1968 for William
  Talbot Hillman (C.G. Grefenstette and
  Thomas G. Bigley, Trustees)............    54,540            *      10,908          43,632          *

                                            SHARES BENEFICIALLY                         SHARES TO BE
                                                OWNED PRIOR                          BENEFICIALLY OWNED
                                                TO OFFERING          NUMBER            AFTER OFFERING
                                          ------------------------  OF SHARES      ----------------------
        NAME OF BENEFICIAL OWNER           NUMBER       PERCENT(1)   OFFERED        NUMBER     PERCENT(1)
----------------------------------------- ---------     ----------  ---------      ---------   ----------
Kane & Co., nominee for SMALL CAP World
  Fund, Inc..............................   980,000        3.11%     400,000         580,000      1.84%
Lahey Hitchcock Clinic Foundation........     1,550            *       1,550               0         --
Lipitz Family Foundation.................    30,320            *      30,320               0         --
Richard W. Loftus........................   112,983(23)        *      50,000          62,983          *
Robert E. McIlvane.......................     6,509            *         500           6,009          *
Media/Communications Investors Limited
  Partnership............................    55,736(24)        *      55,736               0         --
Jim A. Moffit............................   213,613(25)        *      10,000         203,613          *
Morgan Holland Fund II, L.P..............   482,414        1.53%     120,605         361,809      1.15%
James Morrison IRA.......................     4,689            *       2,003           2,686          *
Osiris Investments Ltd. Partnership......    27,270            *      10,000          17,270          *
Quince Associates, L.P...................    27,288            *      27,288               0         --
Rainbow Trading Partners, Ltd............    24,260            *      12,000          12,260          *
Rainbow Trading Systems, Inc.............    18,200            *       9,000           9,200          *
Rainbow Venture..........................    18,200            *       6,000          12,200          *
John K. Reinke (Rollover IRA)............     1,170            *         400             770          *
Mary L. Staudenmaier (IRA)...............     2,246            *         650           1,596          *
Strauch/Kulhanjian Family Trust..........    30,320            *      30,000             320          *
Von Graffenreid AG, Private Bank.........    30,320            *      12,120          18,200          *
Westminster Telecom Investors, Inc. .....     8,889            *       8,889               0         --
Willou & Co..............................    54,540            *      15,430          39,110          *


---------------
  *  Represents beneficial ownership of less than one percent.

 (1) Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.


 (2) Represents (i) 1,194,520 shares beneficially owned by Centennial Fund IV, L.P. ("Centennial IV"), including 1,177,860 shares of Common Stock and warrants to purchase 16,660 shares of Common Stock, (ii) 843,670 shares beneficially owned by Centennial Fund III, L.P. ("Centennial III"), including 792,250 shares of Common Stock and warrants to purchase 51,420 shares of Common Stock, (iii) 21,510 shares beneficially owned by Holdings IV, (iv) 5,400 shares beneficially owned by CHI, (v) 298 shares held by The Tankersley Family Limited Partnership ("Tankersley LP") and (vi) 1,833 shares of Common Stock and 3,700 shares of Common Stock subject to an option which is exercisable within 60 days owned by G. Jackson Tankersley, Jr.


     Mr. Tankersley is (i) an individual General Partner of each of Centennial Holdings III, L.P. ("Holdings III") and Holdings IV which serves as the sole General Partner of Centennial III and Centennial IV, respectively,
     (ii) an executive officer and director of CHI and (iii) an individual General Partner of Tankersley LP. As the sole General Partner of Centennial III, Holdings III may be deemed to be the indirect beneficial owner of Centennial III's shares by virtue of its authority to make investment decisions regarding the voting and disposition of shares directly beneficially owned by Centennial III (such decisions are made by the majority decision of a three member Investment Committee of Holdings III on which Mr. Tankersley serves). As the sole General Partner of Centennial IV, Holdings IV may be deemed to be the indirect beneficial owner of Centennial IV's shares by virtue of its authority to make investment decisions regarding the voting and disposition of shares directly beneficially owned by Centennial IV (such decisions are made by the majority decision of a seven member Investment Committee of Holdings IV on which Mr. Tankersley serves). Holdings III does not own directly any shares of Common Stock.

     Mr. Tankersley disclaims beneficial ownership of all shares of the Company's Common Stock (i) directly or indirectly owned by Centennial III or Holdings III, (ii) directly or indirectly owned by Centennial IV or Holdings IV, (iii) directly or indirectly owned by CHI and (iv) directly or indirectly owned by Tankersley LP. Each of Centennial III and Holdings III disclaims beneficial ownership of all shares directly beneficially owned by Centennial IV; each of Centennial IV and Holdings IV disclaims beneficial ownership of all shares directly beneficially owned by Centennial III; and all members of the Holdings III and Holdings IV Investment Committees disclaim beneficial ownership of shares directly beneficially owned by Centennial III and Centennial IV, respectively. In addition, the officers and directors of CHI disclaim beneficial ownership of shares directly beneficially owned by CHI, and the General Partners of Tankersley LP disclaim beneficial ownership of shares directly beneficially owned by Tankersley LP.

 (3) Includes (i) 1,738,443 shares of Common Stock held by Ronald H. Vander Pol and (ii) 317,557 shares of Common Stock held by Rushing Wind Ltd., Mr. Vander Pol's private foundation. Mr. Vander Pol has the option to require the Company to repurchase up to 2,016,000 of such shares at a price of $12.50 per share on or before February 1, 1998.

 (4) Represents 2,009,208 shares of Common Stock. Media/Communications Partners II Limited Partnership is an investment fund managed by M/C II Limited Partnership, its General Partner. Other entities managed by M/C II Limited Partnership beneficially own 73,896 shares of Common Stock, including (i) 55,736 shares of Common Stock held by Media/ Communications Investors Limited Partnership and (ii) 18,160 shares of Common Stock held by Chestnut Street Partners, Inc. Media/Communication Partners II Limited Partnership disclaims beneficial ownership of the shares of Common Stock beneficially owned by Media/Communications Investors Limited Partnership and Chestnut Street Partners, Inc.

 (5) Based on information in its filing on Form 13F.

 (6) Includes (i) 1,423,638 shares of Common Stock held by Providence Media Partners, L.P. and (ii) 3,000 shares of Common Stock held by Jonathan M. Nelson. Mr. Nelson is a managing general partner of Providence Ventures, L.P., which is the general partner of the general partner of Providence Media Partners, L.P. Providence Media Partners, L.P. disclaims beneficial ownership of shares beneficially owned by Mr. Nelson. Mr. Nelson disclaims beneficial ownership of shares beneficially owned by Providence Media Partners L.P.

 (7) Represents shares beneficially owned by entities to which Burr, Egan, Deleage & Co., of which Mr. Benbow is a Vice President, directly or indirectly provides investment advisory services. Includes (i) 1,052,568 shares of Common Stock held by Alta V Limited Partnership and (ii) 11,070 shares of Common Stock held by Customs House Partners. The respective general partners of Alta V Limited Partnership and Customs House Partners exercise sole voting and investment power with respect to the shares owned by such funds. The principals of Burr, Egan, Deleage & Co. are general partners of Alta V Management Partners, L.P. (which is a general partner of Alta V Limited Partnership) and Customs House Partners. As general partners of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Mr. Benbow is a Vice President of Burr, Egan, Deleage & Co. and general partner of Alta V Management Partners, L.P. (which is the general partner of Alta V Limited Partnership). As a general partner of the fund, he may be deemed to share voting and investment powers for the shares held by the fund. He disclaims beneficial ownership of all such shares held by the aforementioned fund except to the extent of his proportionate pecuniary interests (if any) therein. He does not directly own any securities of the Company.


 (8) Includes (i) 767,752 shares of Common Stock, warrants to purchase 107,200 shares of Common Stock and 126,774 shares of Common Stock subject to options which are exercisable within 60 days held by Robert A. Brooks and
     (ii) 27,800 shares of Common Stock held by The Brooks Foundation, of which Mr. Brooks is a trustee.

 (9) Represents 273,277 shares of Common Stock, warrants to purchase 260 shares of Common Stock, 139,642 shares of Common Stock subject to options which are exercisable within 60 days owned by Mr. Allen and 370 shares of Common Stock owned jointly by Mr. Allen and his wife.



(10) Includes (i) 188,911 shares of Common Stock and 97,454 shares of Common Stock subject to options which are exercisable within 60 days held by John
     C. Shapleigh, (ii) 24,802 shares of Common Stock and warrants to purchase 520 shares of Common Stock held by John C. Shapleigh's Individual Retirement Account, (iii) 12,120 shares of Common Stock held by John C. Shapleigh Holdings, L.P., of which Mr. Shapleigh is the General Partner and
     (iv) 4,630 shares of Common Stock owned by Anne T. Shapleigh, wife of Mr. Shapleigh. Mr. Shapleigh disclaims beneficial ownership of the shares owned by Mrs. Shapleigh.



(11) Represents 57,902 shares of Common Stock, warrants to purchase 20 shares of Common Stock and 85,685 shares of Common Stock subject to options which are exercisable within 60 days.



(12) Includes (i) 58,629 shares of Common Stock and 42,419 shares of Common Stock subject to options which are exercisable within 60 days held by D. Craig Young, (ii) 833 shares of Common Stock held by D. Craig Young's Individual Retirement Account, (iii) 1,220 shares of Common Stock held by The Joan L. Young Revocable Trust, of which Joan L. Young, the wife of D. Craig Young, is trustee and (iv) 550 shares of Common Stock held by Joan L. Young's Individual Retirement Account.


(13) Represents 47,934 shares of Common Stock and an option to purchase 3,700 shares of Common Stock which is exercisable within 60 days.

(14) Represents an option to purchase 20,000 shares of Common Stock which is exercisable within 60 days.


(15) Excludes 2,065,398 shares beneficially owned directly by Centennial IV, Centennial III, Holdings IV, CHI and Tankersley LP, as set forth in footnote (2), above.



(16) Represents shares offered by Providence Media Partners L.P., Robert A. Brooks, James C. Allen, D. Craig Young, John K. Brooks and Jim A. Moffit.



(17) Represents 3,040 shares of Common Stock and 80,000 shares of Common Stock subject to options which are exercisable within 60 days. Mr. Brasunas is an employee of the Company.



(18) Represents 108,600 shares of Common Stock, warrants to purchase 120 shares of Common Stock and 71,853 shares of Common Stock subject to options which are exercisable within 60 days. Mr. John K. Brooks is an executive officer of the Company.



(19) Represents shares of Common Stock. Mr. Richard E.T. Brooks was a founding director of BTC and was a member of the BTC Board of Directors until the merger of BTC with the Company.



(20) See footnote (4), above.



(21) Represents 10,300 shares of Common Stock, warrants to purchase 8,600 shares of Common Stock and 50,000 shares of Common Stock subject to options which are exercisable within 60 days. Mr. Gillett is an employee of the Company.



(22) Includes (i) 626,290 shares of Common Stock, warrants to purchase 185,100 shares of Common Stock and 3,700 shares of Common Stock subject to an option held by The Goldman Sachs Group, L.P. ("GS Group") and (ii) as of January 7, 1997, 14,139 shares of Common Stock owned by Goldman, Sachs & Co. which were acquired in the ordinary course of business and 129,500 shares of Common Stock held in Managed Accounts ("Managed Accounts") for which Goldman, Sachs & Co. exercises voting or investment authority, or both. GS Group disclaims beneficial ownership of the shares held in Managed Accounts. GS Group is affiliated with Goldman, Sachs & Co., which is one of the Joint Lead Managers of this Offering (see "Underwriting").



(23) Represents shares of Common Stock. Mr. Loftus was a director and officer of BTC until September 1993.



(24) See footnote (4), above.



(25) Includes (i) 98,688 shares of Common Stock and 73,453 shares of Common Stock subject to options which are exercisable within 60 days held by Jim
     A. Moffit and (ii) 40,952 shares of Common Stock and warrants to purchase 520 shares of Common Stock held by the Jim A. Moffit IRA. Mr. Moffit is an executive officer of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is incorporated under the laws of the State of Delaware. Accordingly, the rights of holders of the Company's Common Stock, Preferred Stock, warrants and options are governed by the General Corporation Law of the State of Delaware (the "DGCL") and by the Company's Restated Certificate of Incorporation and By-laws. The following summary of such rights is qualified in its entirety by reference to the DGCL and the Restated Certificate of Incorporation and By-laws of the Company. Copies of such documents will be provided to any stockholder upon request.

AUTHORIZED STOCK


     The Company is authorized to issue 50,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 1,040,012 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). Of the Common Stock, 49,669,100 shares are designated Voting Common Stock and 330,900 Shares are designated Non-Voting Common Stock. No shares of Non-Voting Common Stock are currently outstanding. Of the Preferred Stock, 50,000 shares are designated Series C Junior Participating Preferred Stock and the remainder of the Preferred Stock has the status of authorized and unissued shares of Preferred Stock subject to issuance from time to time as new series of Preferred Stock created by resolution of the Board of Directors. The shares of Series C Junior Participating Preferred Stock are issuable upon exercise of the Preferred Stock Purchase Rights issued under the Company's Shareholder Protection Rights Plan (see "--Preferred Stock Purchase Rights" below).



     At January 9, 1997, the 31,533,721 outstanding shares of the Company's Common Stock were held of record by 265 stockholders, including participants in security position listings. At such date, (i) 409,860 shares of Common Stock were subject to outstanding warrants at a weighted average exercise price of $20.99 per share, (ii) 2,877,140 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $12.22 per share and
(iii) warrants and options to purchase 1,722,060 shares were exercisable within 60 days at a weighted average exercise price of $14.31 per share.


     The warrants and options are subject to adjustment from time to time in order to prevent dilution of the exercise rights granted thereunder resulting from (i) any subdivision or combination of the stock subject thereto, (ii) any reorganization, reclassification, consolidation or merger of the Company or any sale of the Company's assets, (iii) certain other dilutive events determined by the Board of Directors of the Company to be dilutive in nature and of the type for which adjustment should be made and (iv) in the case of the warrants, the issuance of options, convertible securities or rights to purchase stock, warrants, securities or other property to the holders of Common Stock, at prices below the exercise prices thereof.

REDEMPTION

     There are no redemption or sinking fund provisions applicable to the Common Stock.

LIQUIDATION

     Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding.

NO CUMULATIVE VOTING

     There is no cumulative voting. Therefore, the holders of a majority of the shares of Common Stock voted in an election of directors will be able to elect all of the directors then standing for election, subject to any rights of the holders of any outstanding Preferred Stock.

DIVIDEND POLICY


     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all future earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."


STOCKHOLDER ACTION WITHOUT A MEETING AND POWER TO CALL SPECIAL MEETINGS

     Under the DGCL, any corporate action which may be taken at any annual or special meeting of stockholders may be taken without a meeting by the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting if a meeting were held to approve such action. The DGCL further provides that prompt notice of any action taken without a meeting must be given to all stockholders who have not consented. The Company's By-laws provide that special meetings of the Company's stockholders may be called by any two members of the Board of Directors or by the Chairman of the Board.

BOARD OF DIRECTORS

     The number of directors which constitutes the entire Board of Directors of the Company is ten (10). The Company's Restated Certificate of Incorporation provides for three classes of directors having staggered terms of office with each director elected to serve a three year term. See "Management."

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

     Delaware law authorizes a Delaware corporation to eliminate or limit the personal liability of a director to a corporation and its stockholders for monetary damages for breach of certain fiduciary duties as a director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors, and, accordingly, the Company's Restated Certificate of Incorporation includes a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except: (1) for any breach of the duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for any transaction from which the director derives an improper personal benefit; and (4) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL. Thus, pursuant to Delaware law, directors of the Company are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action is taken in the best interests of the Company) or for claims arising under the federal securities laws. The foregoing provisions of the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. Further, the Company's Restated Certificate of Incorporation contains provisions for the indemnification of and advancing of expenses to directors and officers to the full extent permitted by law. The Company has insurance with a policy limit of $10 million for the benefit of its officers and directors insuring such persons against certain liabilities, including certain liabilities under the securities laws.

VOTE REQUIRED FOR AMENDMENTS

     The Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of all the outstanding capital stock of the Company entitled to vote generally in the election of directors to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Article Fourth of the Restated Certificate of Incorporation, which sets forth the authorized capital stock of the Company and the terms thereof.

     The Restated Certificate of Incorporation of the Company allows the Board of Directors to adopt, amend, or repeal the By-laws, subject to the right of the Company's stockholders entitled to vote with respect thereto to adopt, amend or repeal the By-laws. The By-laws provide that they may be altered, amended or repealed by (i) the affirmative vote of at least 66 2/3% of the members of the Board of Directors present at a meeting at which a quorum is present or (ii) the holders of 66 2/3% of the issued and outstanding shares of stock entitled to vote generally at a meeting of stockholders, voting as a single class. This provision would enable holders of more than 33 1/3% of the voting power to prevent an amendment to the By-laws by the stockholders even if it were favored by the holders of a majority of the voting stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Section 203 of the DGCL requires that certain types of business combinations (including mergers, combinations, and sales or other dispositions of significant assets of a corporation) may not be accomplished with an interested stockholder (generally, any person holding 15% or more, directly or indirectly through affiliates or associates, of the issued and outstanding shares of voting stock of a corporation) within three years of the date the person became an interested stockholder unless: (i) prior to such date the Board of Directors of the corporation approved of the business combination or transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (excluding shares of stock owned by persons who are both directors and officers, and by certain employee stock plans); or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and by the affirmative vote of stockholders holding at least
66 2/3% of the issued and outstanding voting stock of the corporation. Section 203 is applicable to the Company.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


     As of the date of this Prospectus, 14,411,720 additional authorized shares of Common Stock which have not been reserved for issuance upon exercise of outstanding warrants and options and under employee stock plans and 990,012 authorized shares of Preferred Stock are available for issuance by the Company at such times and under such circumstances as may be determined by the Board of Directors, and, in the case of the Preferred Stock, with such designations, rights and preferences as may be determined by the Board of Directors. Such shares will be available for possible future acquisitions, equity financings and other corporate purposes, and might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of holders of the Company's Common Stock. The ability of the Company's Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of stockholders in a takeover situation but could also be used by the Board to make a change in control more difficult and could increase the ability of the Board to continue current management. At present, there are no pending proposals for the issuance of any such additional authorized shares.


PREFERRED STOCK PURCHASE RIGHTS

     Under the Company's Stockholders Protection Rights Plan (the "Rights Plan"), the Board of Directors has declared and paid a dividend of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock. Except as set forth below, each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Junior Participating Preferred Stock, $.01 par value (the "Series C Preferred Stock"), at a price of $100.00 per one one-thousandth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in the Rights Agreement between the Company and Boatmen's Trust Company, as Rights Agent (the "Rights Agreement"), and the summary of the terms of the Rights set forth herein is qualified in its entirety by reference to the Rights Agreement.

     Currently, no separate Rights certificates represent the Rights. Until the earlier of (i) 10 business days following the first to occur of (a) a public announcement by the Company or an Acquiring Person (defined below) that, without the prior written consent of the Company, a person or group of affiliated or associated persons, other than the Company or subsidiaries or employee benefit or compensation plans of the Company (an "Acquiring Person"), has acquired, or obtained the right to acquire, 20% or more of the voting power of all securities of the Company then outstanding and generally entitled to vote for the election of directors of the Company ("Voting Power"), or (b) the date on which the Company first has notice or otherwise determines that a person has become an Acquiring Person (the "Stock Acquisition Date"), or (ii) 10 business days (or such later date as may be determined by the Board of Directors prior to the time that any person becomes an Acquiring Person) after the date that a tender offer or exchange offer is first published or sent, without the prior written consent of a majority of the Board of Directors, that will result in any person owning 20% or more of the Voting Power (the earlier of the dates in clause (i) or (ii) above being called the "Distribution Date"), the Rights will be evidenced by the Company's outstanding Common Stock certificates. Notwithstanding the foregoing, an Acquiring Person shall not include any person or group who inadvertently becomes the beneficial owner of 20% or more of the Voting Power, as long as such person or group promptly enters into an irrevocable commitment to, and promptly does, divest enough shares to get below the 20% threshold.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferable only in connection with the transfer of the Company's Common Stock. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), newly issued Common Stock certificates will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), the surrender for transfer of any of the Company's outstanding Common Stock certificates will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate certificates alone will then evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on February 28, 2006, unless such date is extended or unless earlier redeemed or exchanged by the Company, as described below.

     The Purchase Price payable, the number and identity of shares of Series C Preferred Stock or other securities or property issuable upon exercise of the Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series C Preferred Stock,
(ii) upon the issuance to holders of Series C Preferred Stock of rights or warrants to subscribe for shares of Series C Preferred Stock or securities convertible into Series C Preferred Stock at less than the then current market price of the Series C Preferred Stock, or (iii) upon the distribution to holders of Series C Preferred Stock of evidences of indebtedness or cash (excluding regular periodic cash dividends out of earnings or retained earnings of the Company), assets (other than a dividend payable in Series C Preferred Stock) or convertible securities, subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-thousandths of a share of Series C Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a subdivision, combination or consolidation of the Common Stock or a stock dividend on the Common Stock payable in Common Stock occurring, in any such case, prior to the Distribution Date.

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one one-thousandth of a share of

Series C Preferred Stock). In lieu of fractional shares, an adjustment in cash will be made based on the market price of the stock on the last trading date prior to the date of exercise.

     In the event that, following the Distribution Date, (i) the Company consolidates with or merges with or into any person, (ii) any person consolidates with or merges with or into the Company, and the Company continues or survives such merger and, in connection with such merger, all or part of the Common Stock is changed into or exchanged for stock or securities of another person or cash or any other property or (iii) the Company (or one or more of its subsidiaries) sells or transfers 50% or more of the Company's assets or earning power (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of such Right and payment of the Purchase Price, that number of shares of common stock of the surviving or purchasing company (or, in certain cases, one of its affiliates) which at the time of such transaction would have a market value of two times the Purchase Price (such right being called the "Merger Right").

     In the event that any person shall become an Acquiring Person ("Flip-in Event"), proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of shares (or fractional shares) of Common Stock (or, in certain cases, equivalent securities) having a market value of two times the Purchase Price (such right being called the "Subscription Right"). However, the Rights will not become exercisable following a Flip-in Event as described above until such time as the Rights are no longer redeemable by the Company as described below.

     Any Rights that are beneficially owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person will become null and void upon the occurrence of any of the events giving rise to the exercisability or the Subscription Right or the Merger Right, and any holder of such Rights will have no right to exercise such Rights from and after the occurrence of such an event insofar as they relate to the Subscription Right or the Merger Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the Voting Power and prior to the acquisition by such person or group of 50% or more of the Voting Power, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Series C Preferred Stock (or of a share of the Company's Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     At any time prior to the Distribution Date, the Company may elect to redeem the Rights in whole, but not in part, at a price of $0.001 per Right as adjusted to reflect any stock split, stock dividend or similar transaction. Upon the effective date of the redemption, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights will be the right to receive the redemption price. The Company shall promptly and publicly disclose any such redemption and provide notice of such redemption to Rights holders within 10 days after the Board action. However, any failure to give, or defect in, such disclosure will not affect the validity of such redemption.

     The Series C Preferred Stock purchasable upon exercise of the Rights will not be redeemable and will be junior to any other series of Preferred Stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Series C Preferred Stock will have a preferential dividend in an amount equal to the greater of $10.00 per share or 1,000 times any dividend declared on each share of Common Stock. In the event of liquidation, the holders of Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) and, after payment of an equivalent amount to holders of the Common Stock, to share ratably and proportionately with the Common Stock in the distribution of any remaining assets. Each share of Series C Preferred Stock will have 1,000 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of Common Stock. The rights of the Series C Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series C Preferred Stock in integral multiples of one one-thousandth of a share of Series C Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the Series C Preferred Stock on the last trading date prior to the date of exercise.

     Because of the nature of the Series C Preferred Stock's voting, dividend and liquidation features, the value of the one one-thousandth of a share of Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     The Board of Directors of the Company retains a broad ability to amend or supplement the Rights Agreement without the consent of the holders of the Rights, including amendments to extend the expiration date of the rights and lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the Voting Power then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than subsidiaries or employee benefit or compensation plans of the Company), and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series C Preferred Stock or other consideration as set forth above.


     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or the Rights be redeemed or otherwise not apply. The Company's ability to amend the Rights Agreement may, depending upon the circumstances, increase or decrease the anti-takeover effects of the Rights. The Rights do not prevent the Board of Directors of the Company from approving in advance any merger or other business combination since the Rights may be redeemed by the Board of Directors as described above.


TRANSFER AGENT AND REGISTRAR

     The Company's Transfer Agent and Registrar is The Boatmen's Trust Company ("Boatmen's Trust"), St. Louis, Missouri.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering and assuming (i) the Underwriters' over-allotment options are exercised in full and (ii) no exercise of outstanding warrants and options, the Company will have outstanding 32,542,468 shares of Common Stock. Of these shares, 16,437,928 shares will have been sold in underwritten public offerings, 522,057 shares were issued upon exercise of stock options granted under the Company's Stock Option Plans and all of such 16,959,985 shares will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company as the term is defined in Rule 144 under the Securities Act ("Affiliates"), which shares will be subject to the resale limitations of Rule 144. The remaining 15,582,483 shares of Common Stock ("Restricted Shares") held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as those afforded by Rules 144, 144A, 701 and Regulation S under the Securities Act, which are summarized below.



     Upon completion of this Offering, 2,765,369 Restricted Shares held by existing stockholders will be eligible for sale pursuant to Rules 144 and 701, subject to the volume limitations thereof.



     Beginning 180 days after the date of this Prospectus, upon the expiration of public sale restrictions described below (see "Underwriting"), or earlier in the discretion of the Underwriters, the following additional amounts of Restricted Shares will become eligible for sale in the public market subject to the volume limitations under Rule 144 discussed below: 6,992,787 shares immediately; and 5,824,327 shares from January 1, 1998 through November 15, 1998.



     Options and warrants to purchase 1,312,200 and 409,860 shares of Common Stock, respectively, were outstanding as of January 9, 1997 and exercisable within 60 days.



     In general, under Rule 144 as currently in effect, an Affiliate of the Company or other person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 325,425 shares immediately after the Offering, if the Underwriters' over-allotment options are exercised in full) or (ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.


     Restricted Shares may also be resold (1) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and (2) in an off-shore transaction complying with Rules 903 and 904 of Regulation S under the Securities Act.

     An employee of the Company who purchased shares or was awarded options to purchase shares pursuant to a written compensatory plan or contract meeting the requirements of Rule 701 under the Securities Act is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.


     Shares acquired pursuant to the Company's Stock Option Plans and the 1996 Employee Stock Purchase Plan will be available for sale in the open market, subject to Rule 144 volume limitations applicable to Affiliates, except to the extent such shares are subject to vesting restrictions with the Company or are subject to the 180 day public sale restrictions described below (see "Underwriting").



     Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of Restricted Shares will be available for sale shortly after the Offerings because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri and for the Underwriters by Sullivan & Cromwell, New York, New York. John P. Denneen, Esq., a member of Bryan Cave LLP, is Secretary of the Company and its subsidiaries. Mr. Denneen and two other members of Bryan Cave LLP own an aggregate of 49,426 shares of Common Stock of the Company, and one of such members owns an option to purchase 22,220 shares of Common Stock at $11.35 per share.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the period from November 10, 1993 to December 31, 1993 and the years ended December 31, 1995 and 1994 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report appearing herein.

     The consolidated financial statements of Brooks Telecommunications Corporation as of December 31, 1995 and for the year then ended included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report herein.

     The consolidated financial statements of City Signal, Inc. as of December 31, 1995 and 1994 and for the years then ended included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report included herein.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. Shares of the Company's Voting Common Stock, $0.01 par value per share, are listed on the Nasdaq National Market under the symbol "BFPT" and copies of the aforementioned materials may be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION OF BROOKS FIBER
  PROPERTIES, INC.
  (a) Pro Forma Combined Consolidated Statement of Operations for the year ended
      December 31, 1995.............................................................   F-3
  (b) Pro Forma Combined Consolidated Statement of Operations for the nine months
      ended September 30, 1996......................................................   F-4
  (c) Notes to Pro Forma Combined Consolidated Financial Statements.................   F-5
CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS OF BROOKS FIBER PROPERTIES, INC.
  (a) Consolidated Balance Sheets at September 30, 1996 and December 31, 1995.......   F-7
  (b) Consolidated Statements of Operations for the three months and nine months
      ended September 30, 1996 and 1995.............................................   F-8
  (c) Consolidated Statements of Changes in Shareholders' Equity for the nine months
      ended September 30, 1996......................................................   F-9
  (d) Consolidated Statements of Cash Flows for the nine months ended September 30,
      1996 and 1995.................................................................   F-10
  (e) Notes to Unaudited Consolidated Financial Statements..........................   F-11
CONSOLIDATED AUDITED FINANCIAL STATEMENTS OF BROOKS FIBER PROPERTIES, INC.
  (a) Independent Auditors' Report..................................................   F-15
  (b) Consolidated Balance Sheets at December 31, 1995 and 1994.....................   F-16
  (c) Consolidated Statements of Operations for the years ended December 31, 1995
      and 1994 and the period from inception to December 31, 1993...................   F-17
  (d) Consolidated Statements of Changes in Shareholders' Equity for the years ended
      December 31, 1995 and 1994 and the period from inception to December 31,
      1993..........................................................................   F-18
  (e) Consolidated Statements of Cash Flows for the years ended December 31, 1995
      and 1994 and the period from inception to December 31, 1993...................   F-19
  (f) Notes to Consolidated Financial Statements....................................   F-20
CONSOLIDATED FINANCIAL STATEMENTS OF CITY SIGNAL, INC.
  (a) Independent Auditors' Report..................................................   F-29
  (b) Consolidated Balance Sheets at December 31, 1995 and 1994.....................   F-30
  (c) Consolidated Statements of Operations for the years ended December 31, 1995
      and 1994......................................................................   F-31
  (d) Consolidated Statements of Shareholder's Equity (Deficit) for the years ended
      December 31, 1995 and 1994....................................................   F-32
  (e) Consolidated Statements of Cash Flows for the years ended December 31, 1995
      and 1994......................................................................   F-33
  (f) Notes to Consolidated Financial Statements....................................   F-34
CONSOLIDATED FINANCIAL STATEMENTS OF BROOKS TELECOMMUNICATIONS CORPORATION
  (a) Independent Auditors' Report..................................................   F-40
  (b) Consolidated Balance Sheet at December 31, 1995...............................   F-41
  (c) Consolidated Statement of Operations for the year ended December 31, 1995.....   F-42
  (d) Consolidated Statement of Changes in Shareholders' Equity for the year ended
      December 31, 1995.............................................................   F-43
  (e) Consolidated Statement of Cash Flows for the year ended December 31, 1995.....   F-44
  (f) Notes to Consolidated Financial Statements....................................   F-45

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                        OF BROOKS FIBER PROPERTIES, INC.

     The following unaudited pro forma combined consolidated financial information gives effect to the merger with BTC (which occurred on January 2, 1996), the City Signal Acquisition (which occurred on January 31, 1996). The merger with BTC and the City Signal Acquisition are effected using the purchase method of accounting and assume (i) for purposes of the pro forma statement of operations data for the year ended December 31, 1995, that the BTC merger and the City Signal Acquisition were consummated on January 1, 1995 and (ii) for purposes of the pro forma statement of operations data for the nine months ended September 30, 1996, that the City Signal Acquisition was consummated on January 1, 1996.

     The unaudited pro forma combined consolidated financial information and accompanying notes reflect the historical operations and balances of BTC and City Signal, Inc. and the application of the purchase method of accounting.

     The unaudited pro forma combined consolidated financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company after the merger with BTC and the City Signal Acquisition; or of the financial position or results of operations of the combined company that would have actually occurred had the merger with BTC and the City Signal Acquisition been in effect as of the date or for the periods presented.

     The unaudited pro forma combined consolidated financial information and the accompanying notes should be read in conjunction with and are qualified in their entirety by the consolidated financial statements, including the accompanying notes, of the Company, which are included herein as of September 30, 1996 and December 31, 1995, for the years ended December 31, 1995 and 1994, for the period from inception to December 31, 1993, and for the three month and nine month periods ended September 30, 1996 and 1995.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                               PRO FORMA ADJUSTMENTS               BFP
                                                                            ----------------------------        PRO FORMA
                                                                               BTC                               COMBINED
                                   BFP            BTC        CITY SIGNAL    AND OTHER        CITY SIGNAL       CONSOLIDATED
                               ------------    ----------    -----------    ----------       -----------       ------------
Revenues...................... $ 14,160,000     8,680,000     3,159,000     (1,449,000)(1)           --         23,072,000
                                                                            (1,478,000)(2)
Expenses:
  Operating expenses..........    7,177,000     7,123,000     2,543,000       (590,000)(2)      997,000 (9)     16,319,000
                                                                              (931,000)(1)
  Selling, general and
    administrative............   11,405,000     4,222,000     1,840,000       (328,000)(2)      107,000 (4)     15,352,000
                                                                            (1,894,000)(1)
  Depreciation and
    amortization..............    4,118,000       800,000     1,329,000        179,000(3)       972,000 (5)      8,018,000
                                                                               (11,000)(1)      631,000 (6)
                               ------------    ----------    ----------     ----------       ----------        -----------
                                 22,700,000    12,145,000     5,712,000     (3,575,000)       2,707,000         39,689,000
  Loss from operations........   (8,540,000)   (3,465,000)   (2,553,000)       648,000       (2,707,000)       (16,617,000)
Other income (expense):
  Other income (expense),
    net.......................           --            --     7,983,000             --       (7,876,000) (7)       107,000
  Interest income (expense),
    net.......................   (2,096,000)     (260,000)     (904,000)       107,000(1)       904,000 (8)     (2,249,000)
                               ------------    ----------    ----------     ----------       ----------        -----------
                                 (2,096,000)     (260,000)    7,079,000        107,000       (6,972,000)        (2,142,000)
                               ------------    ----------    ----------     ----------       ----------        -----------
Net loss before minority
  interests...................  (10,636,000)   (3,725,000)    4,526,000        755,000       (9,679,000)       (18,759,000)
Minority interests in share of
  loss........................    1,085,000       673,000            --       (673,000)(1)           --          1,085,000
                               ------------    ----------    ----------     ----------       ----------        -----------
  Net loss.................... $ (9,551,000)   (3,052,000)    4,526,000         82,000       (9,679,000)       (17,674,000)
                               ============    ==========    ==========     ==========       ==========        ===========
Pro forma loss per common and
  common equivalent share.....                                                                                 $      (.84) (10)
                                                                                                               ===========

See accompanying notes to pro forma combined consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)


                                                                  PRO FORMA            BFP
                                                                 ADJUSTMENTS        PRO FORMA
                                                                -------------        COMBINED
                                                    BFP          CITY SIGNAL       CONSOLIDATED
                                                ------------    -------------      ------------
Revenues.....................................   $ 28,147,000      $ 450,000(11)    $ 28,597,000
Expenses:
  Service costs..............................     12,585,000        183,000(11)      12,768,000
  Selling, general and administrative
     expenses................................     25,504,000        444,000(11)      25,948,000
  Depreciation and amortization..............      9,859,000        293,000(11)      10,152,000
                                                ------------     ----------        ------------
                                                  47,948,000        920,000          48,868,000
                                                ------------     ----------        ------------
     Loss from operations....................    (19,801,000)      (470,000)        (20,271,000)
Other income (expense):
  Interest income............................     11,074,000             --          11,074,000
  Interest expense...........................    (19,250,000)       (22,000)(11)    (19,272,000)
                                                ------------     ----------        ------------
Net loss before minority interests...........    (27,977,000)      (492,000)        (28,469,000)
Minority interests in share of loss..........      1,590,000             --           1,590,000
                                                ------------     ----------        ------------
     Net loss................................   $(26,387,000)     $(492,000)       $(26,879,000)
                                                ============     ==========        ============
Pro forma loss per common and common
  equivalent share...........................   $      (1.10)                      $      (1.12)
                                                ============                       ============
Pro forma weighted average number of shares
  outstanding................................     24,071,672                         24,071,674
                                                ============                       ============


See accompanying notes to pro forma combined consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

   NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

STATEMENT OF OPERATIONS

     The following notes to the pro forma combined consolidated financial statements represent the explanations related to the pro form adjustments to the historical statements of operations of BFP, BTC and City Signal, Inc. (CSI), as applicable.

 1. Represents elimination of revenues and expenses of BTC's subsidiary, Brooks Telecommunications International, Inc. (BTI) due to the distribution by BTC to its shareholders, prior to the merger with the Company, of its BTI subsidiary (the BTI Spin-off).

 2. Represents the elimination of management and consulting fee revenue charged by BTC to the Company associated with the development of networks and the elimination of expenses recorded by the Company for payments made to BTC. Certain costs were capitalized to the Company's networks at the time they were incurred.

 3. Amount represents the increase in annual amortization of the pro forma excess of the costs over the fair value of the net assets acquired (goodwill) in association with the BTC merger of approximately $6,550,000. The amortization reflects the establishment of additional goodwill of $4,470,000 in excess of the goodwill existing on the financial statements of BTC of $2,080,000 at December 31, 1995. The additional amount of $4,470,000 is amortized over a period of 25 years.

 4. Represents the elimination of the management fee received by CSI from a related entity which is not part of the City Signal Acquisition.

 5. Amount represent the depreciation, over an average period of approximately
    12.5 years, of assets which aggregate $7,792,000 and were acquired by the Company from a related entity of CSI. Such assets represent buildings and equipment and are included in fixed assets within the pro forma combined consolidated balance sheet.

 6. Amount represents the annual amortization, over a period of 25 years, of the pro forma goodwill related to the CSI acquisition of approximately $15,773,000.

 7. The adjustment represents the elimination of the gain on the sale of CSI's Las Vegas, Nevada and Memphis, Tennessee systems. This gain is reflected in the statement of operations of CSI and is non-recurring in nature.

 8. The adjustment represents the elimination of interest expense on outstanding long-term debt of CSI. This interest is reflected in the statement of operations of CSI and is eliminated as it is non-recurring in nature due to the pro forma adjustment for the repayment of $8,804,000 of outstanding debt, and the adjustment of $3,783,000 of debt payable to a related party which was not assumed in the City Signal Acquisition.

 9. The adjustment represents the net effects of salaries and benefits expense for individuals who will become employees of the Company, additional property taxes which will be assumed by CSI in conjunction with the acquisition of certain properties from a related company of CSI, and the elimination of building rent paid by a related company to CSI.

10. Pro forma loss per share has been computed using the absolute number of shares of Common Stock and Common Stock equivalents outstanding after giving effect to the shares issued in connection with the BTC merger and the City Signal Acquisition. The number of shares used in computing pro forma loss per share was 20,951,862. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued during 1995 at prices below the initial public offering price per share and stock options and warrants granted with exercise prices below the initial public offering price of $27.00 during the twelve-month period preceding

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

   NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

    the date of the initial filing of the Registration Statement relating to the Company's May 1996 IPO have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if such shares, options and warrants were outstanding for all of 1995.

11. Represents the CSI revenues, expenses and interest expense for January 1996.

                         BROOKS FIBER PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS



                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                   1996             1995
                                                               -------------    ------------
                                                                (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $203,034,000     $59,913,000
  Marketable securities.....................................    126,634,000              --
  Accounts receivable, net..................................     10,349,000       2,003,000
  Other current assets......................................      6,639,000       1,183,000
                                                               ------------     ------------
     Total current assets...................................    346,656,000      63,099,000
                                                               ------------     ------------
Networks and equipment, net.................................    210,874,000      50,042,000
                                                               ------------     ------------
Investment in minority-owned venture........................      5,000,000              --
                                                               ------------     ------------
Other assets, net...........................................     74,820,000      33,469,000
                                                               ------------     ------------
                                                               $637,350,000     $146,610,000
                                                               ============     ============
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................   $ 21,390,000     $ 5,186,000
                                                               ------------     ------------
     Total current liabilities..............................   $ 21,390,000       5,186,000
                                                               ------------     ------------
Long-term debt..............................................    314,440,000      43,977,000
                                                               ------------     ------------
Minority interests..........................................     10,761,000       3,992,000
                                                               ------------     ------------
Common stock, subject to redemption, $.01 par value,
  2,016,000 and 0 shares issued and outstanding.............     25,200,000              --
Shareholders' equity:
  Preferred stock, 1,040,012 shares authorized:
     Convertible preferred stock, Series A-1, $.01 par
       value;
       0 and 396,000 shares issued and outstanding..........             --      39,600,000
     Convertible preferred stock, Series A-2, $.01 par
       value;
       0 and 419,705 shares issued and outstanding..........             --      65,596,000
     Convertible preferred stock, Series B-1, $.01 par
       value;
       0 and 12,000 shares issued and outstanding...........             --       1,200,000
     Convertible preferred stock, Series B-2, $.01 par
       value; 4,545 shares authorized; 0 and 4,545 shares
       issued
       and outstanding......................................             --         711,000
  Common Stock, $.01 par value; 50,000,000 shares
     authorized; 26,445,890 and 1,162,800 shares issued and
     outstanding............................................        264,000          12,000
  Additional paid-in capital................................    305,715,000              --
  Accumulated deficit.......................................    (40,420,000)    (13,664,000)
                                                               ------------     ------------
     Total shareholders' equity.............................    265,559,000      93,455,000
                                                               ------------     ------------
                                                               $637,350,000     $146,610,000
                                                               ============     ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                           SEPTEMBER 30                   SEPTEMBER 30
                                   ----------------------------    ---------------------------
                                       1996            1995            1996           1995
                                   ------------     -----------    ------------    -----------
Revenues.........................  $ 12,943,000     $ 3,797,000    $ 28,147,000    $10,309,000
                                   ------------     -----------    ------------    -----------
Expenses:
  Service costs..................     6,125,000       1,831,000      12,585,000      5,248,000
  Selling, general and
     administrative expenses.....    10,158,000       3,027,000      25,504,000      7,818,000
  Depreciation and
     amortization................     4,265,000       1,120,000       9,859,000      2,873,000
                                   ------------     -----------    ------------    -----------
                                     20,548,000       5,978,000      47,948,000     15,939,000
                                   ------------     -----------    ------------    -----------
  Loss from operations...........    (7,605,000)     (2,181,000)    (19,801,000)    (5,630,000)
Other income (expense):
  Interest income................     4,816,000         569,000      11,074,000        746,000
  Interest expense...............    (7,653,000)       (965,000)    (19,250,000)    (2,679,000)
                                   ------------     -----------    ------------    -----------
  Loss before minority
     interests...................   (10,442,000)     (2,577,000)    (27,977,000)    (7,563,000)
Minority interests in share
  of loss........................       451,000         271,000       1,590,000        589,000
                                   ------------     -----------    ------------    -----------
  Net loss.......................  $ (9,991,000)    $(2,306,000)   $(26,387,000)   $(6,974,000)
                                   ============     ===========    ============    ===========
Pro forma loss per common and
  common equivalent share........  $      (0.35)    $     (0.12)   $      (1.10)   $     (0.36)
                                   ============     ===========    ============    ===========
Pro forma weighted average number
  of shares outstanding..........    28,368,352      19,523,584      24,071,672     19,523,584
                                   ============     ===========    ============    ===========

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE PERIOD ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                         CONVERTIBLE PREFERRED STOCK                     CONVERTIBLE PREFERRED STOCK
                              -------------------------------------------------   ------------------------------------------
                                    SERIES A-1                SERIES A-2               SERIES B-1             SERIES B-2
                              -----------------------   -----------------------   ---------------------   ------------------
                               SHARES       AMOUNT       SHARES       AMOUNT      SHARES      AMOUNT      SHARES    AMOUNT
                              --------   ------------   --------   ------------   -------   -----------   ------   ---------
Balance, January 1, 1996....   396,000   $ 39,600,000    419,705   $ 65,596,000    12,000   $ 1,200,000   4,545    $ 711,000
Merger with BTC
 -- issuance of common
   stock....................        --             --         --             --        --            --      --           --
 -- conversion of preferred
   stock to common
   stock....................    (6,350)      (635,000)    (6,061)    (1,000,000)       --            --      --           --
Issuance of Series A-2
 Preferred Stock............        --             --      6,060        997,000        --            --      --           --
Preferred Stock Warrants
 Exercised..................     9,940        109,000         --             --        --            --      --           --
Initial Public Offering
 -- issuance of common
   stock....................        --             --         --             --        --            --      --           --
 -- common stock, subject to
   redemption, exchanged for
   common stock.............        --             --         --             --        --            --      --           --
 -- conversion of preferred
   stock to common
   stock....................  (399,590)   (39,074,000)  (419,704)   (65,593,000)  (12,000)   (1,200,000)  (4,545)   (711,000)
Common Stock Options
 Exercised..................        --             --         --             --        --            --      --           --
Common Stock Warrants
 Exercised..................        --             --         --             --        --            --      --           --
Conversion of minority
 interest in subsidiary to
 common stock...............        --             --         --             --        --            --      --           --
Net Loss....................        --             --         --             --        --            --      --           --
                              --------   ------------   --------   ------------   -------   -----------   ------   ---------
Balance, September 30,
 1996.......................        --   $         --         --   $         --        --   $        --      --    $      --
                              ========   ============   ========   ============   =======   ===========   ======   =========


                                  COMMON STOCK         ADDITIONAL                       TOTAL
                              ---------------------     PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                SHARES      AMOUNT      CAPITAL        DEFICIT         EQUITY
                              ----------   --------   ------------   ------------   -------------
Balance, January 1, 1996....   1,162,800   $ 12,000   $         --   $(13,664,000)  $ 93,455,000
Merger with BTC
 -- issuance of common
   stock....................     756,340      8,000      9,447,000            --       9,455,000
 -- conversion of preferred
   stock to common
   stock....................     248,220      2,000      1,633,000            --              --
Issuance of Series A-2
 Preferred Stock............          --         --                           --         997,000
Preferred Stock Warrants
 Exercised..................          --         --             --            --         109,000
Initial Public Offering
 -- issuance of common
   stock....................   7,385,331     74,000    185,119,000            --     185,193,000
 -- common stock, subject to
   redemption, exchanged for
   common stock.............     224,000      2,000      2,798,000            --       2,800,000
 -- conversion of preferred
   stock to common
   stock....................  16,527,920    165,000    106,413,000            --              --
Common Stock Options
 Exercised..................      40,492         --        192,000            --         192,000
Common Stock Warrants
 Exercised..................      91,898      1,000        113,000            --         114,000
Conversion of minority
 interest in subsidiary to
 common stock...............       8,889         --             --      (369,000)       (369,000)
Net Loss....................          --         --             --   (26,387,000)    (26,387,000)
                              ----------   --------   ------------   ------------   ------------
Balance, September 30,
 1996.......................  26,445,890   $264,000   $305,715,000   $(40,420,000)  $265,559,000
                              ==========   ========   ============   ============   ============


          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED SEPTEMBER 30
                                                              ------------------------------
                                                                  1996              1995
                                                              -------------     ------------
Cash flows from operating activities:
  Net loss..................................................  $ (26,387,000)    $ (6,974,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      9,859,000        2,873,000
     Non-cash interest expense..............................     19,026,000        2,656,000
     Minority interests.....................................     (1,590,000)        (589,000)
     Changes in assets and liabilities, net of effects from
       acquisitions:
       Accounts receivable..................................     (5,578,000)        (212,000)
       Accounts payable and accrued expenses................       (147,000)       1,247,000
       Other, net...........................................     (3,674,000)          (1,000)
                                                              -------------     ------------
            Net cash used in operating activities...........     (8,491,000)      (1,000,000)
                                                              -------------     ------------
Cash flows from investing activities:
  Purchase of networks and equipment........................   (134,348,000)     (15,240,000)
  Purchase of marketable securities.........................   (250,123,000)              --
  Maturity of marketable securities.........................    122,994,000               --
  Additions to other assets.................................     (9,353,000)      (1,871,000)
  Acquisitions of businesses, net of cash acquired..........     (2,705,000)     (13,941,000)
  Investment in minority owned venture......................     (5,000,000)              --
                                                              -------------     ------------
            Net cash used in investing activities...........   (278,535,000)     (31,052,000)
                                                              -------------     ------------
Cash flows from financing activities:
  Issuance of common stock..................................    185,500,000               --
  Issuance of preferred stock and subscriptions receivable
     payments, net..........................................      1,106,000       84,170,000
  Proceeds from minority interests..........................      7,991,000        4,088,000
  Proceeds from long-term debt, net.........................    238,926,000        5,682,000
  Repayment of long-term debt and capital leases............     (3,376,000)              --
                                                              -------------     ------------
            Net cash provided by financing activities.......    430,147,000       93,940,000
                                                              -------------     ------------
            Net increase in cash............................    143,121,000       61,888,000
Cash, beginning of period...................................     59,913,000        8,795,000
                                                              -------------     ------------
Cash, end of period.........................................  $ 203,034,000     $ 70,683,000
                                                              =============     ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $     221,000     $    130,000
                                                              =============     ============

          See accompanying notes to consolidated financial statements.

                         BROOKS FIBER PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The consolidated balance sheet of Brooks Fiber Properties, Inc. ("BFP" or the "Company") at December 31, 1995 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three months and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The Company's accounting policies and certain other disclosures are set forth in the notes to the Company's audited consolidated financial statements as of and for the year ended December 31, 1995.

2. CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash and cash equivalents consist primarily of cash on hand and highly liquid securities with insignificant interest-rate risk and original maturities of three months or less at date of acquisition.

3. MARKETABLE SECURITIES

     Marketable securities consist of treasury bills, commercial paper, and repurchase agreements with original maturities beyond three months but less than twelve months. Marketable securities are stated at cost, adjusted for discount accretion and premium amortization. The securities in the Company's portfolio are classified as "held to maturity", as management has the intent and ability to hold those securities to maturity.

4. ACQUISITIONS

     Pursuant to an Agreement and Plan of Merger between Brooks Telecommunications Corporation (BTC) and the Company, BTC was merged into the Company on January 2, 1996, and the securities of the Company held by BTC were canceled. Following the merger, the former holders of BTC's common stock, preferred stock, convertible notes, options and warrants received shares of the Company's common stock, options, and warrants. After the consideration of the shares of BFP held by BTC at the time of acquisition, the Company issued 756,340 shares of common stock valued at $12.50 per share and certain options and warrants (see Note 8). Intangible assets of approximately $6.1 million were recorded as a result of this acquisition.

     On January 31, 1996, the Company acquired City Signal, Inc., a provider of competitive access and local exchange services in Michigan and Ohio, and certain assets of a related entity, from an unrelated party. In connection with the acquisition, the Company issued approximately 2.2 million shares of common stock and assumed certain specified liabilities. Intangible assets of approximately $13.1 million were recorded as a result of this acquisition. In addition, the Company granted the seller the option to require the Company to repurchase any or all shares at a price of $12.50 per share on or before February 1, 1998. In conjunction with the Company's initial public offering (see Note 7), the holder of such shares sold 10% of the shares. Accordingly, approximately 2.0 million shares remain subject to redemption.

     Effective July 1, 1996, the Company acquired 100% of the stock of ALD Communications, Inc. ("ALD"), a switchless reseller of long distance services, and Tenant Network Services, Inc. ("TNS"), a wholly-owned subsidiary of ALD which acts as a shared tenant service provider of telecommunications services, both of which provide their services primarily to customers in the San Francisco, California area.

                         BROOKS FIBER PROPERTIES, INC.

     Effective September 1, 1996, the Company acquired 100% of the stock of Bittel Telecommunications Corporation ("Bittel"), a switch-based reseller of long distance services, with such services provided primarily to customers in the San Francisco and Los Angeles, California area.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in the Company's consolidated financial statements since the effective dates of acquisition. The aggregate purchase price for these acquisitions was allocated based on fair values as follows:

        Fair value of tangible assets acquired.........................   $ 41,683,985
        Fair value of intangible assets acquired.......................     35,820,751
        Liabilities assumed............................................    (37,345,272)
                                                                          ------------
        Purchase price, net of cash acquired...........................   $ 40,159,464
                                                                          ============

     In June 1996, the Company and MCImetro Access Transmission Services, Inc. ("MCImetro") entered into an agreement pursuant to which MCImetro has acquired a 15% interest in the Company's Sacramento, California network for $4.5 million, and has invested an additional $3.5 million in the Company's San Jose joint venture company. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996, MCImetro exchanged the agreed value of these investments for approximately 3.2% of the Company's common stock.

     In June 1996, the Company formed a strategic alliance with World-Net Access, Inc., ("World-Net") through a $5 million investment in exchange for a 20 percent fully-diluted interest in World-Net. The investment in World-Net is classified as Investment in Minority-Owned Venture on the Company's consolidated balance sheet. World-Net is a privately-held, development stage company founded to form a national Internet Service Provider network. (See Note 11 for discussion of an additional commitment to World-Net.)

5. NETWORKS AND EQUIPMENT, NET

     Networks and equipment consist of the following:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1996             1995
                                                        -------------    ------------
        Telecommunications networks..................   $ 85,748,000     $30,158,000
        Electronic and related equipment.............     98,141,000      20,174,000
        Office equipment and furniture...............     17,302,000       2,435,000
        Land and buildings...........................     12,668,000              --
        Leasehold improvements.......................      4,013,000         232,000
        Transportation equipment.....................      4,034,000         173,000
                                                        ------------     -----------
                                                         221,906,000      53,172,000
        Less accumulated depreciation................     11,032,000       3,130,000
                                                        ------------     -----------
                                                        $210,874,000     $50,042,000
                                                        ============     ===========

     As of September 30, 1996 and December 31, 1995, networks and equipment include $33,455,000 and $4,469,000, respectively, of networks in progress that are not in service and, accordingly, have not been depreciated. In addition, for the nine months ended September 30, 1996, interest totalling $1,243,000 has been capitalized in connection with the Company's construction activities. There was no interest capitalized for the twelve-month period ended December 31, 1995.

                         BROOKS FIBER PROPERTIES, INC.

6. OTHER ASSETS, NET

     Other assets consist of the following:


                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1996             1995
                                                        -------------    ------------
        Goodwill.....................................    $51,925,000     $29,129,000
        Debt issuance costs..........................     13,744,000       3,070,000
        Organization, development, and pre-operating
          costs......................................     13,347,000       2,922,000
                                                         -----------     -----------
                                                          79,016,000      35,121,000
        Less accumulated amortization................      4,196,000       1,652,000
                                                         -----------     -----------
                                                         $74,820,000     $33,469,000
                                                         ===========     ===========


7. SHAREHOLDERS' EQUITY

     Effective January 2, 1996, the Company's Board of Directors authorized a 20-for-1 split for each share of common stock and adjusted all outstanding common stock options and warrants accordingly. All share data presented within the consolidated financial statements have been revised to reflect the 20-for-1 stock split.

     On May 2, 1996, the Company completed its initial public offering of 7,385,331 shares of Common Stock at a price of $27.00 per share, for gross proceeds of approximately $199.4 million and proceeds net of underwriting discounts, advisory fees and expenses of approximately $185.2 million.

8. STOCK OPTIONS AND WARRANTS

     The Company's 1993 Stock Option Plan (the Plan) authorizes the granting of options and stock appreciation rights covering up to 3,400,000 shares of common stock. The options generally vest over a period of three years from the date of grant.

     Stock option activity for the Plan for the nine months ended September 30, 1996 is as follows:

                                                                            PRICE PER
                                                              NUMBER          SHARE
                                                             ---------    -------------
        Balance, December 31, 1995........................   1,651,660    $ 4.00-$ 6.60
          Granted.........................................   1,226,000    $12.50-$33.75
          Exercised.......................................      40,492    $ 4.00-$ 6.60
          Cancelled.......................................     144,000    $ 6.00-$12.50
                                                             ---------     ------------
        Balance, June 30, 1996............................   2,693,168    $ 4.00-$33.75
                                                             =========     ============

     Also, in connection with the Agreement and Plan of Merger between the Company and BTC, the Company issued options and warrants to certain of the shareholders and employees of BTC for the purchase of 1,134,840 shares of the Company's common stock at prices of $11.35 to $31.04 per share. The warrants expire at various dates from March 31, 1997 to December 21, 1999. The options generally vest over a three year period from the date of grant.

                         BROOKS FIBER PROPERTIES, INC.

9. LONG-TERM DEBT

     On February 26, 1996, the Company completed the issuance and sale of $425.0 million aggregate principal amount of 10 7/8% Senior Discount Notes due March 1, 2006, for which gross proceeds of approximately $250.0 million were received. No cash payments of interest are required prior to September 1, 2001. Commencing at such time, the Company will be required to make semi-annual interest payments on the 10 7/8% Senior Discount Notes, totaling approximately $46.2 million annually.

10. PRO FORMA LOSS PER SHARE

     Pro forma loss per share has been computed using the number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares used in computing pro forma loss per share was 28,368,352 and 24,071,672 for the three and nine month periods ended September 30, 1996, respectively, and 19,523,584 for the three and nine month periods ended September 30, 1995. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the initial public offering price of $27.00 per share during the twelve-month period preceding the date of the Company's initial filing of the Registration Statement related to such initial public offering have been included in the calculation of common stock equivalent shares for the nine months ended September 30, 1996, using the treasury stock method, as if they were outstanding for all of 1995 and for the entire six-month period ended June 30, 1996. For the three months ended September 30, 1996, the weighted average number of shares was based on common stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.

11. COMMITMENTS AND CONTINGENCIES

     During September 1995, GST Tucson Lightwave, Inc. (Lightwave) was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc. a wholly-owned subsidiary of BFP (BFC Tucson). Lightwave filed a counterclaim against BFC Tucson, BFP, and Tucson Electric Power Company (TEP) charging BFC Tucson, BFP, and TEP with violations of antitrust laws, all of which stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights-of-way. The original causes of the action have been settled, however, the counterclaim by Lightwave is currently still pending. The Company believes the claim to be without merit and intends to vigorously defend against this action. The Company believes that resolution of the matter will not have a material adverse effect on the financial condition or results of operations of the Company.

     Subsequent to September 30, 1996, the Company committed an additional $15 million to World-Net (see Note 4), which would increase the Company's fully-diluted interest to 25.5% from its present 20%. It is possible that the Company may commit additional funds to World-Net in furtherance of this strategic alliance.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Brooks Fiber Properties, Inc.:

     We have audited the accompanying consolidated balance sheets of Brooks Fiber Properties, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995 and the period November 10, 1993 (date of inception) to December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995 and the period from November 10, 1993 (date of inception) to December 31, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
St. Louis, Missouri
January 26, 1996

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                      1995           1994
                                                                  ------------    -----------
                            ASSETS
Current assets:
  Cash and cash equivalents....................................   $ 59,913,000    $ 8,795,000
  Accounts receivable, net.....................................      2,003,000      1,116,000
  Other current assets.........................................      1,183,000        135,000
  Subscriptions receivable.....................................             --     10,050,000
                                                                  ------------    -----------
     Total current assets......................................     63,099,000     20,096,000
Subscriptions receivable -- restricted.........................             --      7,750,000
Networks and equipment, net of accumulated depreciation........     50,042,000     20,720,000
Other assets, net..............................................     33,469,000     22,759,000
                                                                  ------------    -----------
                                                                  $146,610,000    $71,325,000
                                                                  ============    ===========
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................   $  4,397,000    $ 3,545,000
  Accrued expenses.............................................        789,000        689,000
                                                                  ------------    -----------
     Total current liabilities.................................      5,186,000      4,234,000
                                                                  ------------    -----------
Long-term debt.................................................     43,977,000     29,403,000
Minority interests.............................................      3,992,000        989,000
Shareholders' equity:
  Preferred stock, 1,040,012 shares authorized:
     Convertible preferred stock, Series A-1, $.01 par value;
       489,600 shares authorized, 396,000 and 223,234 shares
       issued and outstanding..................................     39,600,000     39,600,000
     Convertible preferred stock, Series A-2, $.01 par value;
       433,867 shares authorized, 419,705 and 0 shares issued
       and outstanding.........................................     65,596,000             --
     Convertible preferred stock, Series B-1, $.01 par value;
       12,000 shares authorized, 12,000 and 6,766 shares issued
       and outstanding.........................................      1,200,000      1,200,000
     Convertible preferred stock, Series B-2, $.01 par value;
       4,545 shares authorized, 4,545 and 0 shares issued and
       outstanding.............................................        711,000             --
  Common stock, $.01 par value; 50,000,000 shares authorized,
     1,162,800 shares issued and outstanding...................         12,000         12,000
  Accumulated deficit..........................................    (13,664,000)    (4,113,000)
                                                                  ------------    -----------
     Total shareholders' equity................................     93,455,000     36,699,000
                                                                  ------------    -----------
                                                                  $146,610,000    $71,325,000
                                                                  ============    ===========

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1993

                                                         1995           1994           1993
                                                      -----------    -----------    -----------
Revenues...........................................   $14,160,000    $ 2,809,000    $     2,000
                                                      -----------    -----------    -----------
Expenses:
  Operating expenses...............................     7,177,000      1,557,000             --
  Selling, general and administrative expenses.....    11,405,000      3,966,000        206,000
  Depreciation and amortization....................     4,118,000        663,000          3,000
                                                      -----------    -----------    -----------
                                                       22,700,000      6,186,000        209,000
                                                      -----------    -----------    -----------
     Loss from operations..........................    (8,540,000)    (3,377,000)      (207,000)
Other income (expense):
  Interest income..................................     1,608,000         95,000          2,000
  Interest expense.................................    (3,704,000)      (693,000)            --
                                                      -----------    -----------    -----------
     Loss before minority interest.................   (10,636,000)    (3,975,000)      (205,000)
Minority interests in share of loss................     1,085,000         78,000             --
                                                      -----------    -----------    -----------
     Net loss......................................   $(9,551,000)   $(3,897,000)   $  (205,000)
                                                      ============   ============   ============
Pro forma loss per common and common equivalent
  share............................................   $      (.49)
                                                      ============

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1993

                                    CONVERTIBLE PREFERRED STOCK                  CONVERTIBLE PREFERRED STOCK
                            --------------------------------------------   ---------------------------------------
                                                                                                                      COMMON
                                 SERIES A-1             SERIES A-2             SERIES B-1           SERIES B-2         STOCK
                            --------------------   ---------------------   -------------------   -----------------   ---------
                            SHARES     AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT     SHARES    AMOUNT     SHARES
                            -------  -----------   -------   -----------   ------   ----------   ------   --------   ---------
Issuance of common stock,
  November 10, 1993......        --  $        --        --   $        --      --    $       --      --    $     --   1,162,800
Issuance and subscription
  of Series A preferred
  stock..................   396,000   39,600,000        --            --      --            --      --          --          --
Issuance and subscription
  of Series B preferred
  stock..................        --           --        --            --   12,000    1,200,000      --          --          --
Subscriptions receivable,
  payments and
  reclassifications......        --           --        --            --      --            --      --          --          --
Net loss.................        --           --        --            --      --            --      --                      --
                            -------  -----------   -------   -----------   ------   ----------    ----    --------   ---------
Balance, December 31,
  1993...................   396,000   39,600,000        --            --   12,000    1,200,000      --          --   1,162,800
Subscriptions receivable,
  payments and
  reclassifications......        --           --        --            --      --            --      --          --          --
Net loss.................        --           --        --            --      --            --      --          --          --
                            -------  -----------   -------   -----------   ------   ----------    ----    --------   ---------
Balance, December 31,
  1994...................   396,000   39,600,000        --            --   12,000    1,200,000      --          --   1,162,800
Issuance of Series A-2
  preferred stock........        --           --   419,705    65,596,000      --            --      --          --          --
Issuance of Series B-2
  preferred stock........        --           --        --            --      --            --   4,545     711,000          --
Net loss.................        --           --        --            --      --            --      --          --          --
                            -------  -----------   -------   -----------   ------   ----------    ----    --------   ---------
Balance, December 31,
  1995...................   396,000  $39,600,000   419,705   $65,596,000   12,000   $1,200,000   4,545    $711,000   1,162,800
                            =======  ===========   =======   ===========   ======   ==========    ====    ========   =========


                                                                      TOTAL
                                     SUBSCRIPTIONS   ACCUMULATED   SHAREHOLDERS'
                           AMOUNT     RECEIVABLE       DEFICIT        EQUITY
                           -------   -------------   -----------   ------------
Issuance of common stock,
  November 10, 1993......  $12,000             --       (11,000)         1,000
Issuance and subscription
  of Series A preferred
  stock..................      --     (39,018,000)           --        582,000
Issuance and subscription
  of Series B preferred
  stock..................      --      (1,182,000)           --         18,000
Subscriptions receivable,
  payments and
  reclassifications......      --       4,450,000            --      4,450,000
Net loss.................      --              --      (205,000)      (205,000)
                           -------    -----------    -----------    ----------
Balance, December 31,
  1993...................  12,000     (35,750,000)     (216,000)     4,846,000
Subscriptions receivable,
  payments and
  reclassifications......      --      35,750,000            --     35,750,000
Net loss.................      --              --    (3,897,000)    (3,897,000)
                           -------    -----------    -----------    ----------
Balance, December 31,
  1994...................  12,000              --    (4,113,000)    36,699,000
Issuance of Series A-2
  preferred stock........      --              --            --     65,596,000
Issuance of Series B-2
  preferred stock........      --              --            --        711,000
Net loss.................      --              --    (9,551,000)    (9,551,000)
                           -------    -----------    -----------    ----------
Balance, December 31,
  1995...................  $12,000             --    (13,664,000)   93,455,000
                           =======    ===========    ===========    ==========

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1993

                                                         1995            1994           1993
                                                     ------------    ------------    ----------
Cash flows from operating activities:
  Net loss........................................   $ (9,551,000)   $ (3,897,000)   $ (205,000)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization................      4,117,000         663,000         3,000
     Non-cash interest expense....................      3,814,000         135,000            --
     Minority interests...........................     (1,085,000)        (78,000)           --
     Changes in assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable........................       (593,000)       (576,000)       (2,000)
       Other current assets.......................        115,000        (133,000)      (91,000)
       Accounts payable and accrued expenses......        623,000       3,955,000       154,000
                                                      -----------     -----------    -----------
     Net cash provided by (used in) operating
       activities.................................     (2,560,000)         69,000      (141,000)
                                                      -----------     -----------    -----------
Cash flows from investing activities:
  Purchase of networks and equipment..............    (27,577,000)     (6,693,000)           --
  Increase in other assets........................     (2,026,000)       (769,000)           --
  Payment for acquisitions, net of cash
     acquired.....................................    (13,941,000)    (35,669,000)           --
                                                      -----------     -----------    -----------
     Net cash used in investing activities........    (43,544,000)    (43,131,000)           --
                                                      -----------     -----------    -----------
Cash flows from financing activities:
  Issuance of preferred stock and subscriptions
     receivable payments..........................     84,107,000      21,781,000     1,219,000
  Proceeds from minority interests................      4,088,000       1,067,000            --
  Proceeds from long-term debt....................     10,760,000      29,268,000            --
  Other financing activities......................     (1,733,000)     (1,337,000)           --
                                                      -----------     -----------    -----------
     Net cash provided by financing activities....     97,222,000      50,779,000     1,219,000
                                                      -----------     -----------    -----------
     Net increase in cash.........................     51,118,000       7,717,000     1,078,000
Cash, beginning of period.........................      8,795,000       1,078,000            --
                                                      -----------     -----------    -----------
Cash, end of period...............................   $ 59,913,000    $  8,795,000    $1,078,000
                                                      ===========     ===========    ===========
Supplemental disclosure of cash flow information
  -- cash paid during the year for interest.......   $    132,000    $    408,000    $       --
                                                      ===========     ===========    ===========

          See accompanying notes to consolidated financial statements.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of Brooks Fiber Properties, Inc. (BFP) and its majority-owned subsidiaries (the Company). The Company, through its subsidiaries, is a leading provider of competitive local telecommunications services in selected markets in the United States.

     The Company was founded on November 10, 1993 by Brooks Telecommunications Corporation (BTC) and a group of venture capital investors who, along with BTC and management of the Company, provided initial equity capital of $40.8 million. As the Company's founding shareholder, BTC received 1,162,800 founder's shares of the Company's common stock and founder's warrants to purchase an additional 81,600 shares of the Company's preferred stock (convertible into 1,632,000 shares of common stock).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (b) Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

  (c) Concentration of Credit Risk

     For purposes of segment reporting, management believes the Company operates in the telecommunications industry. The Company's primary customers are long distance carriers and businesses within the Company's markets. The Company has no significant credit risk concentration. One long distance carrier accounted for 24% of total revenues for the year ended December 31, 1995.

  (d) Networks and Equipment

     Networks and equipment are stated at cost. Costs of construction are capitalized, including direct interest costs related to construction. Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

                                                                                YEARS
                                                                                -----
        Telecommunications networks..........................................   8-25
        Electronic and related equipment.....................................      8
        Furniture and office equipment.......................................      7
        Motor vehicles.......................................................      3

  (e) Other Assets

     Goodwill is being amortized using the straight-line method over 25 years from the dates of acquisition. The Company reviews the carrying amount of goodwill periodically to determine whether any impairment has occurred in the value of such assets. Based upon the anticipated future income

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES and cash flows from operating activities, in the opinion of management no impairment has occurred as of December 31, 1995.

     Direct incremental costs incurred in the organization and development of new networks, including the costs associated with negotiating rights-of-way, obtaining legal/regulatory authorizations, and developing network design, are deferred and amortized over five years. Preoperating costs represent substantially all direct incremental nondevelopment costs incurred during the preoperating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations.

     Costs of the Company's interest rate cap arrangements purchased under the terms of debt facilities are deferred and amortized over the contractual period of the underlying interest rate cap arrangements.

     Costs incurred in connection with securing the Company's debt facilities, including commitment, legal, and other such costs, are deferred and amortized over the term of the financing.

  (f) Revenue Recognition

     The Company recognizes revenue on local competitive access services in the month such services are provided. Revenues and associated costs of facilities management services are recognized as services are provided.

  (g) Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 utilizes the asset/liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

  (h) Reclassifications

     Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

  (i) Fair Value of Financial Instruments

     The Company discloses estimated fair values for its financial instruments. A financial instrument is defined as cash or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

  (j) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities in the preparation of financial statements. Actual results could differ from these estimates.

  (k) Effect of New Accounting Standards

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal year 1996.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial position or results of operations.

  (l) Pro Forma Loss Per Share

     Pro forma loss per share has been computed using the number of shares of Common Stock and Common Stock equivalents outstanding. The number of shares used in computing pro forma loss per share was 19,532,584. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the initial public offering price of $27.00 per share during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for all of 1995.

3. ACQUISITIONS AND JOINT VENTURES

     On January 31, 1994, the Company acquired certain assets from an unrelated party that included a telecommunications network in Massachusetts and rights-of-way for development of networks in Connecticut and Rhode Island.

     On October 14, 1994, the Company acquired from an unrelated party 100% of certain related companies (Phoenix) that included telecommunications networks in California, a telemanagement services business, and a reseller of long distance telecommunications services. The Company issued short-term notes of $24.5 million to the seller backed by a letter of credit. As of December 31, 1994, the notes were repaid using the proceeds from long-term debt.

     On March 15, 1995, the Company acquired from an unrelated party 100% of the assets of a 105-mile competitive access network in Tulsa, Oklahoma.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired companies have been included in the Company's consolidated financial statements since the effective dates of acquisition. The aggregate purchase price for the acquisitions occurring in 1995 and 1994 were allocated based on fair values as follows:

                                                                1995           1994
                                                             -----------    -----------
        Fair value of tangible assets acquired............   $5,958,000..   $15,037,000
        Fair value of intangible assets acquired..........   8,323,000..     20,757,000
        Liabilities assumed...............................      (340,000)      (125,000)
                                                             ------------   ------------
          Purchase price, net of cash acquired............   $13,941,000    $35,669,000
                                                             ============   ============

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

     The following unaudited condensed pro forma information presents the results of operations of the Company for the years ended December 31, 1995 and 1994 as if the above transactions had occurred on January 1, 1994:

                                                                1995           1994
                                                            ------------    -----------
        Revenue..........................................   $ 14,536,000    $12,803,000
        Loss before minority interest....................    (10,722,000)    (6,352,000)
                                                            ============    ============

     The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred had the purchases been made on January 1, 1994, or of the future anticipated results of operations of the combined companies.

     In September 1995, the Company and MCI/Metro Access Transmission Services, Inc. (MCI/Metro), a wholly-owned subsidiary of MCI Communications Corp. (MCI), entered into agreements for the formation of a joint venture company, which is majority owned by a subsidiary of the Company, to operate and significantly expand the Company's existing CAP networks in San Jose, California, and its environs. The Company transferred the net assets of its network in San Jose to the joint venture.

     During 1995 and 1994, a third-party investor acquired a 6.5% interest in certain subsidiaries of the Company. In connection with MCI/Metro's investment in the Company's San Jose network and investments by the third-party investor, minority investments in the Company's subsidiaries totaling $4.1 million and $1.1 million were made during the years ended December 31, 1995 and 1994, respectively.

4. NETWORKS AND EQUIPMENT, NET

     Networks and equipment consist of the following:

                                                                1995           1994
                                                             -----------    -----------
        Telecommunications networks.......................   $30,158,000    $12,726,000
        Electronic and related equipment..................    20,174,000      7,448,000
        Leasehold improvements............................       232,000        116,000
        Furniture and office equipment....................     2,435,000        732,000
        Motor vehicles....................................       173,000         71,000
                                                             -----------    -----------
                                                              53,172,000     21,093,000
        Less accumulated depreciation.....................     3,130,000        373,000
                                                             -----------    -----------
                                                             $50,042,000    $20,720,000
                                                             ===========    ===========

     As of December 31, 1995 and 1994, networks and equipment include $4,469,000 and $601,000 of networks in progress that were not in service and, accordingly, have not been depreciated.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

5. OTHER ASSETS, NET

     Other assets consist of the following:

                                                                1995           1994
                                                             -----------    -----------
        Goodwill..........................................   $29,129,000    $20,757,000
        Organization, development, and preoperating
          costs...........................................     2,341,000        614,000
        Interest rate cap arrangements....................     1,511,000        567,000
        Debt issuance costs...............................     1,559,000        770,000
        Rights-of-way.....................................       283,000        193,000
        Other.............................................       298,000        151,000
                                                             -----------    -----------
                                                              35,121,000     23,052,000
        Less accumulated amortization.....................     1,652,000        293,000
                                                             -----------    -----------
                                                             $33,469,000    $22,759,000
                                                             ===========    ===========

     Amortization charged to expense for the years ended December 31, 1995 and 1994 and for the period ended December 31, 1993 was $1,356,000, $289,000, and $3,000, respectively.

     The terms of the Company's Loan and Security Agreements (the Agreements) with AT&T Credit Corporation entered into during 1995 and 1994 require the purchase of interest rate cap arrangements under which, if the 90-day commercial paper rate rises above 7.5%, the Company will receive payments to offset the higher interest rates on long-term debt. These payments, if any, will be recorded as reductions of interest expense. The contract period and notional amounts of the interest rate caps as of December 31, 1995 are as follows:

                                                                            NOTIONAL
                                CONTRACT PERIOD                              AMOUNT
        ----------------------------------------------------------------   -----------
        October 1996 through October 2001...............................   $ 4,752,000
        January 1997 through January 2002...............................    30,551,000
                                                                           ===========

     Notional amounts decrease during the contract period.

     As of December 31, 1995, the carrying value and fair value of the interest rate cap arrangements approximated $1,511,000 and $444,250, respectively.

6. LONG-TERM DEBT

     During 1995 and 1994, the Company entered into Agreements with AT&T Credit Corporation to provide financing for the acquisition and construction of telecommunications networks, the purchase of equipment related to the construction and operation of the networks, and working capital. As of December 31, 1995, borrowings under the Agreements have a maximum capacity of $49.2 million, with outstanding indebtedness of $43.9 million. The notes bear interest at the 90-day commercial paper rate plus 4.5% per annum (10.12% at December 31, 1995), payable quarterly beginning two years after the initial borrowing. Interest not paid during the two-year period will be added to the principal balance of the notes, not to exceed the maximum borrowing capacity.

     The Company is required to pay a commitment fee at the rate of .5% per annum on the average unused portion of the maximum borrowing capacity of the Agreements. The fee is payable quarterly and commences six months after the initial borrowing. Borrowings are secured by the assets and

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES stock of certain of the Company's subsidiaries. Principal payments begin three years after the initial borrowing.

     In August 1995, the Company entered into a credit agreement with Fleet National Bank, N.A. (the Bank Credit Agreement) that provides a wholly-owned subsidiary of the Company the ability to borrow amounts up to $10 million from time to time prior to June 30, 1997 at an interest rate of 2% over the prime rate of the bank. Terms of the Bank Credit Agreement further provide for final maturity of all loans no later than June 30, 2002, interest-only payments through August 31, 1997, and a 4.5-year principal payout period thereafter. As of December 31, 1995, borrowings under this facility totaled $100,000 at a rate of 10.25%.

     The aforementioned credit agreements contain certain restrictive and financial covenants, including limitations on the ability of the subsidiaries to declare and pay dividends, to incur additional indebtedness, to make loans and advances, and the maintenance of certain financial ratios and minimum annualized operating cash flow.

     Maturities of long-term debt at December 31, 1995 are as follows:

                        1996..........................   $        --
                        1997..........................       115,000
                        1998..........................     2,315,000
                        1999..........................     4,513,000
                        2000..........................     6,714,000
                        Thereafter....................    30,320,000
                                                         -----------
                                                         $43,977,000
                                                         ===========

     As of December 31, 1995, the fair value of long-term debt approximated carrying value.

7. PREFERRED STOCK

     The Company's authorized preferred stock consists of 1,040,012 shares, of which 489,600 shares are designated as Series A-1 Voting Convertible Preferred Stock (Series A-1), 433,867 shares are designated as Series A-2 Non-Voting Convertible Preferred Stock (Series A-2), 12,000 shares are designated as Series B-1 Voting Convertible Preferred Stock (Series B-1), and 4,545 shares are designated as Series B-2 Non-Voting Convertible Preferred Stock (Series B-2). The Company has not designated approximately 100,000 shares of preferred stock.

     On November 10, 1993, the Company received stock subscriptions for 396,000 shares of Series A-1 and 12,000 shares of Series B-1 preferred stock for an aggregate committed purchase price of $100 per share. The Company recorded $40.8 million of preferred stock and a subscriptions receivable (as a component of shareholders' equity) of $40.2 million, net of $600,000 of cash received for the initial issuance of 6,000 shares of preferred stock. In December 1993, additional funds of $619,000 were received for the issuance of preferred shares. During 1995 and 1994, the remaining funds under the subscriptions receivable were requested and received by the Company. Accordingly, the subscriptions receivable of $17.8 million as of December 31, 1994 was reclassified as an asset of the Company, of which $7.75 million was designated to make an acquisition of long-term assets and was classified as a noncurrent asset.

     In August 1995, the Company completed a private placement of 419,705 shares of Series A-2 and 4,545 shares of Series B-2 preferred stock. Gross proceeds from the offering totaled $70,001,000.

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

     Each share of preferred stock may be converted into 20 shares of common stock at the option of the holder. In addition, Series B preferred stock may be converted into shares of Series A preferred stock on a share-for-share basis. The preferred shares automatically convert into common stock upon consummation of a public offering of the Company's stock of at least $40.0 million and $15.00 per share.

     The holders of shares of the Series A and Series B preferred stock are not entitled to receive cash dividends. No cash dividends may be declared and paid to the holders of common stock as long as Series A or Series B preferred stock is outstanding.

8. STOCK OPTIONS AND WARRANTS

     The Company's 1993 Stock Option Plan (the Plan) authorizes the granting of options and stock appreciation rights covering up to 3,400,000 shares of common stock. The options generally vest over a period of three years from the date of grant.

     Stock option activity for the years ended December 31, 1995 and 1994 is as follows:

                                                                               PRICE
                                                               NUMBER        PER SHARE
                                                              ---------      ----------
        Balance, January 1, 1994...........................     580,000      $     4.00
          Granted..........................................     460,000            4.00
          Cancelled........................................    (120,000)           4.00
                                                              ---------
        Balance, December 31, 1994.........................     920,000            4.00
          Granted..........................................     875,000       4.00-6.60
          Cancelled........................................    (143,340)      4.00-6.60
                                                              ---------
        Balance, December 31, 1995.........................   1,651,660      $4.00-6.60
                                                              =========      ==========

     In connection with the stock subscriptions received by the Company on November 10, 1993, the Company granted a warrant to BTC to purchase up to 81,600 shares of Series A-1 preferred stock (convertible into 1,632,000 shares of common stock) at a price of $220 per share if exercised prior to November 10, 1996; $290 per share thereafter to November 10, 1997; and $380 per share after November 10, 1997. The warrant expires on November 10, 1998.

     In connection with the August 1995 placement of Series A-2 preferred stock, the Company granted its financial advisor for the offering 9,617 warrants for the purchase of Series A-2 shares (convertible into 192,340 shares of common stock) at $165 per share. The warrants expire August 8, 2000.

9. RELATED-PARTY TRANSACTIONS

     During November 1993, the Company entered into a management agreement with BTC pursuant to which BTC agreed to provide certain services to the Company. The management agreement commenced upon the Company's first acquisition (January 31, 1994). The management agreement provides for payment by the Company to BTC of a fee equal to $250,000 per year adjusted annually in 1996 and subsequent years for inflation, plus the Company's proportionate share of rent and support services. Furthermore, BTC charges BFP for consulting services and certain expenses as incurred, plus the Company's proportionate share of rent and support services. Aggregate expenses related to services provided by BTC totaled $1,478,000 and $458,000 in 1995 and 1994, respectively. As of December 31, 1995 and 1994, the Company has recorded a payable to

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES

BTC of $152,000 and $66,000, respectively. See note 12 for further discussion of related-party transactions.

10. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. No provision for income taxes was recorded for 1995, 1994, or for the period ended December 31, 1993. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for the entire portion of the net deferred income tax asset. The valuation allowance increased by $4,407,000 and $1,535,000 for 1995 and 1994, respectively.

     As of December 31, 1995 and 1994, temporary differences and carryforwards that give rise to deferred income tax assets and liabilities are as follows:

                                                                1995           1994
                                                             -----------    -----------
        Deferred income tax assets:
          Tax loss carryforwards..........................   $ 6,358,000    $ 1,754,000
          Valuation allowance.............................    (6,011,000)    (1,604,000)
          Other...........................................        52,000         32,000
                                                             -----------    -----------
             Net deferred income tax asset................       399,000        182,000
                                                             -----------    -----------
        Deferred income tax liabilities:
          Networks and equipment..........................      (399,000)      (159,000)
          Intangible assets...............................            --        (23,000)
                                                             -----------    -----------
             Net deferred income tax liabilities..........      (399,000)      (182,000)
                                                             -----------    -----------
             Net deferred income taxes....................   $        --    $        --
                                                             ===========    ===========

     As of December 31, 1995, net operating loss carryforwards totaling $15.9 million expire in years 2008-2011 if not utilized in future income tax returns.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases office space at various locations. Rent expense totaled $688,000 and $245,000 for 1995 and 1994, respectively. Future minimum rental payments under noncancellable operating leases at December 31, 1995 were as follows:

                        1996...........................   $1,169,000
                        1997...........................    1,181,000
                        1998...........................      850,000
                        1999...........................      667,000
                        2000...........................      532,000
                        Thereafter.....................    1,455,000
                                                          ----------
                                                          $5,854,000
                                                          ==========

     During September 1995, GST Tucson Lightwave, Inc. (Lightwave) was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc., a wholly-owned subsidiary of BFP (BFC Tucson). Lightwave filed a counterclaim against BFC Tucson, BFP, and Tucson Electric Power Company (TEP) charging BFC Tucson, BFP, and TEP with violations of antitrust laws, all of which stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights-of-way. The original causes of

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES the action have been settled; however, the counterclaim by Lightwave is currently still pending. The Company believes the claim to be without merit and intends to vigorously defend against this action. The Company believes that resolution of the matter will not have a material adverse effect on the financial condition or results of operations of the Company.

12. SUBSEQUENT EVENTS

     Pursuant to an Agreement and Plan of Merger between BTC and the Company, BTC was merged into the Company on January 2, 1996, and the securities of the Company held by BTC were cancelled. Following the merger, the former holders of BTC's common stock, preferred stock, convertible notes, and options and warrants received shares of the Company's common stock, options, and warrants. After the consideration of the shares of BFP held by BTC at the time of the acquisition, the Company issued an additional 756,340 shares of Common Stock valued at $12.50 per share. Intangible assets of approximately $7 million are expected to be recorded as a result of this acquisition. The Management Agreement between the Company and BTC was cancelled.

     Also on January 2, 1996, the Company's Board of Directors authorized a 20-for-1 stock split for each share of common stock and adjusted all outstanding common stock options and warrants accordingly. All share data presented within the December 31, 1995 consolidated financial statements have been revised to effect for the stock split.

     On January 17, 1996, the Company signed a definitive agreement with an unrelated party to acquire City Signal, Inc., a provider of competitive access and local exchange services in Michigan and Ohio, and certain assets of a related entity. In connection with the acquisition, the Company has agreed to issue approximately 2.2 million shares of common stock (subject to post-closing adjustment) and to assume approximately $13.3 million of liabilities. In addition, the Company has provided the seller with the option to require the Company to purchase from the seller all or any part of the shares issued in connection with the acquisition at a price of $12.50 per share on or prior to the earlier of the first anniversary of the closing or the closing of an initial public offering of the Company's common stock. The transaction is scheduled to close into escrow on January 31, 1996. Intangible assets of approximately $15.8 million are expected to be recorded as a result of this acquisition.

     The following unaudited condensed pro forma information presents the results of operations of the Company for the year ended December 31, 1995 as if the above transactions had occurred on January 1, 1995:

                       Revenue........................   $ 23,072,000
                       Loss before minority
                         interest.....................    (18,759,000)
                                                         ============

     The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred had the purchases been made on January 1, 1995, or of the future anticipated results of operations of the combined companies.

                          INDEPENDENT AUDITORS' REPORT

City Signal, Inc.
Grand Rapids, Michigan

     We have audited the accompanying consolidated balance sheets of City Signal, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholder's equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City Signal, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
February 29, 1996

                               CITY SIGNAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                                1995           1994
                                                                             -----------    -----------
                                  ASSETS
Current Assets
  Cash....................................................................   $    92,424    $   337,109
  Accounts receivable:
    Trade, net of allowance for possible losses of $30,000 and $18,000....       664,018      1,294,796
    Other.................................................................       367,631        406,919
  Current maturities of note receivable...................................        15,226         13,794
  Prepaid expenses........................................................       327,965        218,881
                                                                             -----------    -----------
Total Current Assets......................................................     1,467,264      2,271,499
                                                                             -----------    -----------
Property and Equipment (Notes 2, 4 and 6)
  Network equipment.......................................................    10,080,406      7,448,618
  Fiber optic cable.......................................................     4,676,128      8,527,556
  Leasehold improvements..................................................       314,246        257,432
  Office furniture and equipment..........................................       135,694        105,160
  Vehicles................................................................        92,073        215,860
  Uninstalled equipment and construction in progress......................     4,336,875      1,727,264
                                                                             -----------    -----------
                                                                              19,635,422     18,281,890
Less accumulated depreciation and amortization............................     4,456,814      4,326,697
                                                                             -----------    -----------
Net Property and Equipment................................................    15,178,608     13,955,193
                                                                             -----------    -----------
Other Assets
  Investment in limited partnership (Note 6)..............................       410,000             --
  Collocation costs, net of amortization..................................       152,225        972,053
  Note receivable, net of current maturities..............................        37,614         45,773
  Deposits................................................................        18,333         32,134
  Miscellaneous...........................................................            --          1,336
                                                                             -----------    -----------
Total Other...............................................................       618,172      1,051,296
                                                                             -----------    -----------
                                                                             $17,264,044    $17,277,988
                                                                             ===========    ===========
                   LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Accounts payable:
    Trade.................................................................   $ 2,428,799    $   772,655
    Related parties (Note 6)..............................................     1,140,677             --
  Customer advance deposits and billings..................................            --        385,695
  Accrued expenses:
    Taxes, other than income..............................................        84,319        210,194
    Interest..............................................................       337,904             --
    Compensation..........................................................        71,857        202,622
    Other.................................................................       463,951        354,138
  Current maturities of obligations under capital leases (Note 2).........       372,120             --
  Current maturities of long-term debt (Note 4)...........................       735,021        146,614
                                                                             -----------    -----------
Total Current Liabilities.................................................     5,634,648      2,071,918
Obligations Under Capital Leases, less current maturities (Note 2)........       369,387             --
Note Payable to Related Party (Note 3)....................................     2,010,242     15,924,108
Long-Term Debt, less current maturities (Note 4)..........................     9,100,341      3,658,477
                                                                             -----------    -----------
Total Liabilities.........................................................    17,114,618     21,654,503
                                                                             -----------    -----------
Commitments and Contingencies (Notes 2, 5, 7 and 9)
Shareholder's Equity (Deficit) (Note 5)
  Common stock, $1 par -- 50,000 shares authorized; 1,754 shares issued
    and outstanding.......................................................         1,754          1,754
  Additional paid-in capital..............................................     1,724,713      1,724,713
  Deficit.................................................................    (1,577,041)    (6,102,982)
                                                                             -----------    -----------
Total Shareholder's Equity (Deficit)......................................       149,426     (4,376,515)
                                                                             -----------    -----------
                                                                             $17,264,044    $17,277,988
                                                                             ===========    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                                     -------------------------
                                                                        1995          1994
                                                                     ----------    -----------
Net Revenue (Note 3)..............................................   $3,159,518    $ 4,571,962
                                                                     ----------    -----------
Expenses
  Cost of services................................................      495,824      1,162,736
  Selling, general and administrative (Note 3)....................    3,887,944      3,845,264
  Depreciation and amortization...................................    1,329,163      1,642,584
                                                                     ----------    -----------
Total expenses....................................................    5,712,931      6,650,584
                                                                     ----------    -----------
Loss from operations..............................................   (2,553,413)    (2,078,622)
                                                                     ----------    -----------
Other Income (Expenses)
  Interest expense (Notes 3 and 4)................................   (1,097,737)    (1,349,378)
  Interest income.................................................      194,055          5,751
  Gain on sale of equipment (Note 6)..............................    7,093,656      2,746,175
  Gain on sale of consolidated entity (Note 6)....................      803,289             --
  Miscellaneous...................................................       86,091         92,705
                                                                     ----------    -----------
Net other income..................................................    7,079,354      1,495,253
                                                                     ----------    -----------
Net Income (Loss).................................................   $4,525,941    $  (583,369)
                                                                     ==========    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                                      ADDITIONAL
                                            COMMON     PAID-IN
                                            STOCK      CAPITAL        DEFICIT         TOTAL
                                            ------    ----------    -----------    -----------
Balance January 1, 1994..................   $1,754    $  365,040    $(5,519,613)   $(5,152,819)
  Additional capital contributions.......      --      1,359,673             --      1,359,673
  Net loss for the year..................      --             --       (583,369)      (583,369)
                                            ------    ----------    -----------    -----------
Balance, December 31, 1994...............   1,754      1,724,713     (6,102,982)    (4,376,515)
  Net income for the year................      --             --      4,525,941      4,525,941
                                            ------    ----------    -----------    -----------
Balance, December 31, 1995...............   $1,754    $1,724,713    $(1,577,041)   $   149,426
                                            ======    ==========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                  ---------------------------
                                                                      1995           1994
                                                                  ------------    -----------
Operating Activities
  Net income (loss)............................................   $  4,525,941    $  (583,369)
  Adjustments to reconcile net income (loss) to net cash for operating activities:
     Depreciation and amortization.............................      1,329,163      1,642,584
     Provision for losses on accounts receivable...............         12,000          6,000
     Gain on sale of property and equipment....................     (7,093,656)    (2,746,175)
     Gain on sale of consolidated entity.......................       (803,289)            --
     Changes in operating assets and liabilities, excluding
       effects of sale of consolidated entity:
       Accounts receivable.....................................        437,848     (1,606,082)
       Prepaid expenses........................................       (117,116)       414,749
       Checks issued against future deposits...................             --       (381,280)
       Accounts payable........................................     (1,270,060)       144,101
       Customer advance deposits and billings..................       (320,149)       322,022
       Accrued expenses........................................        287,894        498,598
                                                                  ------------    -----------
Net cash for operating activities..............................     (3,011,424)    (2,288,852)
                                                                  ------------    -----------
Investing Activities
  Capital expenditures.........................................     (6,292,004)    (7,879,694)
  Proceeds from sale of property and equipment.................     11,391,531      5,589,824
  Proceeds from sale of consolidated entity....................      2,991,394             --
  Decrease in deposits.........................................          4,776         31,155
  Payments received on notes receivable........................          6,727         12,497
                                                                  ------------    -----------
Net cash from (for) investing activities.......................      8,102,424     (2,246,218)
                                                                  ------------    -----------
Financing Activities
  Net change in note payable to related party..................   $(10,068,633)   $ 5,409,494
  Proceeds from long-term debt.................................      5,222,007             --
  Reduction in note payable to shareholder.....................             --     (1,636,523)
  Repayment of long-term debt..................................       (342,074)      (272,704)
  Principal payments on capital lease obligations..............       (146,985)            --
  Capital contributions........................................             --      1,359,673
                                                                  ------------    -----------
Net cash from (for) financing activities.......................     (5,335,685)     4,859,940
                                                                  ------------    -----------
Net Increase (Decrease) in Cash................................       (244,685)       324,870
Cash, beginning of year........................................        337,109         12,239
                                                                  ------------    -----------
Cash, end of year..............................................   $     92,424    $   337,109
                                                                  ============    ===========

          See accompanying notes to consolidated financial statements.

                               CITY SIGNAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS

     City Signal, Inc, (Company) is a provider of local access telecommunication services. Its activities include construction of fiber optic networks for sale or lease. Revenue is derived from commercial customers and governmental units primarily within the state of Michigan for 1995 and the states of Michigan and Tennessee for 1994.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of all majority-owned entities. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements as of and for the year ended December 31, 1994, have been restated and reflect the consolidation of a limited partnership investment which had previously been accounted for under the equity method. This accounting change did not affect the reported net assets or net loss for 1994.

     INVESTMENT IN LIMITED PARTNERSHIP

     The Company's five percent investment in a limited partnership is accounted for using the cost method.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

                                                                                YEARS
                                                                                -----
        Network equipment....................................................      7
        Fiber optic cable....................................................     15
        Furniture and office equipment.......................................    5-7
        Vehicles.............................................................      5

     Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Uninstalled equipment is not depreciated until placed into service.

     COLLOCATION COSTS

     Collocation costs, which primarily represent costs associated with negotiating rights-of-way, are amortized over five years on a straightline basis. Accumulated amortization at December 31, 1995 and 1994, was $67,881 and $71,553, respectively.

     REVENUE RECOGNITION

     The Company recognizes revenue on its local access services in the month such services are provided. Revenues associated with the construction of fiber optic networks are recognized on the percentage of completion method.

     INCOME TAXES

     The Company, with the consent of its shareholder, has elected to be treated as an S corporation, resulting in the Company's income being included in the shareholder's personal income for federal income tax purposes.

                               CITY SIGNAL, INC.

     USE OF ESTIMATES

     The preparation of consolidated financial statements includes estimates and assumptions made by management relating to the reporting of assets and liabilities. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     In 1995, the Company adopted SFAS No. 107, Disclosures About Fair Value of Financial Instruments, which requires disclosure of fair value information about certain financial instruments. The carrying amounts of the Company's financial instruments, which consist of cash, accounts receivable, notes receivable, accounts payable and long term obligations approximate their fair values.

     RECLASSIFICATIONS

     Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

2. BUILDING AND EQUIPMENT LEASES

     The Company leases certain network equipment under lease agreements that have been classified as capital leases for financial reporting purposes. The Company also leases office space and equipment under operating leases that expire at various dates through 2000.

     Property and equipment include the following amounts for equipment under capital leases:

                                                                     DECEMBER 31,
                                                               ------------------------
                                                                  1995          1994
                                                               ----------    ----------
        Network equipment...................................   $1,085,088    $1,518,460
        Less accumulated depreciation.......................      118,541       241,685
                                                               ----------    ----------
                                                               $  966,547    $1,276,775
                                                               ==========    ==========

     Future minimum payments under capital leases and noncancelable operating leases with initial or remaining terms of one or more years consist of the following:

                                                                        OPERATING
                                                                  ---------------------
                                                                    REAL
                 YEAR ENDING DECEMBER 31,             CAPITAL      ESTATE     EQUIPMENT
        -------------------------------------------   --------    --------    ---------
                    1996...........................   $414,711    $217,519     $52,378
                    1997...........................    253,636     212,225      33,658
                    1998...........................    140,639     182,225       4,581
                    1999...........................      6,527     182,225          --
                    2000...........................      4,645      30,615          --
                                                      --------    --------     -------
                                                       820,158    $824,809     $90,617
                                                                  ========     =======
        Less amounts representing interest; rates
          ranging from 6.8% to 17.4%...............     78,651
                                                      --------
                                                       741,507
        Less current maturities....................    372,120
                                                      --------
        Long-term obligations, less current
          maturities...............................   $369,387
                                                      ========

                               CITY SIGNAL, INC.

     Rental expense under operating leases approximated $357,000 and $259,000 for the years ended December 31, 1995 and 1994, respectively.

3. NOTE PAYABLE AND TRANSACTIONS WITH AFFILIATED COMPANIES

    - The Company has an unsecured $12,000,000 revolving line of credit, bearing interest at prime (9.0% and 8.5% at December 31, 1995 and 1994, respectively), with an affiliated company controlled by the Company's shareholder, of which $2,010,242 and $10,624,744, including interest, were outstanding at December 31, 1995 and 1994, respectively. Amounts on this line are advanced to the Company regularly and payments on advances outstanding were made at least monthly. Interest expense was $411,241 and $457,977 for the years ended December 31, 1995 and 1994, respectively.

      During 1994, the Company assigned certain long-term debt obligations to the same affiliated company in exchange for a note payable. The outstanding balance was $5,299,364 at December 31, 1994. Interest was paid equal to that incurred on the assigned debt instruments. During 1995, the remaining obligations on those same debt instruments were reassigned to the Company and are reported as capital lease obligations (see Note 2) and long-term debt (see Note 4).

      The related party has not demanded repayment and the outstanding indebtedness will be contributed to capital in connection with the sale of the Company described in Note 9.

    - The Company sold $1,299,353 and $1,425,648 of telecommunication services to the affiliated company during the years ended December 31, 1995 and 1994, respectively. The Company paid $118,200 for office space rental and $141,000 of management fees to the same affiliated company in each of the years ended December 31, 1995 and 1994.

    - The Company was billed $312,760 during 1995 for fiber installation services to a company owned by one of its officers. The Company also subleases warehouse space to the same affiliated company and recognized $30,825 of rental income for 1995.

                               CITY SIGNAL, INC.

4. LONG-TERM DEBT

     Long-term debt consists of:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995          1994
                                                                      ----------    ----------
Note payable to finance company with interest at 3.5% over the
  90-day commercial paper rate (9.29% at December 31, 1995), principal payments due in 60 monthly installments ranging from
  1.25% to 2.0833% of the borrowed amount beginning one year
  following the borrowing, secured by specific equipment...........   $4,732,203    $       --
Notes payable to suppliers due in monthly installments of $43,783 with interest ranging from 6% to 1% over prime (9.5% at December
  31, 1995), secured by specific equipment.........................    1,260,846            --
Note payable to lessor due in monthly installments of $4,841 with
  interest at 12%..................................................      183,836            --
Unsecured note payable to shareholder with interest at 9% and 8.5%
  for 1995 and 1994, respectively, due on December 31, 1998........    3,658,477     3,658,477
Note payable to investment bank, repaid in 1995....................           --       146,614
                                                                      ----------    ----------
                                                                       9,835,362     3,805,091
Less current maturities............................................      735,021       146,614
                                                                      ----------    ----------
Long-term debt, less current maturities............................   $9,100,341    $3,658,477
                                                                      ==========    ==========

     The note payable to finance company was repaid on January 31, 1996, by an affiliated company with a corresponding increase to the note payable to that company. The note payable to shareholder was converted to equity at the same date. Both of these transactions were in connection with the sale of the Company discussed in Note 9.

     Maturities of long-term debt at December 31, 1995, excluding the obligations noted in the above paragraph, are as follows:

                             YEAR ENDING DECEMBER 31,
        ------------------------------------------------------------------
                    1996..................................................   $400,778
                    1997..................................................    425,279
                    1998..................................................    444,672
                    1999..................................................     54,487

     Interest expense on the shareholder note was $329,263 and $242,104 for the years ended December 31, 1995 and 1994, respectively.

5. COMMITMENTS AND CONTINGENCIES

     The Company adopted both an Employee and an Executive Growth Sharing Plan on July 1, 1994. Growth sharing units (units) are awarded to eligible participants based on job classification and the discretion of the employer. Participants in the Employee Plan vest in the units at a rate of 25% a year until fully vested at four years. Participants in the Executive Plan are vested at 33 1/3% a year until fully vested at three years. If a triggering event (as defined in the plan) occurs, eligible employees will receive a distribution equivalent to the number of units held times the increase in per unit value from the date of issuance to the date of the event (as determined by a market valuation of the Company).

                               CITY SIGNAL, INC.

     A triggering event occurred on January 31, 1996, in connection with the sale of the Company and a related entity. No liability is yet determinable under the plan since the combined fair values of the Company and the affiliated company cannot be computed due to an earn-out provision associated with the sale of the affiliated company. Any potential liability is not expected to be material.

6. SALE OF ASSETS

    - In January 1994, the Company sold customer contracts relating to its Detroit, Michigan fiber optic network and the related equipment and fiber optic cable comprising the network. A gain on the sale of approximately $1,552,000 is reflected in other income.

    - In October 1994, the Company sold substantially all of the assets comprising its Indianapolis, Indiana fiber optic network. A gain on the sale of approximately $1,243,000 is reflected in other income.

    - Effective January 31, 1995, the Company sold substantially all of its operating assets and related liabilities of its fiber optic networks located in Memphis and Nashville, Tennessee for $15,063,925. In addition, the Company received a 5% interest in the acquiring limited partnership in exchange for the remaining 5% of the net operating assets which had a net book value of $410,000. A gain on the sale of approximately $7,093,000 is reported in other income and represents the excess of the sale price over the net book value of assets sold less the $410,000 limited partnership interest.

      In connection with the sale, the Company provided billing, collecting and administrative services to the limited partnership under a management services agreement. The liability of $1,140,677 at December 31, 1995 represents the excess of collections on customer accounts over expenses paid to vendors made by the Company on behalf of the limited partnership and management fees of $124,306 for the year 1995. The billing and collecting services are not reflected in the consolidated statement of operations.

    - In April 1995, the Company entered into an agreement to sell an irrevocable purchase option for its interest in a limited partnership (which was previously consolidated in the financial statements) for $2,992,114. A gain of approximately $803,000 has been recognized in other income, reflecting the amount received in excess of the net assets sold.

7. RETIREMENT PLAN

     The Company has an investment plan under section 401(k) of the Internal Revenue Code covering substantially all employees. The Company contributed $21,833 and $16,209 to the plan during 1995 and 1994, respectively. In connection with the sale of the Company described in Note 9, the Company has terminated the plan effective February 1, 1996.

                               CITY SIGNAL, INC.

8. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash paid during 1995 and 1994 for interest was $759,833 and $1,472,992, respectively.

     Non-cash investing and financing activities for 1995 and 1994 consisted of the following:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1994
                                                            ----------      -----------
        Liability accrued in connection with purchase of
          equipment......................................   $  848,408      $        --
        Liability assumed in the purchase of equipment
          from a related party...........................    3,251,705               --
        Note payable increase relating to purchase of
          equipment from related party...................      719,086               --
        Property purchased with capital leases...........    1,148,659        1,110,683
        Liabilities assigned in sale of network assets...    3,674,148               --
        Vendor debt assumed (assigned) in conjunction
          with reduction (increase) of note payable to a
          related party..................................   $1,384,128      $(5,299,354)

     The Company sold its interest in a consolidated entity for $2,992,114. In connection with the sale, liabilities were relieved as follows:

                                                                       YEAR ENDED
                                                                    DECEMBER 31, 1995
                                                                    -----------------
        Fair value of assets sold................................      $ 3,183,298
        Cash received............................................        2,992,114
                                                                        ----------
        Liabilities relieved.....................................      $   191,184
                                                                        ==========

9. SUBSEQUENT EVENTS

     On January 17, 1996, the Company and its shareholder signed a definitive agreement to be acquired by Brooks Fiber Properties, Inc. (Brooks). In connection with the sale, the shareholder will receive 2,240,000 shares of common stock of Brooks, subject to post-closing adjustment, in exchange for all of the Company's outstanding shares of common stock. In addition, the Company's shareholder has received an option to require Brooks to repurchase all or any part of the shares issued in connection with the sale at a price of $12.50 per share on or prior to the earlier of the first anniversary of the closing or the closing of an initial public offering of Brooks' common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Brooks Telecommunications Corporation:

     We have audited the accompanying consolidated balance sheet of Brooks Telecommunications Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooks Telecommunications Corporation and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP

February 16, 1996
St. Louis, Missouri

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                                    ASSETS
Current assets:
  Cash and cash equivalents...................................................   $ 3,121,066
  Accounts receivable, net....................................................     1,305,947
  Receivable from affiliate...................................................        96,649
  Prepaid and other current assets............................................        71,053
                                                                                 -----------
     Total current assets.....................................................     4,594,715
Furniture, fixtures and equipment, net of accumulated depreciation............     4,741,837
Investments in and loans to ventures..........................................     7,985,065
Other assets, net.............................................................     5,145,100
                                                                                 -----------
                                                                                 $22,466,717
                                                                                 ===========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt........................................       256,478
  Accounts payable............................................................       416,678
  Accrued liabilities.........................................................       644,554
  Deferred revenue............................................................       217,255
                                                                                 -----------
     Total current liabilities................................................     1,534,965
                                                                                 -----------
Long-term debt, less current maturities.......................................     3,231,536
Minority interests............................................................     2,854,513
Shareholders' equity:
  Convertible preferred stock, $.01 par value; 1,000,000 shares authorized,
     486,269 shares issued and outstanding....................................    16,899,100
  Common stock, $.01 par value; 1,750,000 shares authorized, 701,177 shares
     issued, and 688,492 shares outstanding...................................         7,017
  Paid-in capital.............................................................     7,484,090
  Accumulated deficit.........................................................    (9,424,109)
                                                                                 -----------
                                                                                  14,966,098
Less 12,685 of common stock held in treasury, at cost.........................      (120,395)
                                                                                 -----------
     Total shareholders' equity...............................................    14,845,703
                                                                                 -----------
                                                                                 $22,466,717
                                                                                 ===========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

Revenues -- consulting and management fees....................................   $ 8,679,916
Expenses:
  Operating expenses..........................................................     7,123,154
  Selling, general and administrative.........................................     4,222,008
  Depreciation and amortization...............................................       800,453
                                                                                  ----------
                                                                                  12,145,615
                                                                                  ----------
       Loss from operations...................................................    (3,465,699)
Interest expense, net.........................................................      (259,596)
                                                                                  ----------
       Loss before minority interests.........................................    (3,725,295)
Minority interests in losses..................................................       673,376
                                                                                  ----------
       Net loss...............................................................   $(3,051,919)
                                                                                  ==========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1995

                                                                  CONVERTIBLE PREFERRED STOCK
                               -------------------------------------------------------------------------------------------------
                                 SERIES      SERIES      SERIES       SERIES      SERIES      SERIES       SERIES       SERIES
                                  A-1          A-2         B-1          B-2         B-3          C            D            E
                               ----------    -------    ---------    ---------    -------    ---------    ---------    ---------
Balance, December 31, 1994.... $1,400,000    500,000    3,000,006    2,000,000    500,000    2,500,000           --           --
Issuance of stock.............         --         --           --           --         --           --    1,999,094    5,000,000
Net loss......................         --         --           --           --         --           --           --           --
Purchase of treasury stock....         --         --           --           --         --           --           --           --
                               ----------    -------    ---------    ---------    -------    ---------    ---------    ---------
Balance, December 31, 1995.... $1,400,000    500,000    3,000,006    2,000,000    500,000    2,500,000    1,999,094    5,000,000
                               ==========    =======    =========    =========    =======    =========    =========    =========

                                CONVERTIBLE
                                 PREFERRED                                                       TOTAL
                                  STOCK                               ACCUMU-                    SHARE-
                                -----------   COMMON     PAID-IN       LATED       TREASURY     HOLDERS'
                                  TOTAL       STOCK      CAPITAL      DEFICIT       STOCK        EQUITY
                                -----------   ------    ---------    ----------    --------    ----------
Balance, December 31, 1994....   9,900,006    6,211     4,433,035    (6,372,190)    (12,700)    7,954,362
Issuance of stock.............   6,999,094      806     3,051,055            --          --    10,050,955
Net loss......................          --       --            --    (3,051,919)         --    (3,051,919)
Purchase of treasury stock....          --       --            --            --    (107,695)     (107,695)
                                ----------    -----     ---------    ----------    --------    ----------
Balance, December 31, 1995....  16,899,100    7,017     7,484,090    (9,424,109)   (120,395)   14,845,703
                                ==========    =====     =========    ==========    ========    ==========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss....................................................................   $(3,051,919)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization............................................       800,453
     Minority interests in losses.............................................      (673,376)
     Changes in assets and liabilities:
       Accounts receivable....................................................      (280,930)
       Prepaid and other assets...............................................      (105,260)
       Accounts payable and accrued liabilities...............................        (2,065)
       Other..................................................................      (149,255)
                                                                                 -----------
          Net cash used in operating activities...............................    (3,462,352)
                                                                                 -----------
Cash flows from investing activities:
  Capital expenditures........................................................    (1,073,269)
  Advances to affiliates......................................................       332,066
  Acquisition of GDS, net of cash received of $3,693..........................      (304,307)
  Investment in and loans to ventures.........................................    (1,363,512)
                                                                                 -----------
          Cash flows used in investing activities.............................    (2,409,022)
                                                                                 -----------
Cash flows from financing activities:
  Proceeds from issuance of stock.............................................     8,051,861
  Purchases of treasury stock.................................................      (107,695)
  Repayment of long-term debt.................................................      (245,657)
                                                                                 -----------
          Net cash provided by financing activities...........................     7,698,509
                                                                                 -----------
          Net increase in cash and cash equivalents...........................     1,827,135
Cash and cash equivalents, beginning of year..................................     1,293,931
                                                                                 -----------
Cash and cash equivalents, end of year........................................   $ 3,121,066
                                                                                 ===========
Supplemental disclosure -- cash paid for interest.............................   $   473,395
                                                                                 ===========

          See accompanying notes to consolidated financial statements.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of Brooks Telecommunications Corporation (BTC) and its majority-owned subsidiaries (the Company). All intercompany balances and transactions have been eliminated in consolidation. The Company provides consulting services to the telecommunications and cable industries and is engaged in the management and development of telecommunications networks in the U.S. and China.

     The Company's investment in Brooks Fiber Properties, Inc. (BFP) represents a 14% interest and is carried at cost in the consolidated financial statements.

     The Company's investment in SCM Brooks Telecommunications, L.P. (SBP) in which BTC had a controlling interest, has been consolidated in the financial statements of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  (b) Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment consist of office furnishings, leasehold improvements, equipment, and a corporate aircraft which are recorded at cost. Depreciation of property and equipment is recorded using the straight-line method over estimated useful lives of the assets ranging from 5 to 15 years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or lease term whichever is shorter.

  (c) Other Assets

     Goodwill is being amortized using the straight-line method over 25 years from the dates of acquisition. The Company reviews the carrying amount of goodwill periodically to determine whether any impairment has occurred in the value of such assets. Based upon the anticipated future income and cash flows from operating activities, in the opinion of management no impairment has occurred as of December 31, 1995.

  (d) Income Taxes

     The Company accounts for income taxes in accordance with the asset/liability method whereby deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

  (e) Deferred Revenue

     Deferred revenue consists of advance billings for consulting services to be performed by the Company.

  (f) Fair Value of Financial Instruments

     The Company discloses estimated fair value for its financial instruments. A financial instrument is defined as cash or a contract that both imposes on one entity a contractual obligation to deliver

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES cash or another financial instrument to a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

  (g) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities in the preparation of financial statements. Actual results could differ from these estimates.

  (h) Effect of New Accounting Standards

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal year 1996.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial position or results of operations.

3. ACQUISITION

     On January 1, 1995, the Company acquired the stock of GDS, a telecommunications consulting firm. The Company issued 49,977 shares of the Company's Series D convertible preferred stock at a value of $1,999,094 and $308,000 in cash in exchange for all of the stock in GDS. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of GDS have been included in the Company's consolidated financial statements since the date of acquisition. The fair value of net assets acquired was $213,000 resulting in $2,094,000 of goodwill being recorded at the date of acquisition.

4. INVESTMENTS IN AND LOANS TO VENTURES

     Investments in and loans to ventures consist of the following:

        Investment in Brooks Fiber Properties, Inc. (BFP)................   $1,635,065
        Investment in Guangzhou HuaMei Communications Limited............    6,350,000
                                                                            ----------
             Total.......................................................   $7,985,065
                                                                            ==========

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Condensed financial information of the Company's majority-owned venture, SBP, is as follows:

                                 BALANCE SHEET
        Current assets..................................................   $   140,504
        Investment in Guangzhou HuaMei Communications Limited...........     6,350,000
        Other assets....................................................         4,039
                                                                           -----------
                                                                           $ 6,494,543
                                                                           ===========
        Current liabilities.............................................        34,519
        Partners' capital...............................................     6,460,024
                                                                           -----------
                                                                           $ 6,494,543
                                                                           ===========
                            STATEMENT OF OPERATIONS
        Revenues........................................................   $   418,528
        Operations and other expenses...................................     1,851,243
                                                                           -----------
             Net loss...................................................   $(1,432,715)
                                                                           ===========

     SBP was formed on February 10, 1993 to work with the Chinese government to coordinate existing telecommunications systems and to design, install, and operate advanced telecommunications networks in China. The general partner is SCM Brooks Telecommunications, Inc. (SCM Brooks), which is owned by SCM and the Company.

     On April 17, 1993, SBP entered into a joint venture agreement with Galaxy New Technology Company (Galaxy) to design, develop, construct, promote, market, install, and participate in the ownership and profits of a telecommunications system as a prototype in Guangzhou, China. In connection with this joint venture, SBP and Galaxy have formed Guangzhou HuaMei Communications Limited (the HuaMei Interest). The operations of the HuaMei Interest through December 31, 1994 consisted principally of organizational and financing activities, and construction of the prototype telecommunications network in Guangzhou, China. SBP's investment in the HuaMei Interest represents a 50% interest and is accounted for by the equity method.

     On December 19, 1994, the Company purchased 30 shares of SCM Brooks, 294 Class A limited partnership shares, and 120 Class B limited partnership shares in SBP from SCM for $2,850,000, which was recorded as goodwill at the date of purchase. As a result, the Company has a 53% equity interest in SCM Brooks, 53% ownership of Class A limited partner shares, and 21% ownership of Class B limited partner shares of SBP. Also, in conjunction with this transaction, the Company purchased $150,000 of SCM's promissory notes receivable in SBP.

     The profits and losses of the HuaMei Interest will be shared equally by SBP and Galaxy. As of December 31, 1995, SBP had invested $6,350,000 in the HuaMei Interest.

5. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following:

        Furniture and office equipment...................................   $1,898,707
        Leasehold improvements...........................................      130,351
        Transportation equipment.........................................    3,589,717
                                                                            ----------
                                                                             5,618,775
        Less accumulated depreciation....................................      876,938
                                                                            ----------
                                                                            $4,741,837
                                                                            ==========

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. OTHER ASSETS, NET

     Other assets consist of the following:

        Goodwill.........................................................   $4,943,482
        Organization costs...............................................      153,536
        Other............................................................      125,193
                                                                            ----------
                                                                             5,222,211
        Less accumulated amortization....................................       77,111
                                                                            ----------
                                                                            $5,145,100
                                                                            ==========

7. LONG-TERM DEBT

     Long-term debt consists of the following:

        Convertible subordinated notes, 8% due August 31, 1998...........   $  500,000
        Equipment loan, due June 1, 1996, interest at 8.5%...............       12,062
        Note payable to bank, due January 1, 2000, interest at prime plus
          .5%............................................................    2,975,952
                                                                            ----------
                                                                             3,488,014
        Less current maturities..........................................      256,478
                                                                            ----------
                                                                            $3,231,536
                                                                            ==========

     On August 13, 1993, the Company entered into two 8% convertible subordinated notes due August 31, 1998, with two shareholders of the Company. Terms of the notes provide interest payments semiannually in arrears. The holders of the notes may, at any time, convert the principal amount of the notes into common stock. The conversion price per share is $18.00 and may be adjusted from time to time as provided for in the agreement. In connection with each note, the Company issued warrants expiring in October 1994 to purchase 27,777 shares of common stock of the Company at a purchase price of $40 per share, and warrants expiring in October 1995 to purchase 27,777 shares of common stock of the Company at a purchase price of $50 per share.

     On December 21, 1994, one of the shareholders converted $500,000 of debt to 8,333 shares of common stock at a price of $60 per share. In connection with the conversion, the Company issued the shareholder a warrant expiring in December 1998 to purchase 30,000 shares of common stock at $40 per share.

     During May 1993, the Company financed the purchase of certain equipment by obtaining a bank loan of $66,892, secured by such equipment. Monthly payments of $2,117 are due through June 1, 1996.

     In connection with the Company's purchase of an aircraft, the Company obtained financing for $3,200,000 of the purchase price. Terms of the financing provide for monthly payments of $20,368 plus interest at the prime rate plus .5% (8.5% as of December 31, 1995) through January 1, 2000. The financing is secured by the assets of the Company.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

     As of December 31, 1995, maturities of long-term debt are as follows:

                        1997...........................   $  256,478
                        1998...........................      744,416
                        1999...........................      244,416
                        2000...........................      244,416
                        Thereafter.....................    1,998,288
                                                          ----------
                                                          $3,488,014
                                                          ==========

8. LINE OF CREDIT

     The Company has a $750,000 line of credit from a bank, secured by assets of the Company. Interest on any borrowings under the line of credit accrues at prime plus 1% and is payable monthly. The line of credit expires on September 1, 1996. No amounts were advanced under the line of credit during the year ended December 31, 1995.

9. INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. No provision for income taxes has been made due to the Company's net operating losses. A valuation allowance is provided when it's more likely than not some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for the entire portion of the net deferred income tax asset. The valuation allowance increased by $631,000 during the year ended December 31, 1995.

     The actual income tax expense (benefit) differs from the "expected" income tax expense (benefit), computed by applying the Statutory U.S. Federal corporate income tax rate of 34% to earnings before income tax expense. The difference results primarily from the nondeductibility of goodwill and a portion of meals and entertainment expenses, and the increase in the valuation allowance.

     Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

        Deferred income tax assets:
          Net operating loss carryforwards..............................   $ 3,190,000
          Valuation allowance...........................................    (2,875,000)
                                                                           -----------
               Net deferred income tax asset............................       315,000
                                                                           -----------
        Deferred income tax liabilities:
          Networks and equipment........................................       168,000
          Net liabilities under the cash method for federal income
             taxes......................................................       140,000
          Intangible assets.............................................         7,000
                                                                           -----------
               Deferred income tax liabilities..........................       315,000
                                                                           -----------
               Net deferred income taxes................................   $        --
                                                                           ===========

     As of December 31, 1995, net operating loss carryforwards totaling $7,974,000 expire in years 2006-2010 if not utilized in future income tax returns.

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. OPERATING LEASES

     The Company leases office space and certain office equipment under operating leases. Rent expense totaled $379,780 for 1995. Future minimum rental payments under noncancellable operating leases were as follows at December 31, 1995:

                        1996.............................   $365,935
                        1997.............................    377,486
                        1998.............................    110,832
                                                            --------
                                                            $854,253
                                                            ========

11. STOCK OPTIONS AND WARRANTS

     The Board of Directors of the Company approved the 1993 Stock Option Plan (the Plan) authorizing the granting of options and stock appreciation rights to certain officers, directors, and employees. Terms of the Plan provide for the options to vest over a period of three years and expire ten years from the date of issuance.

     Stock option activity for the year ended December 31, 1995 follows:

                                                                                  PRICE PER
                                                                      NUMBER        SHARE
                                                                      -------    ------------
Balance, December 31, 1994.........................................   144,000    $      25.60
  Granted..........................................................    32,000     25.60-40.00
  Cancelled........................................................    (3,000)    25.60-40.00
                                                                      --------   ------------
Balance, December 31, 1995.........................................   173,000    $25.60-40.00
                                                                      ========   ============

     The Company has granted warrants for the purchase of shares of the Company's common stock. Terms of the warrants granted provide for a price range of $40-70 per common share. All warrants at December 31, 1995 were exercisable.

     During 1995, warrants for the purchase of 200,000 shares of the Company's common stock were granted. Terms of the warrants granted during 1995 provide for a price of $50 per common share.

     Warrant activity for the year ended December 31, 1995 follows:

                                                                                    EXERCISE
                                                                                      PRICE
                                                                         NUMBER       RANGE
                                                                        --------    ---------
Balance, December 31, 1994...........................................    459,591    $40-70.00
  Warrants granted...................................................    200,000        50.00
  Warrants extended..................................................      8,333        60.00
  Warrants expired...................................................   (227,887)       40.00
                                                                        --------    ----------
  Balance, December 31, 1995.........................................    440,037    $40-70.00
                                                                        ========    ==========

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES

     The warrants outstanding at December 31, 1995 are exercisable on the following basis:

                                                                                    EXERCISE
                                                                     OUTSTANDING      PRICE
EXPIRATION DURING THE YEAR ENDED                                      WARRANTS        RANGE
------------------------------------------------------------------   -----------    ---------
               1996...............................................     201,704      $50-70.00
               1997...............................................     208,333       50-60.00
               1998...............................................      30,000          40.00
                                                                      --------      ============
                                                                       440,037
                                                                      ========

12. PREFERRED STOCK

     Preferred stock transactions during 1995 are summarized as follows:

                                                                          PREFERRED STOCK
                                                                       ----------------------
                                                                       SHARES       AMOUNT
                                                                       -------    -----------
Outstanding at December 31, 1994....................................   336,292    $ 9,900,006
  Series D issued...................................................    49,977      1,999,094
  Series E issued...................................................   100,000      5,000,000
                                                                       --------   ------------
Outstanding at December 31, 1995....................................   486,269    $16,899,100
                                                                       ========   ============

     At the option of the holder, the preferred stock is convertible into shares of common stock. The preferred shares automatically convert into common stock upon consummation of a public offering of the Company's common stock, as defined in the Preferred Stock Purchase Agreement (the Agreement).

     If the Company declares or pays any dividend on its common stock, the holders of the preferred stock are entitled to receive an equivalent dividend based upon the conversion of the preferred stock into common stock.

     The holders of the preferred stock have voting rights equal to the number of common shares issuable upon conversion and vote as a single class with the holders of the Company's common stock. The Agreement contains various covenants and restrictions on the Company, including certain restrictions of the issuance of additional equity securities by the Company.

     The Company, at its option, had certain redemption rights on outstanding preferred stock. In conjunction with the Agreement and Plan of Merger entered into on January 2, 1996 (see note 14), the preferred shares were converted to common stock and the redemption rights were eliminated.

13. RELATED-PARTY TRANSACTIONS

     During October 1993, the Company entered into a management agreement with BFP (the Management Agreement). As part of the Management Agreement, the Company provides certain services to BFP. The Management Agreement has a fee equal to $250,000 per year adjusted in 1996 and subsequent years for inflation. Furthermore, certain expenses are reimbursed to the Company as incurred. Receivables from BFP totaled $152,000 as of December 31,1995. No management fees were due from BFP as of December 31, 1995.

     BTC provides consulting services to the HuaMei Interest in connection with the joint venture with Galaxy New Technology Company (see note 2). SBP has agreed to pay for the services rendered by the Company's employees or consultants. SBP also has agreed to pay for all

             BROOKS TELECOMMUNICATIONS CORPORATION AND SUBSIDIARIES reasonable out-of-pocket costs incurred by the Company in the performance of the services. All such services performed and expenses incurred by the Company during 1995 have been recorded as consulting fee revenues in the accompanying consolidated statement of operations and totaled $1,080,000 for 1995. Consulting fee revenues charged to SBP generally are billable to the HuaMei Interest by SBP in accordance with agreements among the parties.

     On January 1, 1995, the Company entered into a one-year consulting arrangement with BFP. The arrangement is automatically extended for an additional year if approved by the Board of Directors of BFP. Services under the arrangement provide for competitive access studies, network design, engineering, and project management. Consulting fees are based upon an hourly rate fee schedule. The Company recorded $1,017,000 in revenue related to this arrangement for 1995.

14. SUBSEQUENT EVENT

     Pursuant to an Agreement and Plan of Merger between BFP and the Company, BTC was merged into BFP on January 2, 1996, and the securities of BFP held by the Company were cancelled. Following the merger, the former holders of the Company's common stock, preferred stock, convertible notes, and options and warrants received shares of BFP's common stock, options, and warrants. After the consideration of the shares of BFP held by the Company at the time of acquisition, BFP issued an additional 756,340 shares of common stock valued at $12.50 per share. The Management Agreement between BFP and the Company was cancelled.

     On January 1, 1996, all of the outstanding Common Stock of Brooks Telecommunications International, Inc. (BTI), a wholly-owned subsidiary of the Company, was distributed to the shareholders. Prior to the distribution to the shareholders, the Company transferred its interest in its investment in SBP to BTI. In addition, a pro rata portion of the Company's cash and cash equivalents was transferred to BTI prior to the distribution.

                                                                         ANNEX A

                                    GLOSSARY

     ACCESS CHARGES -- The fees paid by long distance carriers to ILECs or CLECs for originating and terminating long distance calls on their local networks.

     AIN (ADVANCED INTELLIGENT NETWORK) -- A term indicating a network architecture concept with three basic elements: (i) Signal Control Points
(SCPs)-computers that hold data bases in which customer-specific information is used by the network to route calls stored; (ii) Signal Switching Points (SSPs) digital telephone switches which can communicate with SCPs and ask them for customer-specific instructions as to how the call should be completed; and (iii) Signal Transfer Points (STPs)-packet switches that shuttle messages between SSPs and SCPs.

     ATM (ASYNCHRONOUS TRANSFER MODE) -- A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

     BROADBAND -- Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

     CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

     CENTRAL OFFICES -- The switching centers or central switching facilities of the ILECs.

     CENTREX -- Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that carriers can provide to a wide range of customers who don't have the size or the funds to support their own on-site PBX.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- A CAP that also provides Switched Local Services, such as local dial tone and centrex.

     CO-CARRIER STATUS -- A relationship between a CLEC and an ILEC that affords each entity the same access to and right on the other's network, and that provides access and services on an equal basis.

     COLLOCATION -- The ability of a CLEC such as the Company to connect its network to the ILEC's central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the ILEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the ILEC permits a CLEC to connect its network to the ILEC's central offices on comparable terms, even though the CLEC's network connection equipment is not physically located inside the central offices.

     DEDICATED LINES -- Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the ILEC's public switched network).

     DESK TOP PRODUCTS -- Desk top products are the various types of telecommunications equipment located in the offices of end user customers for individual access to voice, data and video telecommunications services.

     DIALING PARITY -- Dialing Parity is among the many issues related to the telecommunications industry that are being debated for federal legislation. Essentially, customers should be able to have 1+ and O+ service no matter which local or long distance carrier they choose. For example, when MCI first got into the long distance business, customers had to dial a ten digit prefix before the number they were calling. This was considered unacceptable to many in the industry who favor "dialing parity."

     DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a significant improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

     DIVERSE ROUTING -- A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse routing.

     DOMINANT CARRIER -- A carrier found by the FCC to have market power - i.e., the power to control prices for its services.

     DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     FACILITIES MANAGEMENT -- Management, operation, maintenance, staffing and support of telecommunications networks or systems.

     FCC -- Federal Communications Commission

     FDDI (FIBER DISTRIBUTED DATA INTERFACE) -- Based on fiber optics, FDDI is a 100 megabit per second local area network technology used to connect computers, printers, and workstations at very high speeds. FDDI is also used as backbone technology to interconnect other LANs.

     FIBER MILE -- The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route miles" below.

     FIBER OPTICS -- Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

     FIBER OPTIC RING NETWORK -- Most CLECs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self- healing" optical fiber ring architecture known as SONET.

     FRAME RELAY -- Frame Relay is a high speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANS, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     HUBS -- Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

     ILEC -- (Incumbent Local Exchange Carrier) -- The incumbent carrier providing Local Exchange Services.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- A complex networking concept designed to provide a variety of voice, data and digital interface standards. Incorporated into ISDN are many new enhanced services, such as high speed data file transfer, desk top videoconferencing, telepublishing, telecommuting, telepresence learning (distance learning), remote collaboration (screened sharing), data network linking and home information services.

     ISP -- Internet Service Provider

     INTERCONNECTION DECISIONS -- Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

     INTER-LATA LONG DISTANCE -- Inter-LATA long distance calls are calls that pass from one LATA to another. Typically, these calls are simply referred to as "long distance" calls. At present, the RBOCs are prohibited from providing Inter-LATA long distance service within their service areas.

     INTRA-LATA LONG DISTANCE -- lntra-LATA long distance calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. Although most states allow some form of Intra-LATA competition, dialing parity still does not exist, and very little ILEC intra-LATA revenue has been won by competitors.

     IXC -- Inter-Exchange Carriers, usually referred to as long distance providers. There are many facilities-based IXCs including AT&T, MCI, WorldCom, Sprint and Frontier, as well as a select few CLECs that are authorized for IXC service.

     KILOBIT -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second").

     LANS -- (Local Area Networks) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LATAS -- The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 164 LATAs in the United States.

     LOCAL COMPETITION -- The term "local competition" describes the events in the local arena to afford true "co-carrier" status to CLECs. Specifically, the ILECs, who once had a monopoly on local exchange telephone service, are beginning to experience competition at the local level from CLECs and other providers of local exchange services. Critical issues such as number portability, dialing parity, reciprocal compensation arrangements, and number assignments must be negotiated in order to ensure that true co-carrier status is achieved for CLECs.

     LOCAL EXCHANGE AREAS -- A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

     LOCAL EXCHANGE SERVICES -- Local Exchange Services generally refers to all services provided by an ILEC or CLEC including local dial tone, centrex and Long Distance Access Services. Sometimes also referred to as Local Telephone Services and Local Telecommunications Services.

     LOCAL TELECOMMUNICATIONS OR LOCAL TELEPHONE SERVICES -- See Local Exchange Services.

     LONG DISTANCE ACCESS SERVICES -- Long Distance Access Services are the services provided by an ILEC or CLEC to a long distance company that connect the IXC POP to end users, including Special Access Services and Switched Access Services.

     LONG DISTANCE CARRIERS OR IXCS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Major long distance carriers include AT&T, MCI, Sprint, WorldCom and Frontier, but may also include resellers of long distance capacity.

     MEGABIT -- One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

     MFJ (MODIFIED FINAL JUDGMENT) -- The MFJ was an agreement made in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate Regional Bell Operating Companies (RBOCs) and created two distinct segments of telecommunications service: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The MFJ has been superseded by The Telecommunications Act of 1996.

     MULTIPLEXING -- An electronic or optical process that combines a number of lower speed transmission lines into one high-speed line by splitting the total available bandwidth into narrower bands (frequency division) or by allotting a common channel to several different transmitting devices one at a time in sequence (time division). This is essentially a high-tech solution to a shortage of capacity.

     NETWORK SYSTEMS INTEGRATION -- Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/ flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

     NODE -- An individual point of origination and termination of data on the network transported using frame relay or similar technology.

     NUMBER PORTABILITY -- The ability of an end user to change local exchange carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change local exchange carriers. This is considered to be anti-competitive because customers are reluctant to change numbers, since they may lose business or confuse those people trying to call them. It is currently being ascertained whether or not number portability is technologically and economically feasible, and over what time frame it can be implemented.

     OFF-NET -- a customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with an ILEC network.

     ON-NET -- a customer that is physically connected to one of the Company's networks.

     PBX -- A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

     PCS -- Personal communications service. A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

     PHYSICAL COLLOCATION -- Physical Collocation occurs when a CLEC places its own network connection equipment inside the ILEC central office. See Virtual Collocation.

     POPS (POINTS OF PRESENCE) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PUC (PUBLIC UTILITY COMMISSION) -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

     PRIVATE LINE -- A private, dedicated telecommunications line connecting different end user locations.

     PUBLIC SWITCHED NETWORK -- That portion of an ILEC's network available to all users generally on a shared basis (i.e. not dedicated to a particular user). Traffic along the public switched network is switched at the ILEC's central offices.

     RBOCS -- Regional Bell Operating Companies. The seven local telephone companies established by the MFJ. These RBOCs are prohibited from providing inter-LATA services within their service areas and from manufacturing telecommunications equipment.

     RECIPROCAL COMPENSATION -- The same compensation from an ILEC to a CLEC for termination of a local call on the CLEC network, as the CLEC pays the ILEC for termination of local calls on the ILEC network.

     REDUNDANT ELECTRONICS -- A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     ROBUST NETWORK -- High capacity networks which are capable of reaching a significant portion of the identified business end users in the market and most, if not all, of the ILEC's central offices.

     ROUTE MILES -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

     SECOND AND THIRD TIER MARKETS -- Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

     SPECIAL ACCESS SERVICES -- The lease of private, dedicated telecommunications lines or "circuits" along the network of an ILEC or a CLEC (such as the Company), which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to its long distance carrier POP. Special access services do not require the use of switches.

     SONET -- Synchronous Optical Network. SONET is the electronics and network architecture which enables transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by rerouting calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     SWITCHED ACCESS SERVICES -- Switched Access Services are the services provided by an ILEC or CLEC to a long distance company that use one or more Switches, in addition to Switched Access Transport, to connect the IXC POP to end users.

     SWITCHED ACCESS ORIGINATION -- Switched Access Origination is that portion of Switched Access Services relating to a long distance call originated by an end user and carried over an ILEC or CLEC network to an IXC POP using a Switch.

     SWITCHED ACCESS TERMINATION -- Switched Access Termination is that portion of Switched Access Services relating to a long distance call coming into an end user over an ILEC or CLEC network from an IXC POP using a Switch.

     SWITCHED ACCESS TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the ILEC central offices and long distance carrier POPs.

     SWITCHED LOCAL SERVICES -- Switched Local Services are services provided by an ILEC or CLEC using a Switch, including local dial tone and centrex, but not including Intra-LATA Long Distance or Long Distance Access Services.

     SWITCHED TRAFFIC -- Telecommunications traffic along a switched network of an ILEC, CLEC or IXC.

     VIRTUAL COLLOCATION -- Virtual Collocation is an alternative to Physical Collocation in which CLECs connect their equipment to the ILECs facilities from a remote location and request that the ILEC install the necessary electronics in its central office which is then leased by the ILEC to the CLEC for charges which are generally higher than the charges for physical collocation. However, the CLEC avoids payment of the initial capital costs for the leased facilities which the CLEC must incur under physical collocation.

     VOICE GRADE EQUIVALENT CIRCUIT (VGE) -- One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the Underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Goldman, Sachs & Co., Salomon Brothers Inc, Deutsche Morgan Grenfell Inc. and Lehman Brothers Inc. are acting as representatives, has severally agreed to purchase, the respective number of shares of Common Stock set forth opposite its name below:



                                                                           NUMBER OF
                                                                           SHARES OF
                                UNDERWRITER                               COMMON STOCK
    -------------------------------------------------------------------   ------------
    Goldman, Sachs & Co. ..............................................
    Salomon Brothers Inc...............................................
    Deutsche Morgan Grenfell Inc. .....................................
    Lehman Brothers Inc. ..............................................

                                                                              --------
           Total.......................................................      5,379,983
                                                                              ========


     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.


     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $     per share. The U.S. Underwriters may allow, and
such dealers may reallow, a concession not in excess of $   per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.



     The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 1,344,996 shares of Common Stock in an international offering outside the United States (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The offering price and aggregate underwriting discounts and commissions per share for the two Offerings are identical. The closing of the U.S. Offering is conditioned upon the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Salomon Brothers International Limited, Morgan Grenfell & Co., Limited and Lehman Brothers International (Europe).


     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares in the U.S. Offering and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.


     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



     The Company has granted the Underwriters an option exercisable for 30 calendar days after the date of this Prospectus to purchase up to an aggregate of an additional 806,998 shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of the shares to be purchased by each of them, as shown in the foregoing table, bears to the 5,379,983 shares of Common Stock offered hereby. The Company has also granted the International Underwriters a similar option to purchase up to an aggregate of an additional 201,749 shares of Common Stock. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the shares offered hereby.



     The Selling Stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any rights to purchase or other securities convertible into or any securities of the Company substantially similar to any such shares for a period of 180 days after the date of this Prospectus without the prior written consent of the designated representative of the Underwriters, except for shares of Common Stock (i) offered or sold in connection with the concurrent U.S. and International Offerings or (ii) offered, sold or otherwise disposed of in certain non-public transactions in which the acquiror or acquirors of such shares agree(s) to such restrictions. The Company has agreed that, for a period of 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities which are convertible or exchangeable into Common Stock without the prior written consent of the designated representative of the Underwriters, except for shares of Common Stock (i) offered or sold in connection with the concurrent U.S. and International Offerings, (ii) issued pursuant to any employee stock plan in effect on the date of this Prospectus or
(iii) issued upon exercise of warrants outstanding on the date of this Prospectus.



     This Prospectus may be used by underwriters and dealers in connection with offers and sales of Common Stock, including shares initially sold in the International Offering, to persons located in the United States.



     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.



     In connection with this Offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualifying registered market makers on NASDAQ, may engage in passive market making transactions in the Common Stock of the Company on NASDAQ in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.



     An affiliate of Goldman, Sachs & Co. owns approximately 2.34% of the capital stock of the Company, on a fully diluted basis as of January 7, 1997 and is offering 143,750 shares of Common Stock offered hereby. Each of the representatives has served, and may in the future serve, as a financial advisor to the Company from time to time.

            ------------------------------------------------------
            ------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL TO, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary.........................   3
Risk Factors...............................  13
Capitalization.............................  19
Selected Historical and Pro Forma Financial
  and Other Operating Data.................  21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................  23
Business of the Company....................  32
The Competitive Local Telecommunications
  Industry.................................  46
Competition................................  50
Regulatory Overview........................  53
Management.................................  59
Certain Relationships and Related
  Transactions.............................  67
Principal and Selling Stockholders.........  69
Description of Capital Stock...............  74
Shares Eligible for Future Sale............  80
Validity of Common Stock...................  82
Independent Auditors.......................  82
Additional Information.....................  82
Index to Consolidated Financial
  Statements............................... F-1
Glossary................................... A-1
Underwriting............................... U-1


            ------------------------------------------------------
            ------------------------------------------------------
            ------------------------------------------------------
            ------------------------------------------------------


                                6,724,979 SHARES


                                  BROOKS FIBER
                                PROPERTIES, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                    ---------------------------------------
                                      LOGO
                    ---------------------------------------

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC


                            DEUTSCHE MORGAN GRENFELL



                                LEHMAN BROTHERS


                      REPRESENTATIVES OF THE UNDERWRITERS
            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

    Registration Fee.........................................................   $77,253
                                                                                -------
    NASD Filing Fee..........................................................    25,994
                                                                                -------
    NASDAQ Listing Fee.......................................................      *
    Printing and Engraving Expenses..........................................      *
    Blue Sky Fees and Expenses...............................................      *
    Registrar and Transfer Agent Fees........................................      *
    Legal Fees and Expenses..................................................      *
    Accounting Fees and Expenses.............................................      *
    Miscellaneous............................................................      *
                                                                                -------
         Total...............................................................   $  *
                                                                                ========

---------------

*To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following is a summary of Section 145 of the General Corporation Law of the State of Delaware.

     Subject to restrictions contained in the statute, a corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A person who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, by special independent counsel or by the shareholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

     The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for indemnification of directors and officers of the Company to the maximum extent permitted by the General Corporation Law of the State of Delaware.

     The directors and officers of the Company are insured under a policy of directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

  1.  SALES OF EQUITY SECURITIES.

     a) The information set forth in Item 15, paragraph 1, appearing on pages II-2 through II-4, of the Company's Registration Statement on Form S-1 (File No. 333-1924) is hereby incorporated by reference.

     b) The Company and MCImetro Access Transmission Services, Inc. ("MCImetro") entered into a subscription agreement on June 24, 1996 pursuant to which MCImetro acquired a 15% interest in the Company's Sacramento, California network for $4.5 million and MCImetro has invested an additional $3.5 million in the San Jose joint venture company. In accordance with the provisions of the agreements between the Company and MCImetro, on October 10, 1996 MCImetro (i) exchanged the agreed value of its September 1995 investment in the San Jose network and (ii) exchanged the agreed value of its June 1996 investments in both networks for an aggregate 958,720 shares of the Company's Common Stock. The issuance of such shares was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act. MCImetro, an accredited investor, acquired such shares of the Company's Common Stock for investment and subject to restrictions on transfer which were described in appropriate legends on the certificate representing such shares of Common Stock.

     c) On November 12, 1996, the Company issued an aggregate of 234,260 shares of the Company's Common Stock to AT&T Credit Corporation in exchange for the agreed value of AT&T Credit Corporation's investments in certain subsidiaries of the Company made in connection with certain loans to such subsidiaries. The issuance of such shares was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act. AT&T Credit Corporation, an accredited investor, acquired such shares of the Company's Common Stock for investment and subject to restrictions on transfer which were described in appropriate legends on the certificate representing such shares of Common Stock.

     d) On April 18, 1996 and July 16, 1996, two related investment funds exercised warrants to purchase an aggregate of 9,940 shares of the Company's Common Stock and 5,120 shares of the Company's Common Stock, respectively, at $11.00 per share (or an aggregate of $109,340) and at $22.17 per share (or an aggregate of $113,510), respectively. The issuance and sale of the foregoing securities was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act. Each of the holders of such securities are accredited investors and acquired such shares for investment and subject to restrictions on transfer which were described in appropriate legends on the certificates representing such shares of Common Stock.

     e) On September 24, 1996 and October 3, 1996, an investment fund exercised warrants to purchase an aggregate of 370,200 shares of the Company's Common Stock at $22.17 per share and warrants to purchase an aggregate of 119,440 shares of the Company's Common Stock at $11.00 per share, respectively, in net cashless exercises in which the holder acquired an aggregate of 160,195 shares of the Company's Common Stock. The issuance and sale of the foregoing securities was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act. The holder of such securities is an accredited investor and acquired such shares for investment and subject to restrictions on transfer which were described in appropriate legends on the certificates representing such shares of Common Stock.

     f) On various dates from November 1, 1996 through November 6, 1996, warrants to purchase an aggregate of 37,940 shares of the Company's Common Stock at $22.17 per share were exercised by six investment funds. An aggregate of 12,320 shares was acquired for an aggregate of $273,134 in cash, and an aggregate of 5,249 shares was acquired in net cashless exercises. The issuance and sale of the foregoing securities was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act. Each of the holders of such securities are accredited investors and acquired such shares for investment and subject to restrictions on transfer which were described in appropriate legends on the certificates representing such shares of Common Stock.

     g) On various dates from October 8, 1996 through November 8, 1996, warrants to purchase an aggregate of 1,493,840 shares of the Company's Common Stock at $11.00 per share and 120 shares at $22.17 per share were exercised by 64 holders thereof. An aggregate of 520,809 shares was acquired for an aggregate of $5,728,899 in cash, and an aggregate of 593,152 shares was acquired in net cashless exercises. The issuance and sale of the foregoing securities was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that no more than 35 of the holders of such warrants were non-accredited investors and that each person who was not an accredited investor had such knowledge in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company's Common Stock. Each of the holders of such warrants was furnished the information required by paragraphs (b)(2)(ii)(A) and (C) of Rule 502 of Regulation D. Each of such holders acquired such securities for investment and subject to restrictions on transfer which were described in appropriate legends on the certificates representing such shares of Common Stock.

     h) On November 15, 1996, Alex. Brown & Sons Incorporated exercised a warrant to purchase 192,340 shares of the Company's Common Stock at $8.25 per share, or an aggregate of $1,586,805. The issuance and sale of the foregoing securities was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act. The holder of such securities is an accredited investor and acquired such shares for investment and subject to restrictions on transfer which were described in appropriate legends on the certificate representing such shares of Common Stock.

  2.  SALES OF DEBT SECURITIES

     (a) Pursuant to a Purchase Agreement dated February 16, 1996 with Goldman, Sachs & Co., Bear, Stearns & Co., Inc. and Salomon Brothers Inc as Purchasers, the Company has issued and sold to said Purchasers $425,000,000 aggregate principal amount of 10 7/8% Senior Discount Notes due March 1, 2006 (the "Private Notes") for aggregate gross cash proceeds to the Company of approximately $250 million. The issuance of such Notes was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of said Purchasers agreed that it would only offer or sell the Notes in the United States to qualified institutional buyers in reliance on Rule 144A promulgated under the Securities Act and to a limited number of institutional accredited investors in a manner exempt from the registration requirements of the Securities Act. On August 15, 1996, the Company completed the exchange of $425,000,000 aggregate principal amount of its 10 7/8% Senior Discount Notes (the "Exchange Notes") for all outstanding Private Notes. The Exchange Notes were registered under the Securities Act pursuant to the Company's Registration Statement on Form S-4 (File No. 333-06791).


     (b) Pursuant to a Purchase Agreement dated November 1, 1996 with Goldman, Sachs & Co. and Salomon Brothers Inc as Purchasers, the Company has issued and sold to said Purchasers $400,000,000 aggregate principal amount of 11 7/8% Senior Discount Notes due November 1, 2006 (the "11 7/8% Private Notes") for aggregate gross cash proceeds to the Company of approximately $225.1 million. The issuance of such Notes was not registered under the Securities Act in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of said Purchasers has agreed that it will only offer or sell such Notes in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors in a manner exempt from the registration requirements of the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The subsequent resale of such Notes is also restricted. Such restrictions on transfer were described in appropriate legends on each of such Notes which have been issued in fully registered form. On December 31, 1996, the Company offered to exchange $400,000,000 aggregate principal amount of its 11 7/8% Senior Discount Notes (the "11 7/8% Exchange Notes") for all outstanding 11 7/8% Private Notes. The
11 7/8% Exchange Notes were registered under the Securities Act pursuant to the Company's Registration Statement on Form S-4 (File No. 333-18503).


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Town & Country, State of Missouri, on January 10, 1997.


                                        BROOKS FIBER PROPERTIES, INC.

                                        By: /s/ JAMES C. ALLEN

                                           -------------------------------------
                                           James C. Allen
                                           Vice Chairman and Chief Executive
                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on January 10, 1997.



             SIGNATURES                                            TITLE
-------------------------------------   -----------------------------------------------------------
*                                       Director (Chairman of the Board)
-------------------------------------
Robert A. Brooks

/s/ JAMES C. ALLEN                      Vice Chairman and Director (Chief Executive Officer)
-------------------------------------
James C. Allen

*                                       President and Director (Chief Operating Officer)
-------------------------------------
D. Craig Young

/s/ DAVID L. SOLOMON                    Executive Vice President and Chief Financial Officer
-------------------------------------   (Principal Financial and Accounting Officer)
David L. Solomon

*                                       Director
-------------------------------------
Robert F. Benbow

*                                       Director
-------------------------------------
William J. Bresnan

*                                       Director
-------------------------------------
Jonathan M. Nelson

*                                       Director
-------------------------------------
G. Jackson Tankersley, Jr.

             SIGNATURES                                            TITLE
-------------------------------------   -----------------------------------------------------------

-------------------------------------   Director
Ronald H. Vander Pol

*                                       Director
-------------------------------------
Carol deB. Whitaker

*By:  /s/ DAVID L. SOLOMON
----------------------------------
    David L. Solomon,
    Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
 NUMBER                                       DESCRIPTION
--------   ---------------------------------------------------------------------------------
 *1.1      Form of Underwriting Agreement
  2.1      Agreement and Plan of Merger dated December 19, 1995 between the Company and
           Brooks Telecommunications Corporation (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-1 (File No. 333-1924) filed with the Commission on March 4, 1996 (the "IPO Form S-1"))
  2.2      Agreement and Plan of Merger dated January 17, 1996 between the Company, Brooks
           Fiber Communications of Michigan, Inc., City Signal, Inc. and Ronald H. Vander
           Pol (incorporated by reference to Exhibit 2.2 to the IPO Form S-1)
  3.1(a)   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1(a) to the IPO Form S-1)
  3.1(b)   Certificate of Designation of Series C Junior Participating Preferred Stock
           (incorporated by reference to Exhibit 3.1(c) to the IPO Form S-1)
  3.1(c)   Certificate of Amendment of Certificate of Incorporation of the Company dated as of August 20, 1996 (incorporated by reference to Exhibit 3 to the Company's
           Quarterly Report on Form 10-Q, as amended, for the Period Ended September 30,
           1996 (File No. 0-28036) filed with the Commission on November 14, 1996)
  3.2      By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's
           Report on Form 10-Q for the Period Ended March 31, 1996 (File No. 0-28036) filed with the Commission on May 15, 1996)
  4.1      Form of Specimen Certificate for Common Stock (incorporated by reference to Ex-
           hibit 4.1 to the IPO Form S-1)
  4.2      Rights Agreement dated February 29, 1996 between the Company and The Boatmen's
           Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the
           IPO Form S-1)
  4.3      Amended and Restated Stockholders Agreement dated as of June 15, 1995 (incorpo-
           rated by reference to Exhibit 4.3 to the IPO Form S-1)
  4.4      Amended and Restated Registration Rights Agreement dated as of June 15, 1995
           (incorporated by reference to Exhibit 4.4 to the IPO Form S-1)
  4.5      Indenture dated as of February 26, 1996 between the Company and The Bank of New
           York, as Trustee (incorporated by reference to Exhibit 4.6 to the IPO Form S-1)
++4.6      Indenture dated as of November 7, 1996 between the Company and The Bank of New
           York, as Trustee
++4.7      Exchange and Registration Rights Agreement dated as of November 7, 1996
  4.8      Amended and Restated Loan and Security Agreement dated as of October 1, 1996 among AT&T Credit Corporation, the Company and certain subsidiaries of the
           Company (incorporated by reference to Exhibit 4.8 to the Company's Registration
           Statement on Form S-4 (File No. 333-18503) filed with the Commission on December
           20, 1996)
  4.9      The Company has not filed certain instruments with respect to long-term debt since the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The
           Company agrees to furnish a copy of any such agreement to the Commission upon request.
                                                                        ---------------
                                                                   ++ Previously filed.
                                                            * To be filed by amendment.

EXHIBIT
 NUMBER                                       DESCRIPTION
--------   ---------------------------------------------------------------------------------
 *5.1      Opinion of Bryan Cave LLP regarding the validity of the Common Stock
 10.1      1993 Stock Option Plan of the Company (incorporated by reference to Exhibit 10.1 to the IPO Form S-1)
 10.2      Form of Non-Qualified Stock Option Agreement under the Company's 1993 Stock
           Option Plan (incorporated by reference to Exhibit 10.2 to the IPO Form S-1)
 10.3      1996 Employee Stock Purchase Plan of the Company (incorporated by reference to
           Exhibit 10.3 to the IPO Form S-1)
 10.4      1993 Stock Option Plan of Brooks Telecommunications Corporation ("BTC") (incorpo-
           rated by reference to Exhibit 10.4 to the IPO Form S-1)
 10.5      Form of Substituted Non-Qualified Stock Option Agreement under BTC's 1993 Stock
           Option Plan (incorporated by reference to Exhibit 10.5 to the IPO Form S-1)
 10.6      Option Agreement dated as of January 31, 1996 between the Company and Ronald H.
           Vander Pol (incorporated by reference to Exhibit 10.6 to the IPO Form S-1)
++11.1     Statement Re Computation of Per Share Earnings
++21.1     Subsidiaries of the Company
 23.1      Consent of Bryan Cave LLP (included in Exhibit 5.1)
 23.2      Consent of KPMG Peat Marwick LLP
 23.3      Consent of BDO Seidman, LLP
++24.1     Power of Attorney


---------------

++ Previously filed.


* To be filed by amendment.